Exhibit 10.60

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

Execution Copy

CAPACITY PURCHASE AGREEMENT

between

Continental Airlines, Inc.,

Pinnacle Airlines Corp.

and

Colgan Air, Inc.

Dated as of February 2, 2007

CAPACITY PURCHASE AGREEMENT

This Capacity Purchase Agreement (this “Agreement”), dated as of February 2, 2007, is among Continental Airlines, Inc., a Delaware corporation (“Continental”), Pinnacle Airlines Corp., a Delaware corporation (“Parent”), and Colgan Air, Inc., a Virginia corporation (“Carrier” and, together with Parent, “Contractor”).

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement (including, unless otherwise defined therein, in the Schedules, Appendices and Exhibits to this Agreement) shall have the meanings set forth in Exhibit A hereto.

ARTICLE II
CAPACITY PURCHASE, SCHEDULES AND FARES

Section 2.01  Capacity Purchase.  Continental agrees to purchase the capacity of the Covered Aircraft for the Term, under the terms and conditions set forth herein and for the consideration described in Article III.  Subject to the terms and conditions of this Agreement, Contractor shall provide all of the capacity of the Covered Aircraft solely to Continental and use the Covered Aircraft solely to operate the Scheduled Flights and maintenance flights.

(a)  Fares, Rules and Seat Inventory.  Continental shall establish and publish all fares and related tariff rules for all seats on the Covered Aircraft on all Scheduled Flights.  Contractor shall not publish any fares, tariffs, or related information for the Covered Aircraft on any Scheduled Flights.  In addition, Continental shall have complete control over all seat inventory and inventory and revenue management decisions for the Covered Aircraft, including overbooking levels, discount seat levels and allocation of seats among various fare buckets.
(b)  Flight Schedules.  Continental shall, in its sole discretion, establish and publish all schedules for the Covered Aircraft (such scheduled flights, together with Charter Flights and ferry flights required to accommodate such scheduled flights and Charter Flights or otherwise made at Continental’s request, referred to herein as “Scheduled Flights”), including determining the city-pairs served, frequencies, utilization and timing of scheduled arrivals and departures, and shall, in its sole discretion, make all determinations regarding the establishment and scheduling of any Charter Flights; provided that such schedules shall be subject to Reasonable Operating Constraints and provided further, that one of the Covered Aircraft shall be an operational spare and shall not be scheduled for Scheduled Flights (except when needed as a spare aircraft and except as otherwise elected by Continental, provided that, in connection with such election Continental and Contractor have first agreed to any appropriate modification to the Benchmark Controllable Cancellation Number).  Continental shall also be entitled, in its sole discretion and at any time prior to takeoff, to direct Contractor to delay or cancel a Scheduled Flight, including without limitation for delays and cancellations that are ATC or weather related, and Contractor shall take all necessary action to give effect to any such direction.  Contractor and Continental shall meet monthly (but not later than the fourth Friday of each calendar month) to review the planned flight schedules for the Covered Aircraft for each of the next three months.  At such meeting, Continental shall present a planned flight schedule for the Covered Aircraft for each of the next three months, including a proposed Final Monthly Schedule for the next calendar month.  At such meeting, Continental shall review and consider any changes to the planned flight schedule for the Covered Aircraft, including the proposed Final Monthly Schedule, suggested by Contractor.  Not later than three Business Days prior to the beginning of each calendar month, Continental will deliver to Contractor the Final Monthly Schedule.  Following such monthly meetings and delivery of the Final Monthly Schedule, however, Continental may make such adjustments to the proposed Final Monthly Schedule as it deems appropriate (subject to Reasonable Operating Constraints).

(c)  Wet Leases.  At Continental’s option, and provided that Contractor is not adversely affected in any material respect, Contractor shall “wet lease” one or more of the Covered Aircraft to Continental, on terms mutually acceptable to the parties hereto, which terms are identical in all material respects, economically and otherwise, to the terms of this Agreement (taking into account the inherent differences between a “wet lease” arrangement and a capacity purchase arrangement), and such “wet lease” shall supersede the capacity purchase provisions of this Agreement with respect to such Covered Aircraft.  In such event, Contractor’s compensation hereunder, including without limitation in this Article II, in Article III and in Schedule 3, shall be adjusted so that Contractor’s aggregate compensation from such “wet lease” arrangements and the capacity purchase arrangements applicable to the remaining Covered Aircraft are equal to the amount of Contractor’s aggregate compensation had no such “wet lease” arrangements been entered into.

Section 2.02  Flight-Related Revenues.  Contractor acknowledges and agrees that all revenues resulting from the sale and issuance of passenger tickets associated with the operation of the Covered Aircraft and all other sources of revenue associated with the operation of the Covered Aircraft, including without limitation revenues relating to the transportation of cargo or mail and revenues associated with food, beverage and duty-free services and guaranteed or incentive payments from airport or governmental authorities, civic associations or other third parties in connection with scheduling flights to such airport or locality, are the sole property of and shall be retained by Continental (or, if received by Contractor, shall be promptly remitted to Continental).

Section 2.03  Pass Travel.  All pass travel and other non-revenue travel on any Scheduled Flight shall be administered in accordance with Exhibit E.

Section 2.04  Maintenance Flights.  Notwithstanding anything to the contrary contained in this Article II or elsewhere in this Agreement, Contractor shall be entitled to use the Covered Aircraft as agreed by Continental and Contractor for the purpose of flying maintenance flights required to facilitate the proper maintenance of the Covered Aircraft and approved by Continental as part of the Final Monthly Schedule.

ARTICLE III
CONTRACTOR COMPENSATION

Section 3.01  Base and Incentive Compensation. For and in consideration of the transportation services, facilities and other services to be provided by Contractor hereunder, Continental shall pay Contractor the base and incentive compensation as provided in Paragraph A of Schedule 3 hereto, subject to the terms and conditions set forth in this Article III.

Section 3.02  Periodic Adjustment of Base and Incentive Compensation. The rates under this Agreement set forth in Appendices 1 and 3 to Schedule 3 hereto, the Controllable Completion Factor Incentive Rate set forth in Appendix 2 to Schedule 3 and the on-time arrival rate set forth in Appendix 4 to Schedule 3 hereto shall remain in effect through the first Anniversary Date, and thereafter shall be adjusted on each Anniversary Date, as follows: the new rates, applicable beginning on such Anniversary Date, shall equal the rates in effect on the immediately preceding date multiplied by the lower of (a) the Annual CPI Change and (b) [***]; provided that the rate for each Covered Aircraft for each day in the Term set forth on Appendix 1 to Schedule 3 shall not be adjusted pursuant to this Section 3.02.

Section 3.03  Contractor Expenses. Except as provided otherwise in Section 3.04, Contractor shall discharge in accordance with commercially reasonable practices all expenses incurred in connection with Contractor’s provision of Regional Airline Services. For the avoidance of doubt, Contractor agrees that, in connection with its provision of Regional Airline Services to Continental under the CPA and the provision of other services contemplated to be performed by Contractor under the Ancillary Agreements, it shall use commercially reasonable efforts to minimize costs incurred by it if such costs would be reimbursable by Continental to Contractor in accordance with the CPA or the applicable Ancillary Agreement.  Further to the foregoing, if Continental can provide or arrange to provide any service or item for which Continental is required to reimburse Contractor for its cost of providing at a lower cost than applicable to Contractor, then Contractor shall allow Continental to provide or arrange to provide such service or item in order to permit Continental to lower its costs, provided such arrangement does not materially impact Contractor’s performance under this Agreement.

Section 3.04  Continental Expenses

(a)  Certain Expenses.  Continental shall incur directly those expenses relating to the Regional Airlines Services that are described in Paragraph B(1) of Schedule 3.

(b)  Design Changes.  Continental shall be responsible for any reasonable out-of-pocket expenses relating to interior and exterior design changes to the Covered Aircraft and other product-related changes required by Continental, including facility-related design changes and the cost of changes in uniforms and other livery, in each case that occur outside of Contractor’s normal aircraft and facility refurbishment program.

Section 3.05  Audit Rights; Financial Information. Contractor shall make available for inspection by Continental and its outside auditors and advisors, within a reasonable period of time after Continental makes a written request therefor, all of Contractor’s books and records (including all financial and accounting records and operations reports, and records of other subsidiaries or affiliates of Contractor, if any) as necessary to audit any payments made or amounts or setoff pursuant to this Agreement or otherwise related to Contractor’s provision of Regional Airline Services to Continental.  Continental and its outside auditors and advisors shall be entitled to make copies and notes of such information as they deem necessary and to discuss such records with Contractor’s President or such other employees or agents of Contractor knowledgeable about such records.  Upon the reasonable written request of Continental or its outside auditors or advisors, Contractor will cooperate with Continental and its outside auditors and advisors to permit Continental and its outside auditors and advisors access to Contractor’s outside auditors for purposes of reviewing such records.  In addition, Contractor shall deliver or cause to be delivered to Continental (I) as soon as available, but in any event within 90 days after the end of each fiscal year, a copy of the consolidated balance sheet of each of Carrier (if available in respect of Carrier) and Parent, as at the end of such year, and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on in the case of Parent by an independent certified public accountants of nationally recognized standing; and (II) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, the unaudited consolidated balance sheet of each of Carrier and Parent, as at the end of such quarter, and the related unaudited consolidated statements of income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a responsible officer of Carrier or Parent, as the case may be, as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, that no Person shall be required to deliver financial statements pursuant to this sentence at any time that such Person is a reporting issuer pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and such financial statements are timely filed with the Securities and Exchange Commission pursuant thereto.  All financial statements delivered hereunder shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 3.06  Billing and Payment; Reconciliation.

(a)  Billing and Payment.  On the next Business Day after Contractor receives the Final Monthly Schedule from Continental pursuant to Section 2.01(b), Contractor shall present a reasonably detailed written invoice for amounts due under this Agreement in respect of the Base Compensation for the Scheduled Flights during the month to which such Final Monthly Schedule pertains.  Continental shall pay Contractor the amount due under such invoice (the “Invoiced Amount”), subject to Continental’s right to dispute any calculations set forth on such invoice that do not comply with the terms of this Agreement, net of amounts owed by Contractor to Continental, including without limitation amounts owed under the Master Facility and Ground Handling Agreement and/or any other amounts as mutually agreed to by both Contractor and Continental, as follows:

(i)  [***] of the Invoiced Amount shall be payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the first day of the month (or if such day is not a Business Day, the next Business Day) to which such invoice relates;

(ii)  [***] of the Invoiced Amount shall be payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the 8th day of the month (or if such day is not a Business Day, the next Business Day) to which the invoice relates;

(iii)  [***] of the Invoiced Amount shall be payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the 15th day of the month (or if such day is not a Business Day, the next Business Day) to which the invoice relates; and

(iv)  [***] of the Invoiced Amount shall be payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the 22nd day of the month (or if such day is not a Business Day, the next Business Day) to which the invoice relates.

(b)  Reconciliation.  Not later than 14 days following the end of each month, Contractor and Continental shall reconcile actual amounts due in respect of such month with the estimated amounts included in the Invoiced Amount for such items for such month in accordance with the terms and conditions set forth in Schedule 3.  On or before the 15th day following the end of such month (or if such day is not a Business Day, the next Business Day), such reconciled amounts for such month to the extent applicable: (i) shall be paid by Continental to Contractor, together with any payment to be made by Continental pursuant to Section 3.06(a)(iii) above, or (ii) shall be paid by Contractor to Continental or set off by Continental against any other amounts owing to Contractor.  Further reconciliations shall be made on or prior to the 22nd day following the end of such month (or if such day is not a Business Day, the next Business Day) to the extent necessary as a result of Continental’s review of financial information provided by Contractor in respect of such month.  Such further reconciled amounts for such month to the extent applicable (x) shall be paid by Continental to Contractor, together with any other payment to be made by Continental pursuant to Section 3.06(a)(iv) above, or (y) shall be paid by Contractor to Continental or set off by Continental against any other amounts owing to Contractor.  If, subsequent to any reconciliation payments or set-off, as the case may be, Carrier’s or Parent’s financial statements are restated, amended or otherwise adjusted for any calendar month or quarter, then the reconciled amounts for such period shall be recalculated in accordance with the terms and conditions set forth in Schedule 3, and the parties shall make further payments or set off further amounts as appropriate in respect of such recalculations.

ARTICLE IV
CONTRACTOR OPERATIONS AND AGREEMENTS WITH CONTINENTAL
Section 4.01  Crews, Etc

(a)  Contractor shall be responsible for providing all crews (flight and cabin), maintenance personnel, gate agents and other ground personnel necessary to operate the Scheduled Flights and for all aspects (personnel and other) of dispatch control (in each case except as such persons are provided by Continental pursuant to the Master Facility and Ground Handling Agreement), and with respect to ground handling services, Contractor agrees that it will not subcontract the performance of any such services to any party that is not a Subsidiary of Carrier or Parent without Continental’s prior approval; provided, that, any party utilized to perform similar services at the applicable airport by Continental for flights operated by Continental shall be deemed approved by Continental for use by Contractor in performing such services for Scheduled Flights, and provided further that, at any Continental Hub Airport, Parent or a Subsidiary of Parent that is reasonably acceptable to Continental shall provide such services, unless otherwise approved in advance by Continental.

(b)  Contractor agrees to give any furloughed Continental pilots preferential interview status for any pilot openings that may occur at Contractor.  Any furloughed Continental pilot hired by Contractor will not be required by Contractor to resign from Continental as a condition for applying or being employed as a pilot of Contractor.

(c)  Continental agrees to give Contractor pilots preferential interview status for any pilot opening that may occur at Continental, consistent with commitments concerning pilots of other carriers.

Section 4.02  Governmental Regulations.  Contractor has and shall maintain all certifications, permits, licenses, certificates, exemptions, approvals, plans, and insurance required by governmental authorities, including, without limitation, FAA, DOT and TSA, to enable Contractor to perform the services required by this Agreement.  All flight operations, dispatch operations and all other operations and services undertaken by Contractor pursuant to this Agreement shall be conducted, operated and provided by Contractor in compliance with all U.S. and foreign governmental laws, regulations and requirements, including, without limitation, those relating to airport security, the use and transportation of hazardous materials and dangerous goods, crew qualifications, crew training and crew hours, the carriage of persons with disabilities and without any violation of U.S. or foreign laws, regulations or governmental prohibitions.  All Covered Aircraft shall be operated and maintained by Contractor in compliance with all laws, regulations and governmental requirements, Contractor’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturers’ manuals and instructions. It is agreed that Continental shall designate the most efficient runway for EWR operations, which normally shall be EWR Runway 11/29 when fully operational, available and allowed for safe operation of such flight, which may be changed in Continental’s sole discretion as often as may be necessary or desirable on the basis of weather, air traffic control (ATC) or other conditions to maximize the efficiency of EWR operations and Continental’s network system.  For each EWR flight operated under this Agreement and only to the extent consistent with safe operation of such flight, Contractor shall use commercially reasonable efforts to request ATC clearance to use the most efficient runway, as designated by Continental, when, in the sole judgment of Contractor and the pilot in command (PIC), there is no safety reason or concern to request another runway.  Continental shall control the use and substitution of any and all slots, operating authorizations and similar or successor authority issued by the FAA or any airport operator for the operation of each flight under this Agreement to enable Continental to manage the priority of each such flight among all flights in Continental’s network system.  Contractor shall inform Continental no later than 7:00am (Newark time) each day (and updated as operational needs require) of all material aspects of Contractor’s ATC plans for all flights operated under this Agreement on such day and shall defer to Continental’s preferences for such plans, including, without limitation, the most efficient runway for EWR operations, unless inconsistent with any other provision of this Agreement.  Contractor shall obtain all required authorizations, certifications, approvals and training to conduct Required Navigation Performance (RNP) Area Navigation (RNAV) operations for all flights under this Agreement. Notwithstanding the foregoing, no provision of this Agreement shall be understood or deemed to affect or limit the responsibility and authority of the PIC of such flight under 14 CFR 91.3 or any successor regulation.

Section 4.03  Quality of Service.  At all times, Contractor shall provide Regional Airline Services with appropriate standards of care, but in no event lower than such standards utilized by Continental as of the date of this Agreement. Continental procedures, performance standards and means of measurement thereof concerning the provision of air passenger and air cargo services shall be applicable to all Regional Airline Services provided by Contractor.  Contractor shall achieve at least the comparable quality of airline service as provided by Continental, subject to limitations imposed by the type of aircraft used by Contractor and its route network. Contractor agrees that the noise and vibration suppression system that each Covered Aircraft is to be equipped with will be operable and activated for at least [***] of the time that it is lawful for such system to be activated. Contractor shall comply with all airline customer service commitments and policies of Continental as of the date hereof, including without limitation the “CustomerFirst” commitments, and employee conduct, appearance and training policies in place as of the date hereof, and shall handle customer-related services in a professional, businesslike and courteous manner.  In connection therewith, Contractor shall maintain aircraft cleaning cycles and policies, and shall maintain adequate staffing levels, to ensure at least a comparable level of customer service and operational efficiency that Continental achieves, including without limitation in respect of customer complaint response, ticketing and boarding timing, oversales, baggage services and handling of irregular operations.  In addition, at the request of Continental, Contractor shall comply with all such airline customer service commitments, policies and standards of care of Continental as adopted, amended or supplemented after the date hereof.  Contractor shall ensure that all Covered Aircraft are equipped with ACARS (Aircraft Communications Addressing and Reporting System). Contractor shall provide Continental with timely communication regarding the status of all Scheduled Flights, and shall perform closeout procedures at service levels at least as high as those of Continental at comparably-sized airports.  Contractor will use Continental’s standard procedures for processing and adjudicating all claims for which Contractor is responsible in an effort to avoid such matters becoming the subject of claims, litigation or an investigation by a governmental agency or authority.  At either party’s request, Contractor and Continental will meet to discuss and review Contractor’s customer service and handling procedures and policies and its employees’ conduct, appearance and training standards and policies.

Section 4.04  Incidents or Accidents.  Contractor shall promptly notify Continental of all irregularities involving a Scheduled Flight or Covered Aircraft operated by Contractor, including, without limitation, aircraft accidents and incidents, which result in any damage to persons and/or property or may otherwise result in a complaint or claim by passengers or an investigation by a governmental agency or authority.  Contractor shall furnish to Continental as much detail as practicable concerning such irregularities and shall cooperate with Continental at Contractor’s own expense in any appropriate investigation.

Section 4.05  Emergency Response.  Carrier shall adopt Continental’s Emergency Response Plan for aircraft accidents or incidents and shall be responsible for Continental’s direct costs resulting from Contractor’s participation in such plan.  In the event of an accident or incident involving a Covered Aircraft or Scheduled Flight, Continental will have the right to manage the emergency response efforts on behalf of Contractor with full cooperation from Contractor.

Section 4.06  Safety Matters.  In the event of a reasonable safety concern, Continental shall have the right, at its own cost, to inspect, review, and observe Contractor’s operations of Scheduled Flights.  Notwithstanding the conduct or absence of any such review, Contractor is and shall remain solely responsible for the safe operation of its aircraft and the safe provision of all Scheduled Flights and other Regional Airline Services, including without limitation (a) complying with all FAA and TSA regulations the responsibility for compliance with which is not specifically allocated to another party pursuant to the Master Facility and Ground Handling Agreement, and (b) maintaining the airworthiness of all Covered Aircraft.  Nothing in this Section 4.06 or otherwise in this Agreement is intended or shall be interpreted to make Continental responsible for such safety matters.

Section 4.07  Master Facility and Ground Handling Agreement.  Contemporaneous with the execution and delivery of this Agreement, Contractor and Continental shall enter into a Master Facility and Ground Handling Agreement in the form attached hereto as Exhibit C.  The parties agree that, in the event of a conflict between the provisions of Article VII hereof and the indemnification provisions of the Master Facility and Ground Handling Agreement, the latter shall control.

Section 4.08  Codeshare Terms.  Contractor agrees to operate all Scheduled Flights using the Continental flight code and flight numbers assigned by Continental, or such other flight codes and flight numbers as may be assigned by Continental (to accommodate, for example, a Continental alliance partner), and otherwise under the codeshare terms set forth in Exhibit D.

Section 4.09  Fuel Purchasing Agreement.  Contemporaneous with the execution and delivery of this Agreement, Continental and Contractor shall enter into the Fuel Purchasing Agreement in the form attached hereto as Exhibit F.

Section 4.10  Slots and Route Authorities.  At the request of Continental made at any time and from time to time, including upon termination of this Agreement, Contractor shall use its commercially reasonable efforts to transfer to Continental or its designee, to the extent permitted by law, any airport takeoff or landing slots, route authorities or other similar regulatory authorizations transferred to Contractor by Continental for use in connection with Scheduled Flights, or acquired by Contractor for use for Scheduled Flights, in consideration of the payment to Contractor of the net book value, if any, of such slot, authority or authorization on Contractor’s books.  Contractor’s obligations pursuant to the immediately preceding sentence shall survive the termination of this Agreement for so long as any transfer requested pursuant to this Section 4.10 shall not have been completed.  Contractor hereby agrees that all of Contractor’s contacts or communications with any applicable regulatory authority concerning any airport takeoff or landing slots, route authorities or other similar regulatory authorizations used for Scheduled Flights will be coordinated through Continental.  If any airport takeoff or landing slot, route authority or other similar regulatory authorization transferred to Contractor by Continental for use in connection with Scheduled Flights or acquired by Contractor and used for Scheduled Flights is withdrawn or otherwise forfeited as a result of Controllable Cancellations or any other reason within Contractor’s reasonable control, then Contractor agrees to pay to Continental promptly upon demand an amount equal to the market value of such withdrawn or forfeited slot, authority or authorization.

Section 4.11  Use of Continental Marks.  Continental hereby grants to Contractor the non-exclusive and non-transferable rights to use the Continental Marks and other Identification as provided in, and Contractor shall use the Continental Marks and other Identification in accordance with the terms and conditions of, Exhibit G.

Section 4.12  Use of Contractor Marks.  Contractor hereby grants to Continental the non-exclusive and non-transferable rights to use the Contractor Marks as provided in, and Continental shall use the Contractor Marks in accordance with the terms and conditions of, Exhibit H.

Section 4.13  Catering Standards.  Continental and Contractor shall comply with the catering requirements set forth on Exhibit I hereto.  The parties agree that, in the event of a conflict between the provisions of Exhibit I and the Contractor Ground Handling Agreement, the provisions of Exhibit I shall control.

Section 4.14  Ticket Handling Terms.  Continental and Contractor shall comply with the ticket handling requirements set forth in Exhibit J hereto.  The parties agree that, in the event of a conflict between the provisions of Exhibit J and the Contractor Ground Handling Agreement, the provisions of Exhibit J shall control.

Section 4.15  Fuel Efficiency Program.  Contractor shall promptly adopt and adhere to a fuel efficiency program as described on Exhibit K hereto.

ARTICLE V
CERTAIN RIGHTS OF CONTINENTAL

Section 5.01  Use of Covered Aircraft.  Contractor agrees that, except as otherwise directed or approved in writing by Continental in Continental’s sole discretion, the Covered Aircraft may be used only to provide Regional Airline Services.  Without the written consent of Continental, the Covered Aircraft may not be used by Contractor for any other purpose, including without limitation flying for any other airline or on Contractor’s own behalf.

Section 5.02  Most Favored Nations.  Notwithstanding any other provision in this Agreement to the contrary, at any time during the Term if Contractor or any Affiliate of Contractor begins operating any Bombardier Q400 aircraft for another Person, then for every such aircraft so operated by Contractor or any Affiliate thereof, the rate set forth on Appendix 1 to Schedule 3 hereto captioned “for each day in the Term” shall be reduced by [***], up to a maximum reduction of [***] (if [***] or more such aircraft are so operated).

Section 5.03  Change of Control.  Upon the occurrence of a Change of Control of Parent or Contractor without the prior written consent of Continental, Continental shall have the right to terminate this Agreement on 90 days prior written notice to Contractor, such notice to be delivered not later than 90 days after Continental becomes aware of such Change of Control (which termination shall not be effective if the circumstances giving rise to such Change of Control shall no longer exist on the 30th day after Continental delivers such written notice to Contractor).

ARTICLE VI
INSURANCE

Section 6.01  Minimum Insurance Coverages.  During the Term, Contractor shall maintain, or cause to be maintained, in full force and effect policies of insurance with insurers of recognized reputation and responsibility, in each case to the extent available on a commercially reasonable basis, as follows:

(a)  Comprehensive aircraft hull and liability insurance, including aircraft third party, passenger liability (including passengers’ baggage and personal effects), cargo and mail legal liability, and all-risk ground and flight physical damage,  with a combined single limit of not less than [***] per occurrence, a minimum limit in respect of personal injury (per clause AVN 60 or its equivalent) of [***] per occurrence and in the aggregate, and War Risk hull and liability insurance as provided by the Federal Aviation Administration program with a combined single limit no less than [***] per occurrence;

(b)  Workers’ compensation as required by the appropriate jurisdiction and employer’s liability with a limit of not less than [***] combined single limit;

(c)  Other property and liability insurance coverages of the types and in the amounts that would be considered reasonably prudent for a business organization of Contractor’s size and nature, under the insurance market conditions in effect at the time of placement, but in any event of the type and the amount that Continental may reasonably require to prevent or minimize a disruption in the provision of Regional Airline Services resulting from a casualty or liability incident related to Contractor’s operations.  All coverages described in this Section 6.01 shall be placed with deductibles reasonably prudent for a business organization of Contractor’s size and nature, under the insurance market conditions in effect at the time of placement; and

(d)  All other insurance that Contractor is required to maintain by any applicable governmental or airport authority, or by any lessor or owner of any Covered Aircraft, or otherwise pursuant to any lease or other contract relating to the Covered Aircraft or Contractor’s provision of Regional Airline Services.

Section 6.02  Endorsements.  Contractor shall cause the policies described in Section 6.01 to be duly and properly endorsed by Contractor’s insurance underwriters with respect to Contractor’s flights and operations as follows:

(a)  To provide that the underwriters shall waive subrogation rights against Continental, its directors, officers, agents, employees and other authorized representatives, except for their gross negligence or willful misconduct;

(b)  To provide that Continental, its directors, officers, agents, employees and other authorized representatives shall be endorsed as additional insured parties, except for their gross negligence or willful misconduct;

(c)  To provide that insurance shall be primary to and without right of contribution from any other insurance which may be available to the additional insureds;

(d)  To include a breach of warranty provision in favor of the additional insureds;

(e)  To accept and insure Contractor’s hold harmless and indemnity undertakings set forth in this Agreement, but only to the extent of the coverage afforded by the policy or policies;

(f)  To include a severability of interest (cross liability) provision whereby such insurance applies separately to each insured; and

(g)  To provide that such policies shall not be canceled, terminated or materially altered, changed or amended until 30 days (but seven days or such lesser period as may be available in respect of hull, war and allied perils) after written notice shall have been sent to Continental.

Section 6.03  Evidence of Insurance Coverage.  At the commencement of this Agreement, and thereafter at Continental’s request, Contractor shall furnish to Continental evidence reasonably satisfactory to Continental of such insurance coverage and endorsements, including certificates certifying that such insurance and endorsements are in full force and effect.  Initially, this evidence shall be a certificate of insurance.  If Contractor fails to acquire or maintain insurance as herein provided, Continental may at its option secure such insurance on Contractor’s behalf at Contractor’s expense.

ARTICLE VII
INDEMNIFICATION

Section 7.01  Contractor Indemnification of Continental.  Contractor shall be liable for and hereby agrees to fully defend, release, discharge, indemnify and hold harmless Continental, its directors, officers, employees and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Continental or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of Contractor’s or Continental’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to (w) any act or omission by Contractor or any of its directors, officers, employees or agents relating to the provision of Regional Airline Services, (x) the performance, improper performance, or non-performance of any and all obligations to be undertaken by Contractor or any of its directors, officers, employees or agents pursuant to this Agreement or any Ancillary Agreement, or (y) the operation, non-operation, or improper operation of the Covered Aircraft or Contractor’s equipment or facilities at any location, in each case excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses to the extent resulting from the negligence or willful misconduct of Continental or its directors, officers, agents or employees (other than negligence or willful misconduct imputed to such indemnified person by reason of its interest in a Covered Aircraft or a Covered Aircraft Sublease).  Contractor will do all things necessary to cause and assure, and will cause and assure, that Contractor will at all times be and remain in custody and control of all aircraft, equipment, and facilities of, or operated by, Contractor, and Continental and its directors, officers, employees and agents shall not, for any reason, be deemed to be in custody or control, or a bailee, of such aircraft, equipment or facilities.

Section 7.02  Continental Indemnification of Contractor.  Continental shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless Contractor, its directors, officers, employees, and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Contractor, or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of Contractor’s or Continental’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including any loss of use of such property including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to, (x) the performance, improper performance, or nonperformance of any and all obligations to be undertaken by Continental or any of its directors, officers, employees or agents pursuant to this Agreement or any Ancillary Agreement, (y) the operation, non-operation or improper operation of Continental’s aircraft, equipment or facilities (excluding, for the avoidance of doubt, Covered Aircraft and any equipment or facilities leased or subleased by Continental to Contractor) at any location, in each case excluding only claims, demands, damages, liabilities, suits judgments, actions, causes of action, losses, costs and expenses (A) to the extent resulting from the negligence or willful misconduct of Contractor or its directors, officers, agents or employees, or (B) for which Contractor is obligated to indemnify or otherwise reimburse Continental pursuant to a Covered Aircraft Sublease.  Continental will do all things necessary to cause and assure, and will cause and assure, that Continental will at all times be and remain in custody and control of any aircraft, equipment and facilities of, or operated by, Continental, and Contractor and its directors, officers, employees and agents shall not, for any reason, be deemed to be in the custody or control, or a bailee, of such aircraft, equipment or facilities.

Section 7.03  Indemnification Claims.  A party (the “Indemnified Party”) entitled to indemnification from another party under the terms of this Agreement (the “Indemnifying Party”) shall provide the Indemnifying Party with prompt written notice (an “Indemnity Notice”) of any third party claim which the Indemnified Party believes gives rise to a claim for indemnity against the Indemnifying Party hereunder.  The Indemnifying Party shall be entitled, if it accepts financial responsibility for the third party claim, to control the defense of or to settle any such third party claim at its own expense and by its own counsel; provided that the Indemnified Party’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third party claim.  The Indemnified Party shall provide the Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such third party claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such third party claim.  Except as set forth in this Section 7.03, the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into of any settlement or compromise or the consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party was prejudiced thereby.  Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any loss, damage or expense suffered by the Indemnified Party hereunder.  If the Indemnifying Party does not accept financial responsibility for the third party claim or fails to defend against the third party claim that is the subject of an Indemnity Notice within 30 days of receiving such notice (or sooner if the nature of the third party claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing written notice to the Indemnifying Party, pay, compromise or defend such third party claim without the prior consent of the (otherwise) Indemnifying Party.  In the latter event, the Indemnified Party, by proceeding to defend itself or settle the matter, does not waive any of its rights hereunder to later seek reimbursement from the Indemnifying Party.

Section 7.04  Employer’s Liability; Independent Contractors; Waiver of Control.

(a)  Employer’s Liability and Workers’ Compensation.  Each party hereto assumes full responsibility for its employer’s and workers’ compensation liability to its respective officers, directors, employees or agents on account of injury or death resulting from or sustained in the performance of their respective service under this Agreement.  Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers’ compensation and employer’s liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age or retirement benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or any other governmental body, including state, local or foreign, with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise.

(b)  Employees, etc., of Contractor.  The employees, agents, and independent contractors of Contractor engaged in performing any of the services Contractor is to perform pursuant to this Agreement are employees, agents, and independent contractors of Contractor for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of Continental.  In its performance under this Agreement, Contractor will act, for all purposes, as an independent contractor and not as an agent for Continental.  Notwithstanding the fact that Contractor has agreed to follow certain procedures, instructions and standards of service of Continental pursuant to this Agreement, Continental will have no supervisory power or control over any employees, agents or independent contractors engaged by Contractor in connection with its performance hereunder, and all complaints or requested changes in procedures made by Continental will, in all events, be transmitted by Continental to Contractor’s designated representative.  Nothing contained in this Agreement is intended to limit or condition Contractor’s control over its operations or the conduct of its business as an air carrier, and Contractor and its principals assume all risks of financial losses which may result from the operation of the air services to be provided by Contractor hereunder.

(c)  Employees, etc., of Continental.  The employees, agents, and independent contractors of Continental engaged in performing any of the services Continental is to perform pursuant to this Agreement are employees, agents, and independent contractors of Continental for all purposes, and under no circumstances will be deemed to be employees, agents, or independent contractors of Contractor.  Contractor will have no supervision or control over any such Continental employees, agents and independent contractors and any complaint or requested change in procedure made by Contractor will be transmitted by Contractor to Continental’s designated representative.  In its performance under this Agreement, Continental will act, for all purposes, as an independent contractor and not as an agent for Contractor.

(d)  Contractor Flights.  The fact that Contractor’s operations are conducted under Continental’s Marks and listed under the CO designator code will not affect their status as flights operated by Contractor for purposes of this Agreement or any other agreement between the parties, and Contractor and Continental agree to advise all third parties, including passengers, of this fact.

Section 7.05  Survival.  The provisions of this Article VII shall survive the termination of this Agreement for a period of seven years.

ARTICLE VIII
TERM, TERMINATION AND DISPOSITION OF AIRCRAFT

Section 8.01  Term.  The base term of this Agreement shall commence on the date the first Covered Aircraft is placed into service under the terms and conditions of this Agreement and, unless earlier terminated or extended as provided herein, shall continue until December 1, 2017 (the “Base Term”).  The term (the “Term”) shall include the Base Term and any Wind-Down Period.

Section 8.02  Early Termination.

(a)  By Continental for Cause.  Continental shall have the right to terminate this Agreement, immediately upon written notice (but without any prior notice) following the occurrence of any event that constitutes Cause.  Any termination pursuant to this Section 8.02(a) shall supersede any other termination pursuant to any other provision of this Agreement (even if such other right of termination shall already have been exercised), and the date of first occurrence of such event constituting Cause shall be the Termination Date for purposes of this Agreement (and such Termination Date pursuant to this Section 8.02(a) shall supersede any other Termination Date that may have been previously established pursuant to another termination).

(b)  By Continental for Breach.  Continental may terminate this Agreement, with or without any advance notice, upon the occurrence of a material breach of this Agreement by Contractor as described in clause (ii) below.  Continental may terminate this Agreement upon the occurrence of any other material breach of this Agreement (including any Ancillary Agreement) by Contractor or upon any material breach of that certain Code Share agreement dated as of April 1, 2005, as amended from time to time, between Carrier (or any successor to Carrier’s interest therein) and Continental, which breach shall not have been cured within 60 days after written notice of such breach is delivered by Continental to Contractor.  The parties hereto agree that, without limiting the circumstances or events that may constitute a material breach each of the following shall constitute a material breach of this Agreement by Contractor: (i) the occurrence of a System Flight Disruption, (ii) a reasonable and good faith determination by Continental, using recognized standards of safety, that there is a material safety concern with the operation of any Scheduled Flights, (iii) the grounding of any Contractor Fleet by regulatory or court order or other governmental action, (iv) a Controllable Completion Factor for any consecutive 60-day period of [***] or below, (v) a Controllable On-Time Arrival Rate for any consecutive 60-day period of [***] or below, (vi) a failure to meet the terms of Section 9.01(j) hereof), and (vii) a material breach of the Ticket Handling Terms as set forth in Exhibit J hereto.

(c)  By Contractor for Breach.  Contractor may terminate this Agreement upon the occurrence of any material breach of this Agreement by Continental, which breach shall not have been cured (i) within three days after written notice is delivered by Contractor to Continental of Continental’s uncured failure to make two consecutive payments owed by Continental to Contractor pursuant to Section 3.06(a), or (ii) within 60 days after written notice of any other breach is delivered by Contractor to Continental.

(d)  Survival During Wind-Down Period.  Upon any termination hereunder, the Term shall continue, and this Agreement shall survive in full force and effect, beyond the Termination Date until the end of the Wind-Down Period, and the rights and obligations of the parties under this Agreement, including without limitation remedies available upon the occurrence of events constituting Cause or material breach, shall continue with respect to the Covered Aircraft until they are withdrawn from this Agreement.

Section 8.03  Disposition of Aircraft during Wind-Down Period.

(a)  Termination by Continental for Cause.  If this Agreement is terminated pursuant to Section 8.02(a), then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement as of the Termination Date and shall cease to be Covered Aircraft as of such date.  The provisions of this Section 8.03(a) shall supersede any Wind-Down Schedule delivered pursuant to any other provision of this Agreement.

(b)  Termination by Continental for Breach or Change in Control.  If this Agreement is terminated by Continental under Section 8.02(b) or Section 5.03, then the Covered Aircraft, or in the event of a termination under clause (iii) of Section 8.02(b), the Covered Aircraft that are included within the grounded Contractor Fleet, shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions:

(i)  Within 90 days of delivery of any notice of termination delivered pursuant to Section 8.02(b) or Section 5.03, which notice shall specify a Termination Date, Continental shall deliver to Contractor a Wind-Down Schedule, providing for the withdrawal of such Covered Aircraft from the capacity purchase provisions of this Agreement, delineating the number of each aircraft to be withdrawn by month.

(ii)  In the event of a termination pursuant to Section 8.02(b) or Section 5.03, the Wind-Down Schedule may not commence until the Termination Date and may not provide for the withdrawal of any Covered Aircraft beyond the applicable exit date for such Covered Aircraft.

(c)  Termination by Contractor for Breach.  If this Agreement is terminated by Contractor under Section 8.02(c), then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement on the Termination Date, which shall be set forth in the notice of termination delivered by Contractor to Continental pursuant to Section 8.02(c) and shall be at least 180 days after the date of such notice.

(d)  Termination at End of Term.  If the Agreement is terminated at the end of the Base Term (other than pursuant to Section 8.02), then each Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement on the first day of the month that is the tenth anniversary of the month in which such aircraft became a Covered Aircraft.

Section 8.04  Other Remedies for Breach.

(a)  Material Breach by Contractor.  Upon a material breach of this Agreement by Contractor (including without limitation, those described in Section 8.02(b)), which breach shall not have been cured within 60 days after written notice delivered by Continental to Contractor, then for the period from such 60th day until such breach is cured or the Agreement is otherwise terminated by Continental pursuant to Section 8.02(b), in addition to, and not in limitation of, any recourse or remedy available to Continental at law or in equity, then as consideration for Continental’s forbearance in exercising its termination remedies (the parties having agreed that the value of such forbearance may be difficult to calculate) and without any further action by any party, each item of Base Compensation shall be decreased to an amount equal to such item of Base Compensation (per hour, departure or other unit of measurement, as applicable) divided by [***].

(b)  Material Breach by Continental.  Upon a material breach of this Agreement by Continental, which breach shall not have been cured within 60 days after written notice delivered by Contractor to Continental, then for the period from such 60th day until such breach is cured or the Agreement is otherwise terminated by Contractor pursuant to Section 8.02(c), in addition to, and not in limitation of, any recourse or remedy available to Contractor at law or in equity, Contractor shall be entitled to obtain the payments due to it hereunder directly from Airline Clearing House, Inc. for the duration of such default.

(c)  Labor Strike.  In the event of a Labor Strike, then the provisions of Paragraph B(4)(c) of Schedule 3 and Section 8.04(a) shall apply.

(d)  Punitive Damages.  No party to this Agreement or any of its affiliates shall be liable to any other party hereto or any of its affiliates for claims for punitive, special or exemplary damages suffered by any party or its affiliates and arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and each party releases the others and their respective affiliates from liability for any such damages.  No party shall be entitled to rescission of this Agreement as a result of breach of any other party’s representations, warranties, covenants or agreements, or for any other matter; provided that nothing in this Section 8.04(d) shall restrict the right of any party to exercise any right to terminate this Agreement pursuant to the terms hereof.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01  Representations and Warranties of Carrier and Parent.  Each of Carrier and Parent, jointly and severally, represents, warrants and covenants to Continental as of the date hereof as follows:

(a)  Organization and Qualification.  Each of Carrier and Parent is a duly organized and validly existing corporation in good standing under the laws of its respective state of incorporation and has the corporate power and authority to own, operate and use its assets and to provide the Regional Airline Services.  Each of Carrier and Parent is duly qualified to do business as a foreign corporation under the laws of each jurisdiction that requires such qualification.

(b)  Authority Relative to this Agreement.  Each of Carrier and Parent has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Carrier and Parent.  This Agreement has been duly and validly executed and delivered by each of Carrier and Parent and is, assuming due execution and delivery thereof by Continental and that Continental has legal power and right to enter into this Agreement, a valid and binding obligation of each of Carrier and Parent, enforceable against each of Carrier and Parent in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c)  Conflicts.  Neither the execution or delivery of this Agreement nor the performance by Carrier or Parent of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of either Carrier’s or Parent’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Carrier or Parent is a party or by which any of them or any of their respective properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d)  No Default.  Neither Carrier nor Parent is (i) in violation of its charter or by-laws, (ii) in breach or default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, where such violation, breach, default or failure would have a material adverse effect on Carrier or Parent or on Contractor’s ability to provide Regional Airlines Services and otherwise perform its obligations hereunder.  To the knowledge of each of Carrier and Parent, no third party to any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument that is material to Carrier or Parent and to which Carrier or Parent is a party or by which any of them are bound or to which any of their properties are subject, is in default in any material respect under any such agreement.

(e)  Broker.  Neither Carrier nor Parent has retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(f)  Financial Statements.  The financial statements (including the related notes and supporting schedules) of each of Carrier and Parent delivered (or, if filed with the Securities and Exchange Commission, made available) to Continental immediately prior to the date hereof fairly present in all material respects the consolidated financial position of Carrier and Parent, as the case may be, and their respective results of operations as of the dates and for the periods specified therein.  Since the date of the latest of such financial statements, there has been no material adverse change nor any development or event involving a prospective material adverse change with respect to Carrier or Parent, as the case may be.  Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein.

(g)  Insurance.  Each of Carrier and Parent is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are customary in the businesses in which they are engaged.  Neither Carrier nor Parent has received notice of cancellation or non-renewal of such insurance.  All such insurance is outstanding and duly in force on the date hereof.  Neither Carrier nor Parent has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on Carrier or Parent.

(h)  No Proceedings.  There are no legal or governmental proceedings pending, or investigations commenced of which Carrier or Parent has received notice, in each case to which Carrier or Parent is a party or of which any property or assets of Carrier or Parent is the subject which, if determined adversely to Carrier or Parent, would individually or in the aggregate have a material adverse effect on Carrier or Parent or on Contractor’s ability to provide Regional Airlines Services and otherwise perform its obligations hereunder; and to the best knowledge of Carrier and Parent, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(i)  No Labor Dispute.  No labor dispute with the employees of Carrier exists or, to the knowledge of Carrier or Parent, is imminent which would reasonably be expected to have a material adverse effect on Contractor or on its ability to provide Regional Airlines Services and otherwise perform their respective obligations hereunder.

(j)  Permits.  Each of Carrier and Parent possesses, or in the case of the Covered Aircraft, will possess not later than thirty days prior to the first Scheduled Delivery Date of a Covered Aircraft hereunder, all material certificates, authorizations and permits issued by FAA and other applicable federal, state or foreign regulatory authorities necessary to conduct their respective businesses, to provide Regional Airlines Services and otherwise to perform their respective obligations hereunder, and neither Carrier nor Parent has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse effect on Carrier or Parent or on their ability to conduct their respective businesses, to provide Regional Airlines Services and otherwise to perform their respective obligations hereunder.

(k)  Delivery of Covered Aircraft.  Contractor shall present for service as Covered Aircraft each of the aircraft set forth on Schedule 1 not later than the Scheduled Delivery Date therefor.

Section 9.02  Representations and Warranties of Continental.  Continental represents and warrants to each of Carrier and Parent as of the date hereof as follows:

(a)  Organization and Qualification.  Continental is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware.

(b)  Authority Relative to this Agreement.  Continental has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Continental.  This Agreement has been duly and validly executed and delivered by Continental and is, assuming due execution and delivery thereof by Carrier and Parent and that Carrier and Parent each has legal power and right to enter into this Agreement, a valid and binding obligation of Continental, enforceable against Continental in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c)  Conflicts; Defaults.  Neither the execution or delivery of this Agreement nor the performance by Continental of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Continental’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Continental is a party or by which it or its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d)  Broker.  Continental has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(e)  No Proceedings.  There are no legal or governmental proceedings pending, or investigations commenced of which Continental has received notice, in each case to which Continental is a party or of which any property or assets of Continental is the subject which, if determined adversely to Continental, would individually or in the aggregate have a material adverse effect on Continental or on its ability to perform its obligations hereunder; and to the best knowledge of Continental, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

ARTICLE X
MISCELLANEOUS

Section 10.01  Notices.  All notices made pursuant to this Agreement shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery by a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery by a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Continental:

Continental Airlines, Inc.
1600 Smith Street, HQSCD
Houston, Texas 77002
Attention: Senior Vice President – Corporate Development
Telecopy No.: [***]

with a copy to:

Continental Airlines, Inc.
1600 Smith Street, HQSLG
Houston, Texas 77002
Attention: General Counsel
Telecopy No.: [***]
and to:

Continental Airlines, Inc.
1600 Smith Street, HQSFP
Houston, Texas 77002
Attention: Staff Vice President – Financial Planning
Telecopy No.: [***]

if to Carrier:

Colgan Air, Inc.
10677 Aviation Lane
Manassas, VA 20110
Attention:  President
Telecopy No.: [***]

if to Parent:

Pinnacle Airlines Corp.
1689 Nonconnah Blvd. #111
Memphis, Tennessee 38132
Attention:  Chief Financial Officer
Telecopy No.: [***]

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.01.

Section 10.02  Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except with respect to a merger or other consolidation of either party with another Person (and without limiting Continental’s rights pursuant to Section 5.03 hereof), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

Section 10.03  Amendment and Modification.  This Agreement may not be amended or modified in any respect except by a written agreement signed by the parties hereto that specifically states that it is intended to amend or modify this Agreement.

Section 10.04  Waiver.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted that specifically states that it is intended to waive such term.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by any party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by each party against whom the existence of such waiver is asserted.

Section 10.05  Interpretation.  The table of contents and the section and other headings and subheadings contained in this Agreement and in the exhibits and schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit or schedule hereto.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to an “Article,” a “Section,” an “Exhibit,” or a “Schedule” shall be deemed to refer to a section of this Agreement or an exhibit or schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words “without limitation.”  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

Section 10.06  Confidentiality.  Except as required by law or stock exchange regulation or in any proceeding to enforce the provisions of this Agreement, or as otherwise provided below, Contractor hereby agrees not to publicize or disclose to any third party the terms or conditions of this Agreement or any of the Ancillary Agreements, or any exhibit, schedule or appendix hereto or thereto, without the prior written consent of Continental.  Except as required by law or stock exchange regulation or in any proceeding to enforce the provisions of this Agreement or any of the Ancillary Agreements, or as otherwise provided below, Contractor hereby agrees not to disclose to any third party any confidential information or data, both oral and written, received from the other, whether pursuant to or in connection with this Agreement or any of the Ancillary Agreements, and designated as such by the other without the prior written consent of Continental.  Contractor shall be entitled to share this Agreement and any of the Ancillary Agreements with any of its lenders, financiers or potential lenders and potential financiers, in each case who agree in writing to keep such information confidential and to use such information solely for the purposes of making a loan or otherwise extending credit to Contractor, and of considering such a transaction; provided that such Person may not be a commercial air carrier or a subsidiary or parent of a commercial air carrier.  Contractor hereby agrees not to use any such confidential information or data of the other party other than in connection with performing its obligations or enforcing its rights under this Agreement or any of the Ancillary Agreements, or as otherwise expressly contemplated by this Agreement or any of the Ancillary Agreements.  If Contractor is served with a subpoena or other process requiring the production or disclosure of any of such agreements or information, then, before complying with such subpoena or other process, Contractor shall immediately notify Continental of same and permit Continental a reasonable period of time to intervene and contest disclosure or production.  Upon termination of this Agreement, each party must return to each other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient’s possession or control.  Continental shall not be restricted from disclosing publicly or to any third party the terms and conditions of this Agreement or any of the Ancillary Agreements, or any exhibit, schedule or appendix hereto or thereto, or from making use of any information or data relating thereto or to Regional Airlines Services; provided, that except as required by law or stock exchange regulation or in any proceeding to enforce the provisions of this Agreement or any of the Ancillary Agreements, Continental will only disclose confidential information or data received from Contractor to a third party who has agreed to keep such information confidential.  The provisions of this Section 10.06 shall survive the termination of this Agreement for a period of ten years.

Section 10.07  Arbitration.

(a)  Agreement to Arbitrate.  Subject to the equitable remedies provided under Section 10.10, any and all claims, demands, causes of action, disputes, controversies and other matters in question (all of which are referred to herein as “Claims”) arising out of or relating to this Agreement, shall be resolved by binding arbitration pursuant to the procedures set forth by the International Institute for Conflict Prevention and Resolution (the “CPR”).  Subject to the equitable remedies provided under Section 10.10, each of the parties agrees that arbitration under this Section 10.07 is the exclusive method for resolving any Claim and that it will not commence an action or proceeding based on a Claim hereunder, except to enforce the arbitrators’ decisions as provided in this Section 10.07, to compel any other party to participate in arbitration under this Section 10.07.  The governing law for any such action or proceeding shall be the law set forth in Section 10.07(f).

(b)  Initiation of Arbitration.  If any Claim has not been resolved by mutual agreement on or before the 15th day following the first notice of the Claim to or from a disputing party, then the arbitration may be initiated by one party by providing to the other party a written notice of arbitration specifying the Claim or Claims to be arbitrated.  If a party refuses to honor its obligations to arbitrate under this provision, the other party may compel arbitration in either federal or state court in Houston, Texas and seek recovery of its attorneys’ fees and court costs incurred if the arbitration is ordered to proceed.

(c)  Place of Arbitration.  The arbitration proceeding shall be conducted in Houston, Texas, or some other location mutually agreed upon by the parties.

(d)  Selection of Arbitrators.  The arbitration panel (the “Panel”) shall consist of three arbitrators who are qualified to hear the type of Claim at issue.  They may be selected by agreement of the Parties within thirty days of the notice initiating the arbitration procedure, or from the date of any order compelling such arbitration to proceed.  If the Parties fail to agree upon the designation of any or all the Panel, then the Parties shall request the assistance of the CPR.  The Panel shall make all of its decisions by majority vote.  Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias, and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator.   The decision of the Panel will be binding and non-appealable, except as permitted under the Federal Arbitration Act.

(e)  Choice of Law as to Procedural Matters.  The enforcement of this agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this agreement to arbitrate, including but not limited to, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, and the rules governing the conduct of the arbitration, unless otherwise agreed by the Parties, shall be governed by and construed pursuant to the Federal Arbitration Act.

(f)  Choice of Law as to Substantive Claims.  In deciding the substance of the parties’ Claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of the law of another jurisdiction).

(g)  Procedure.  It is contemplated that the arbitration proceeding will be self-administered by the parties and conducted in accordance with procedures jointly determined by the Panel and the Parties; provided, however, that if either or both Parties believes the process will be enhanced if it is administered by the CPR, then either or both Parties shall have the right to cause the process to become administered by the CPR and, thereafter, the arbitration shall be conducted, where applicable or appropriate, pursuant to the administration of the CPR.  In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matters, the Panel shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings.

(h)  Final Hearing.  The final hearing shall be conducted within 120 days of the selection of the entire Panel.  The final hearing shall not exceed ten business days, with each party to be granted one-half of the allocated time to present its case to the arbitrators, unless otherwise agreed by the Parties.

(i)  Damages.  Only actual damages may be awarded.  It is expressly agreed that the Panel shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under the applicable law.

(j)  Decision of the Arbitration.  The Panel shall render its final decision and award in writing within 20 days of the completion of the final hearing completely resolving all of the Claims that are the subject of the arbitration proceeding.  The Panel shall certify in its decision that no part of its award includes any amount for treble, exemplary or punitive damages.  The Panel’s decision and award shall be final and non-appealable to the maximum extent permitted by law.  Any and all of the Panel’s orders and decisions will be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court in Houston, Texas having jurisdiction.

(k)  Confidentiality.  All proceedings conducted hereunder and the decision and award of the Panel shall be kept confidential by the Panel and, except as required by law or stock exchange regulation or in any proceeding to enforce any decision or award by the Panel, by the Parties.

Section 10.08  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Agreement may be executed by facsimile signature.

Section 10.09  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.10  Equitable Remedies.  Each of Continental and Contractor acknowledges and agrees that, under certain circumstances, the breach by Continental or Contractor of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity (and notwithstanding the provisions of Section 10.07 above), may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

Section 10.11  Relationship of Parties.  Nothing in this Agreement shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

Section 10.12  Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Ancillary Agreements are intended by the parties as a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof and all matters between the parties related to the subject matter herein or therein set forth.  This Agreement is made among, and for the benefit of, the parties hereto, and the parties do not intend to create any third-party beneficiaries hereby, and no other Person shall have any rights arising under, or interests in or to, this Agreement.

Section 10.13  Governing Law.  Except with respect to matters referenced in Section 10.07(e) (which shall be governed by and construed pursuant to the Federal Arbitration Act), this Agreement shall be governed by and construed in accordance with the laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of the law of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.  Except as otherwise provided in Section 10.07(e), any action arising out of this Agreement or the rights and duties of the parties arising hereunder may be brought, if at all, only in the state or federal courts located in Harris County, Texas.

Section 10.14  Right of Set-Off.  If any party hereto shall be in default hereunder or under any Ancillary Agreement to any other party hereto, then in any such case the non-defaulting party shall be entitled to set off from any payment owed by such non-defaulting party to the defaulting party hereunder any amount owed by the defaulting party to the non-defaulting party thereunder; provided that contemporaneously with any such set-off, the non-defaulting party shall give written notice of such action to the defaulting party; provided further that the failure to give such notice shall not affect the validity of the set-off.  It is specifically agreed that (i) for purposes of the set-off by any non-defaulting party, mutuality shall be deemed to exist between Continental and Contractor; (ii) reciprocity between Continental and Contractor exists with respect to their relative rights and obligations in respect of any such set-off; and (iii) the right of set-off is given as additional security to induce the parties to enter into the transactions contemplated hereby and by the Ancillary Agreements.  Upon completion of any such set-off, the obligation of the defaulting party to the non-defaulting party shall be extinguished to the extent of the amount so set-off.  Each party hereto further waives any right to assert as a defense to any attempted set-off the requirements of liquidation or mutuality.  This set-off provision shall be without prejudice, and in addition, to any right of set-off, combination of accounts, lien or other right to which any non-defaulting party is at any time otherwise entitled (either by operation of law, contract or otherwise), including without limitation pursuant to Section 3.06(b)(ii) hereof.

Section 10.15  Cooperation with Respect to Reporting.  Each of the parties hereto agrees to use its commercially reasonable efforts to cooperate with each other party in providing necessary data, to the extent in the possession of the first party, required by such other party in order to meet any reporting requirements to, or otherwise in connection with any filing with or provision of information to be made to, any regulatory agency or other governmental authority.

Section 10.16  Parent Guarantee.  Contemporaneous with the execution and delivery of this Agreement, Parent shall execute a guarantee in favor of Continental in form of Exhibit L.  Parent hereby agrees that it shall not participate in any transaction or series of transactions if, after giving effect to such transaction or series of transactions, Contractor will become the Subsidiary of another Person, unless at the time such transactions are consummated the entity with respect to which Contractor is or will be a Subsidiary executes and delivers to Continental a guarantee of the obligations of Contractor under this Agreement and the Ancillary Agreements substantially in the form of Exhibit L.

Section 10.17  Transition Arrangements.

(a)  Scheduling.  Subsequent to the execution of this Agreement, and prior to the commencement of the Term, Contractor and Continental shall work together to facilitate the initial monthly scheduling of Scheduled Flights.

(b)  Other Setup Arrangements. Subsequent to the execution of this Agreement, and prior to the commencement of the Term, Contractor and Continental shall work together to facilitate all other relevant aspects of the commencement of Contractor’s provision of Regional Airlines Services as of the beginning of the Term, including without limitation the provision of passenger-related airport services, ground handling services and technology-related services.

Section 10.18  Alternative Aircraft.  At any time that Continental desires to utilize aircraft other than aircraft constituting part of the Contractor Fleet, Contractor and Continental agree to meet and discuss in good faith the appropriate adjustments to this Agreement necessary to include such other aircraft as a Covered Aircraft and part of the Contractor Fleet.

IN WITNESS WHEREOF, the parties hereto have caused this Capacity Purchase Agreement to be duly executed and delivered as of the date and year first written above.

CONTINENTAL AIRLINES, INC.

By:           /s/ Jeffery A. Smisek
Name:     Jeffery A. Smisek
Title:       President

PINNACLE AIRLINES CORP.

By:           /s/ Philip H. Trenary
Name:     Philip H. Trenary
Title:       President & CEO

COLGAN AIR, INC.

By:           /s/ Philip H. Trenary
Name:      Philip H. Trenary
Title:        Vice President

SCHEDULE 1
Aircraft Delivery Schedule

Number*	Aircraft Type	Scheduled Delivery Date**
1.	Bombardier Q400	[***]
2.	Bombardier Q400	[***]
3.	Bombardier Q400	[***]
4.	Bombardier Q400	[***]
5.	Bombardier Q400	[***]
6.	Bombardier Q400	[***]
7.	Bombardier Q400	[***]
8.	Bombardier Q400	[***]
9.	Bombardier Q400	[***]
10.	Bombardier Q400	[***]
11.	Bombardier Q400	[***]
12.	Bombardier Q400	[***]
13.	Bombardier Q400	[***]
14.	Bombardier Q400	[***]
15.	Bombardier Q400	[***]

Each of the Bombardier Q400 aircraft shall be a new aircraft outfitted with all basic equipment and standard options required to operate the aircraft and provide a level of service consistent with Continental operations. The Bombardier Q400 aircraft shall be delivered for service hereunder configured with 74 seats as shown on Schedule 2 hereto and shall additionally be equipped with the optional equipment specified on Schedule 4 hereto; provided, that Continental may instead specify an alternative configuration of 74 seats with 31” pitch as shown as the alternative configuration on Schedule 2 if Continental provides Contractor with written notice of such election at least 15 days prior to the date by which Contractor must inform the manufacturer of the final seat configuration for the applicable aircraft.

The spare aircraft shall be aircraft position [***] or later, unless otherwise agreed by Continental.

* Parent represents that it has secured Bombardier Q400 aircraft delivery option rights from the manufacturer that would permit Parent to purchase from the manufacturer (and that require the manufacturer to sell to Parent) one or more (but not more than [***]) additional Q400 aircraft (at Parent’s option), with scheduled delivery dates (if the applicable related option therefor is exercised) as follows: [***] aircraft a month beginning in [***] and continuing each month thereafter through and including [***] (being a total of up to [***] additional aircraft delivery positions).  It is acknowledged that Parent is required to give the manufacturer notice of Parent’s exercise of the applicable option right for each additional aircraft to which such option right applies [***] months prior to the applicable related aircraft’s scheduled delivery month as above provided. It is agreed that Continental may direct Parent to exercise any one or more option rights for the applicable related option aircraft by providing Parent with written notice of such direction prior to the date that is 10 business days before the final date by which Parent must provide the manufacturer with notice of the exercise of the applicable option right (and upon such direction Parent agrees that it will exercise the subject option right). If Continental provides such direction, Contractor and Continental shall add the applicable option aircraft and the Scheduled Delivery Date therefor to this Schedule 1, such that such option aircraft will be designated as a Covered Aircraft hereunder and become subject to the provisions of this Agreement for the remaining Term; provided that the rate set forth on Appendix 1 to Schedule 3 as the rate “for each Covered Aircraft for each day in the Term” shall be increased or decreased for each such additional aircraft when such aircraft is delivered for service hereunder proportionately based on any percentage increase or decrease in the aircraft purchase cost relative to the average purchase cost for each of the first [***] Covered Aircraft.  Parent agrees not to amend the terms applicable to the option rights for such additional aircraft without Continental’s prior written approval and further that Parent shall cause to be fulfilled any conditions imposed by the manufacturer related to such option rights such that such option rights shall remain effective in favor of Parent as herein contemplated throughout the applicable option periods.  In addition, should Continental request Parent and manufacturer to adjust any of the dates referenced herein related to the option rights, Parent agrees to negotiate in good faith with Continental and the manufacturer to do so.

** The precise delivery date within the specified calendar month shall be determined by mutual agreement of Contractor and Continental.

SCHEDULE 2
Seating Configuration

SCHEDULE 3
Compensation

A.	Base and Incentive Compensation.
1.
Base Compensation.  Continental will pay to Contractor, in respect of the Covered Aircraft, block hours, flight hours, departures and each day in the Term, an amount calculated for each of the foregoing measurements and aggregated, as follows for each calendar month:

a.
the weighted average number of Covered Aircraft during such month, multiplied by the “for each Covered Aircraft for each day in the Term” rate as set forth in Appendix 1 hereto, multiplied by the actual number of days in such month; plus

b.	the number of block hours set forth on the Final Monthly Schedule for such month, multiplied by the “block hour” rate as set forth in Appendix 1 hereto, multiplied by [***]; plus
c.
for the first [***] months of the Term, flight hours calculated at [***] of the number of block hours set forth on the Final Monthly Schedule for such month, and thereafter the trailing two-month average ratio of actual flight hours flown to actual block hours flown, multiplied by the number of block hours set forth on the Final Monthly Schedule for such month, in each case multiplied by the “flight hour” rate as set forth in Appendix 1 hereto, multiplied by [***]; plus

d.	the number of departures set forth on the Final Monthly Schedule for such month, multiplied by the rate set forth in Appendix 1 hereto for each Scheduled Flight departure, multiplied by [***]; plus
e.
the number of departures set forth on the Final Monthly Schedule for such month at all Contractor Airports, multiplied by the rate set forth in Appendix 1 hereto for each Scheduled Flight departure at a Contractor Airport, multiplied by [***]; plus

f.
the actual number of days in such month multiplied by the “each day in the Term” rate set forth in Appendix 1 hereto; provided, that until such time as all of the Covered Aircraft set forth on Schedule 1 have been delivered (and after such time as Covered Aircraft begin exiting service hereunder), the “each day in the Term” rate set forth on Appendix 1 shall be deemed to be, for each day during the relevant period, [***] of the amount set forth on such appendix multiplied by the number of Covered Aircraft then delivered and remaining in service hereunder on or prior to such day (except that if Continental has previously elected to increase the number of Covered Aircraft pursuant to Schedule 1, then the [***] multiplier shall be further adjusted to reflect the total number of Covered Aircraft that will be, or have been as applicable, delivered hereunder).

                In addition, Continental will pay Contractor an allocation for Reconciled Expenses set forth in Appendix 3, and as reconciled and further described in Paragraph B(6)(a) below:

g.
for Reconciled Expenses constituting payments for Terminal Facilities at Contractor Airports, glycol and de-icing costs at Contractor Airports, and passenger-related interrupted trip costs (including hotel, meal and calling card vouchers) and baggage handling claims, repairs and delivery costs related to Uncontrollable Cancellations and oversales at Contractor Airports, Base Compensation shall include the amount set forth for such Reconciled Expenses on Appendix 3; and

h.
for Reconciled Expenses constituting payments for passenger liability insurance, hull and war risk insurance costs, landing fees and air navigation fees, Base Compensation shall include an allocation based on the factors set forth for such Reconciled Expenses on Appendix 3 and calculated in accordance with Paragraph B(6)(b).

                The aggregate Base Compensation shall be invoiced as provided in Section 3.06(a).

2.	Incentive Compensation. With respect to each calendar month, incentive compensation shall be calculated as follows:
a.
On-Time Bonus/Rebate.  The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Continental to Contractor) or a rebate (represented by a payment by Contractor to Continental), in each case in respect of on-time performance, as determined pursuant to Appendix 4 to this Schedule 3.

b.
Fuel Efficiency Bonus.  The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Continental to Contractor) in respect of Fuel burn efficiency, as determined pursuant to Appendix 4 to this Schedule 3.

                The aggregate Incentive Compensation shall be invoiced as provided in Section 3.06(b).

B.	Expenses and Reconciliation.
1.
Passenger and Cargo Revenue-Related Expenses.  With respect to Scheduled Flights, in consideration of the provision by Contractor of Regional Airline Services and its compliance with the other terms and conditions of this Agreement, the following expenses shall be incurred directly by Continental:

a.
passenger and cargo revenue-related expenses, including but not limited to commissions, taxes and fees related to the transportation of passengers or cargo, food and beverage costs, charges for fare or tariff filings, sales and advertising costs, computer reservation system fees, credit card fees, interline fees, revenue taxes, GDS fees, airport collateral materials, reservation costs, revenue accounting costs, including costs associated with ticket sales reporting and unreported sales, OnePass participation costs and Continental Currencies;

b.	glycol, de-icing and snow removal costs at Continental Airports;
c.	denied boarding amenities and travel certificates issued in connection with oversales;
d.
passenger-related interrupted trip costs (including hotel, meal and calling cards vouchers) and baggage handling claims, repairs and delivery costs related to Uncontrollable Cancellations and oversales at Continental Airports;

e.
as provided by and in consideration of Contractor’s compliance with its obligations under this Agreement and the Ancillary Agreements, fuel, fuel taxes and fuel into plane charges, including administration fees, if any;

f.	rent for Terminal Facilities at Continental Airports;
g.	ground handling costs at Continental Airports, for which costs Continental is responsible pursuant to the Continental Ground Handling Agreement; and
h.	technology services related to all passenger services processes.
2.	[reserved]
3.	Flight Reconciliation.
a.
With respect to Scheduled Flights, for any calendar month in which Contractor’s actual block hours flown exceeds the block hours invoiced pursuant to Paragraph A(1)(b) for such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the difference between the actual block hours flown for Scheduled Flights and such invoiced block hours, multiplied by (ii) the Base Compensation per block hour as set forth in Appendix 1 hereto.

b.
With respect to Scheduled Flights, for any calendar month for which the block hours invoiced pursuant to Paragraph A(1)(b) exceeds Contractor’s actual block hours flown in such calendar month, then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the difference between such invoiced block hours and the actual block hours flown for Scheduled Flights, multiplied by (ii) the Base Compensation per block hour as set forth in Appendix 1 hereto.

c.
With respect to Scheduled Flights, for any calendar month in which Contractor’s actual flight hours flown exceeds the flight hours invoiced pursuant to Paragraph A(1)(c) for such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the difference between the actual flight hours flown for Scheduled Flights and such invoiced flight hours, multiplied by (ii) the Base Compensation per flight hour as set forth in Appendix 1 hereto.

d.
With respect to Scheduled Flights, for any calendar month for which the scheduled flight hours invoiced pursuant to Paragraph A(1)(b) exceeds Contractor’s actual flight hours flown in such calendar month, then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the difference between such invoiced flight hours and the actual flight hours flown for Scheduled Flights, multiplied by (ii) the Base Compensation per flight hour as set forth in Appendix 1 hereto.

e.
With respect to Scheduled Flights, for any calendar month in which Contractor’s actual departures exceeds the scheduled departures invoiced pursuant to Paragraph A(1)(d) for such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the difference between the departures for Scheduled Flights and such invoiced departures, multiplied by (ii) the Base Compensation per Scheduled Flight departure as set forth in Appendix 1 hereto.

f.
With respect to Scheduled Flights, for any calendar month for which the scheduled departures invoiced pursuant to Paragraph A(1)(d) exceeds Contractor’s actual departures in such calendar month, then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the difference between such invoiced departures and the actual departures for Scheduled Flights, multiplied by (ii) the Base Compensation per Scheduled Flight departure as set forth in Appendix 1 hereto.

g.
With respect to Scheduled Flights, for any calendar month in which Contractor’s actual departures at Contractor Airports exceeds the scheduled invoiced pursuant to Paragraph A(1)(e) for such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the difference between the departures for Scheduled Flights at Contractor Airports and such invoiced departures, multiplied by (ii) the Base Compensation per Scheduled Flight departureat Contractor Airports as set forth in Appendix 1 hereto.

h.
With respect to Scheduled Flights, for any calendar month for which the scheduled departures at Contractor Airports invoiced pursuant to Paragraph A(1)(e) exceeds Contractor’s actual departures at Contractor Airports in such calendar month, then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the difference between such invoiced departures and the actual departures at Contractor Airports for Scheduled Flights, multiplied by (ii) the Base Compensation per Scheduled Flight departure at Contractor Airports as set forth in Appendix 1 hereto.

4.	Flight Cancellation Reconciliation.
a.
With respect to Scheduled Flights, for any calendar month in which (x) the actual number of Controllable Cancellations exceeds (y) the product of [***] multiplied by the total number of actual Scheduled Flight departures in such calendar month (the “Benchmark Controllable Cancellation Number” for such calendar month), then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the Controllable Completion Factor Incentive Rate set forth on Appendix 2 multiplied by (ii) the number of such excess actual Controllable Cancellations above the Benchmark Controllable Cancellation Number.

b.
With respect to Scheduled Flights, for any calendar month in which (x) the Benchmark Controllable Cancellation Number for such calendar month exceeds (y) the actual number of Controllable Cancellations in such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the Controllable Completion Factor Incentive Rate as set forth in Appendix 2 multiplied by (ii) the excess of such Benchmark Controllable Cancellation Number above the number of actual Controllable Cancellations.

c.	For purposes of this Paragraph B(4), for any month during which a Labor Strike occurs, the Benchmark Controllable Cancellation Number for such month shall be [***].
d.	For all purposes of this Agreement, the term Uncontrollable Cancellations shall include the following:
I.
After presentation of the Final Monthly Schedule pursuant to Section 2.01(b) of the Agreement, if Continental makes any changes to such schedule that result in a cancellation of a Scheduled Flight, then such cancellation shall constitute an Uncontrollable Cancellation.

II.
If any proposed Scheduled Flight on a planned flight schedule involves a flight to a new airport which will be a Contractor Airport, and Contractor experiences a delay in preparing the required facilities and making all necessary arrangements to complete a flight to such airport, which delay either (i) is caused by the Environmental Protection Agency, airport or any other governmental authority, or (ii) occurs after Contractor received less than 90 days’ advance notice of such Scheduled Flight to a new airport and used its commercially reasonable efforts to prepare the required facilities and make all necessary arrangements (all in accordance with the Master Facility and Ground Handling Agreement), and in either case such Scheduled Flight is cancelled as a result of such delay, then such cancellation shall constitute an Uncontrollable Cancellation.

e.
Contractor hereby agrees that each cancellation of a Scheduled Flight shall be designated as either a Controllable Cancellation or an Uncontrollable Cancellation on a basis consistent with Continental’s historical experience and practice with operators of its regional aircraft.

5.
Payload Restriction Reconciliation.  Appendix 6 sets forth the number of seats per aircraft that Contractor shall make available for sale in each market.  Contractor will be responsible for the cost associated with any reduction in seats available for sale per Scheduled Flight, but only to the extent that a reduction is imposed on more than [***] of the Scheduled Flights with the same city pairs and departure times in any month or on Scheduled Flights with the same city pairs and departure times on more than [***] consecutive days.  The cost associated with the reduction in seats will be deemed to be equal to (a) the aggregate number of seats on the affected Scheduled Flights removed from sale during such month, divided by (b) the aggregate number of seats expected to be available for sale for such Scheduled Flights during such month as set forth in Appendix 6, multiplied by (c) the sum of the flight hour and block hour rates set forth in Appendix 1, multiplied by (d) the average number of actual block hours flown for such Scheduled Flight over the past twelve months.

6.	Reconciled Expenses.
a.
Except to the extent that payments are made by Contractor to Continental pursuant to Paragraph B(4)(c) in respect of any of the following expenses for any Controllable Cancellation resulting solely from any Labor Strike or from a non-carrier specific airworthiness directive or other non-carrier specific regulatory order, the following expenses incurred in connection with Scheduled Flights shall be reconciled monthly (except as specifically set forth below) to actual costs:  (i) all payments made by Contractor for Terminal Facilities at Contractor Airports (other than payments constituting indemnity or similar payments); (ii) passenger liability, hull and war risk insurance costs; provided, that Continental shall not pay to Contractor any amount in respect of this clause (ii) that is in excess of the greater of (A) [***] of Contractor’s actual passenger liability, hull and war risk insurance costs, or (B) the average costs of passenger liability, hull and war risk insurance for those regional airline operators who fly exclusively aircraft having [***] or more seats and having capacity purchase agreements with Continental, excluding (x) any such operator that experienced a major loss within the previous three years, and (y) any such operator whose insurance rates are included with its Major Airline partner(s), and provided further, that Continental shall not pay to Contractor any amount in respect of this clause (ii) that is in excess of the Average Peer Group Rates; (iii) landing fees; (iv) glycol and de-icing costs at Contractor Airports; (v) passenger-related interrupted trip costs (including hotel, meal and calling cards vouchers) and baggage handling claims, repairs and delivery costs related to Uncontrollable Cancellations and oversales at Contractor Airports, at a per passenger cost not unreasonably in excess of Continental’s per passenger cost for regional airline passengers; and (vi) air navigation fees paid to NavCanada (or any Canadian successor thereto) and Servicios a la Navegación en el Espacio Aéreo Mexicano (SENEAM) (or any Mexican successor thereto), in each case in respect of Scheduled Flights (collectively, the “Reconciled Expenses”). The Base Compensation includes allocations of the Reconciled Expenses as set forth in Appendix 3 and with respect to certain Reconciled Expenses, as further provided in Paragraph B(6)(b) below.  If in any month the Contractor’s actual Reconciled Expenses exceed the amount of Reconciled Expenses included in the Base Compensation in accordance with Appendix 3 and with respect to certain Reconciled Expenses as further provided in Paragraph B(6)(b) below for such month, Continental shall pay to Contractor an amount equal to such difference.  If in any month the amount of Reconciled Expenses included in the Base Compensation in accordance with Appendix 3 and with respect to certain Reconciled Expenses as further provided in Paragraph B(6)(b) below for such month exceeds the Contractor’s actual Reconciled Expenses, Contractor shall pay to Continental an amount equal to such difference.

b.	The allocations included in Base Compensation for Reconciled Expenses of the type set forth in Paragraph A(1)(i) for any particular month shall be calculated as provided below:
I.
The amount of passenger liability, hull and war risk insurance costs referred to in clause (ii) of Paragraph B(6)(a) included in the Base Compensation for any particular month will be equal to the product of (1) the insurance rate set forth on Appendix 3 multiplied by (2) the Forecasted Passengers for such month.

II.
The amount of landing fees referred to in clause (iii) of Paragraph B(6)(a) included in the Base Compensation for any particular month will be equal to the aggregate sum of the following products: (1) the landing fee rate set forth in Appendix 3, multiplied by (2) the number of scheduled departures set forth in the Final Monthly Schedule, multiplied by (3) [***].

III.
The amount of Canadian and Mexican air navigation fees referred to in clause (vi) of Paragraph B(6)(a) included in the Base Compensation for any particular month will be equal to the aggregate sum of the following products: (1) the Canadian and Mexican air navigation rates set forth in Appendix 3, multiplied by (2) the number of scheduled departures in Canada and Mexico set forth in the Final Monthly Schedule, multiplied by (3) [***].

7.
No Reconciliation for Fines, Etc.  Notwithstanding anything to the contrary contained in this Paragraph B, Continental shall not be required to incur any cost or make any reconciliation payment pursuant to this Paragraph B to the extent that such cost or reconciliation payment is attributable to any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by Contractor as a result of any violation by Contractor of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority.

Schedule 3 Appendices

Appendix 1                                Base Compensation Rates
Appendix 2                                Controllable Completion Factor Incentive Rate
Appendix 3                                Reconciliation of Expenses
Appendix 4                                Incentive Bonuses/Penalties
Appendix 5                                Insurance Rates
Appendix 6                                Weight Restrictions

Appendix 1 to Schedule 3
Base Compensation Rates

      $[***]                                for each day in the Term
     $[***]                                for each Covered Aircraft for each day in the Term
           $[***]                                for each actual block hour
                               $[***]                                for each actual flight hour
                               $[***]                                for each Scheduled Flight departure
                               $[***]                                for each Scheduled Flight departure at a Contractor Airport

Appendix 2 to Schedule 3
Controllable Completion Factor Incentive Rate

The “Controllable Completion Factor Incentive Rate” shall be [***], as adjusted pursuant to Section 3.02 of this Agreement.

Appendix 3 to Schedule 3
Reconciliation of Expenses

Reconciled	Schedule 3	Statistical
Expense	Reference	Driver	Rate
Terminal Facility Rent at Contractor Airports	Sched3.B.6(a)(i)	Per month	[***]
Passenger Liability, Hull and War Risk Insurance	Sched3.B.6(a)(iv)	Per Passenger	[***]
Landing Fees	Sched3.B.6(a)(v)	Per Departure	[***]
Glycol and De-icing at Contractor Airports	Sched3.B.6(a)(vi)	Per winter month*	[***]
Interrupted Trip and Baggage Handling at Contractor Airports	Sched3.B.6(a)(vii)	Per month	[***]
Canadian and Mexican Air Navigation	Sched3.B6(a)(viii)	Per Departure**	[***]

The Appendix 1 Rates shall be adjusted pursuant to the terms of Section 3.02 of this Agreement.

*        Winter Months refer to November 1 to April 30
**      Includes flights to or from an airport in Canada or Mexico

Appendix 4 to Schedule 3
Incentive Bonuses/Rebates

1.  On Time Bonus/Rebate:  For purposes of Paragraph A(2), the bonus or rebate, as the case may be, for on-time performance shall be determined as follows:

a.
Contractor’s on-time Scheduled Flight departures (i.e. Scheduled Flight departures that actually departed not later than the scheduled departure time excluding departures impacted by weather or ATC) to or from each of EWR, CLE and IAH shall be measured.

b.
If Contractor’s actual percentage of Scheduled Flight departures within zero minutes (as a percentage of Contractor’s actual departures excluding departures impacted by weather or ATC) for any such calendar month to or from any of EWR, CLE or IAH is above the Annual Historical Percentage set forth below for such airport, then the reconciliation payment for such month shall include a payment by Continental to Contractor equal to [***] multiplied by the number of Contractor’s actual departures (excluding departures impacted by weather or ATC) for such month at such airport, multiplied by the excess of Contractor’s actual percentage of Scheduled Flight departures within zero minutes above the Annual Historical Percentage of Scheduled Flight departures within zero minutes.  If Contractor’s actual percentage of Scheduled Flight departures within zero minutes (as a percentage of actual departures excluding departures impacted by weather or ATC) for any such calendar month to or from any of EWR, CLE or IAH is below the Annual Historical Percentage set forth below for such airport, then the reconciliation payment for such month shall include a payment by Contractor to Continental equal to [***] multiplied by the number of Contractor’s actual departures (excluding departures impacted by weather or ATC) for such month at such airport, multiplied by the excess of the Annual Historical Percentage of Scheduled Flight departures within zero minutes over Contractor’s actual percentage of Scheduled Flight departures within zero minutes.  For purposes of this Appendix 4, the “Annual Historical Percentage” for any of EWR, CLE or IAH for any year shall equal the average of the actual percentage of Scheduled Flight departures within zero minutes (as a percentage of Contractor’s flown departures excluding departures impacted by weather or ATC) of Covered Aircraft during such year in each of the last five full calendar years (or such lesser number of years as shall date back to January 1, 2004); provided that for the purposes of calculating the Annual Historical Percentage inclusive of years through December 31, 2007 calculations shall include all of Continental’s regional jet aircraft.  Should the processes currently utilized by the air traffic control system in the United States to manage commercial aircraft change, Contractor and Continental agree to meet and confer to adjust the targets.  Additionally, should Continental’s ground handling performance materially change from historical performance levels, Contractor and Continental agree to meet and confer to adjust the targets.  Should the parties be unable to reach an agreement on prospective targets, the on-time incentive provisions set forth in this Appendix 4 to Schedule 3 will cease to be of any force or effect.  As of January 1, 2007, the Annual Historical Percentages for EWR, CLE or IAH were as follows:

CLE	EWR	IAH
[***]	[***]	[***]

2.  Fuel Efficiency Bonus:  At Continental’s expense, Contractor agrees to develop a fuel efficiency program modeled on Continental’s fuel program.  Contractor acknowledges that such program is the property of Continental, shall be deemed confidential by Contractor and, for Contractor but not for Continental, shall be subject to the provisions of Section 10.06 of the Agreement.  For purposes of Paragraph A(2), the bonus, as the case may be, for fuel burn reduction shall be determined as follows:

a.
The Contractor’s second year of operation will be the first year under which the Contractor will be eligible to receive a bonus payment.  The Contractor’s second year of operations will be measured against the lower of (a) [***] gallons per block hour and (b) the average gallons per block hour consumed in Contractor’s first year of operations.  The baseline for each subsequent year will be the previous year’s performance.  For each year a Block Hour Fuel Burn Rate will be calculated by dividing gallons consumed in a given year by total block hours flown in the same year.

b.
The Contractor’s bonus will be calculated by subtracting the current year’s Block Hour Fuel Burn Rate from the baseline year’s Block Hour Fuel Burn Rate (a) times Continental’s average domestic price per gallon of fuel paid in the current year (b) times the total gallons consumed by Contractor in current year (c) times [***] (d).  Any expense borne by Continental to develop Contractor’s Fuel Efficiency program as herein contemplated will offset any fuel bonus payment until the balance of such account is zero.

Appendix 5 to Schedule 3
Insurance Rates

For passenger liability, hull and war risk insurance coverages - [***] per passenger

Appendix 6 to Schedule 3

Weight Restrictions

SEGMENT	AVAILABLE SEATS
ACK	[***]
ALB	[***]
ASE-Summer	[***]
ASE-Winter	[***]
AUS	[***]
BDL	[***]
BGR	[***]
BRO	[***]
BTR	[***]
BTV	[***]
BUF	[***]
BWI	[***]
CRP	[***]
DAL	[***]
DFW	[***]
GPT	[***]
HRL	[***]
IAD	[***]
JAN	[***]
LBB	[***]
LFT	[***]
LIT	[***]
MAF	[***]
MHT	[***]
MTY	[***]
OKC	[***]
ORF	[***]
PIT	[***]
PNS	[***]
PVD	[***]
PWM	[***]
RIC	[***]
ROC	[***]
SAT	[***]
SYR	[***]
TUL	[***]
YOW	[***]
YQB	[***]
YUL	[***]
YYZ	[***]

All other segments will have [***] available seats unless a different number is mutually agreed to by Continental and Contractor.

SCHEDULE 4
Optional Equipment List

SELECTED OPTIONAL FEATURES AND DESCRIPTIONS

[***]

Contractor agrees that it will use commercially reasonable efforts to cause the manufacturer to add to the aircraft any other optional equipment requested by Continental, subject to agreement on how the additional costs thereof will be paid.

EXHIBIT A
Definitions

Agreement– means the Capacity Purchase Agreement, dated as of February 2, 2007, among Continental, Parent and Carrier, as amended from time to time pursuant to Section 10.03 hereof.

Ancillary Agreements– means each of the agreements entered into by Continental and Contractor substantially in the form of Exhibits C, F and L hereto, together with all amendments, exhibits, schedules and annexes thereto (including any ground handling agreements entered into pursuant to Exhibit C).

Anniversary Date– the annual anniversary of the date of delivery of the last Covered Aircraft.

Annual CPI Change– means, for any January 1, the fraction  (expressed as a number rounded to four decimal places) as determined on the immediately preceding December 15th (or the first Business Day thereafter on which relevant CPI figures are publicly available) equal to the quotient obtained by dividing the simple average of the sum of the CPI for each of the last twelve months ending November immediately preceding such January 1 by the simple average of the sum of the CPI for each of the last twelve months ending November of the preceding year.  (As an example, and for illustrative purposes only, the Annual CPI Change for January 1, 2005 would be equal to [***]  (the simple average of the sum of the CPI for the last twelve months ending November of 2004) divided by [***] (the simple average of the sum of the CPI for the last twelve months ending November of 2003), or [***].)

Average Peer Group Rates– means, with respect to the insurance coverages and as of any date of determination, (x) the insurance rate set forth on Appendix 5 to Schedule 3, multiplied by (y) the average percentage increase or decrease, as appropriate, from January 1, 2006 to such date of determination, in the cost of such insurance coverages for the five regional airlines with annual revenues per passenger mile closest to those of Contractor, as determined by available information obtained from public sources or reputable insurance brokers, excluding (i) any such regional airline that experienced a major loss within the previous three years, and (ii) any regional airline whose insurance rates are included with its Major Airline partner(s).

Base Compensation– is defined in Paragraph A(1) of Schedule 3.

Base Term– is defined in Section 8.01.

Benchmark Controllable Cancellation Number– is defined in Paragraph B(4)(a) of Schedule 3.

Business Day– means each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in New York, New York or Houston, Texas are authorized by law to close.

Carrier – means Colgan Air, Inc., a Virginia corporation, and its successors and permitted assigns.

Cause– means (i) the suspension or revocation of Contractor’s authority to operate as a scheduled airline, (ii) the ceasing of Contractor’s operations as a scheduled airline, other than as a result of a Labor Strike and other than any temporary cessation not exceeding 14 days in length, (iii) the occurrence of a Labor Strike that shall have continued for 15 days or (iv) a willful or intentional material breach of this Agreement by Parent or Carrier that substantially deprives Continental of the benefits of this Agreement, which breach shall have continued for 45 days after notice thereof is delivered by Continental to Parent or Carrier, as the case may be.

Change of Control– means:

(i)           Parent or Carrier consolidates with, or merges with or into, a Prohibited Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to a Prohibited Person, or a Prohibited Person consolidates with, or merges with or into, Parent or Carrier in any such event pursuant to a transaction in which the voting securities of Parent or Carrier are converted into or exchanged for cash or securities of a Prohibited Person, except where the holders of voting securities of Parent or Carrier immediately prior to such transaction own not less than a majority of the voting securities of the surviving or transferee corporation immediately after such transaction, in each case other than any such transaction between Parent or Carrier on the one hand, and Continental and/or any of its Subsidiaries on the other;

(ii)           the direct or indirect acquisition by a Prohibited Person or any Person directly or indirectly controlling a Prohibited Person of beneficial ownership of [***] (unless such person is the largest shareholder of Parent or Carrier, in which case [***]) or more of the capital stock or voting power of Parent or Carrier;

(iii)           the direct or indirect acquisition by any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934) not described in clause (ii) above, of beneficial ownership of more than [***] of the capital stock or voting power of Parent or Carrier, other than (A) Continental or its Subsidiaries or (B) any “person” or “group” that is a Person who has a Schedule 13D on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to its holdings of Parent’s or Carrier’s voting securities (a “13D Person”), so long as (1) such 13D Person is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such 13D Person’s duties as agent for fully managed accounts, holds or exercises voting or dispositive power over Parent’s or Carrier’s voting securities, (2) such 13D Person was a Person who had a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act with respect to its holdings of Parent’s or Carrier’s voting securities, and became a 13D Person pursuant to Rule 13d-1(f)(1), and (3) such 13D Person acquires and continues to have beneficial ownership of Parent’s or Carrier’s voting securities pursuant to trading activities undertaken in the ordinary course of such 13D Person’s business and not with the purpose nor the effect, either alone or in concert with any 13D Person, of exercising the power to direct or cause the direction of the management and policies of Parent or Carrier or of otherwise changing or influencing the control of Parent or Carrier, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; provided, that a “Change of Control” shall not occur pursuant to this clause (iii) if such “person” or “group” reduces its ownership of the capital stock or voting power of Parent or Carrier, as the case may be, to less than [***] within 30 days of the acquisition of ownership of at least [***] of such capital stock or voting power;

(iv) the liquidation or dissolution of Parent or Carrier in connection with which Carrier ceases operations as an air carrier;

(v)           the sale, transfer or other disposition of all or substantially all of the airline assets of Parent or Carrier on a consolidated basis directly or indirectly to a Prohibited Person or its affiliate, whether in a single transaction or a series of related transactions; or

 (vi)           the execution by Parent or Carrier of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding clauses.

Charter Flights– means any flight by a Covered Aircraft for charter operations at the direction of Continental that is not reflected in the Final Monthly Schedule.

Continental– means Continental Airlines, Inc., a Delaware corporation, and its successors and permitted assigns.

Continental Airport– means any airport at which Continental provides or arranges for the provision of ground handling services pursuant to the Continental Ground Handling Agreement.

Continental Currencies– means inflight currency coupons issued by Continental that may only be purchased at any Continental eService Center and may only be redeemed for alcoholic beverages or headsets on any Continental or Contractor flight.

Continental Ground Handling Agreement– means that certain IATA Standard Ground Handling Agreement (April 1993 version) between Continental and Contractor, together with Annex A thereto (Ground Handling Services, April 1993 version) and Annex B thereto substantially in the form of Exhibit C to the Master Facility and Ground Handling Agreement (or as otherwise agreed or amended) providing for the provision by or on behalf of Continental to Contractor of ground handling services at the airports specified therein.

Continental Hub Airport– means (i) George Bush Intercontinental Airport in Houston, Texas (IAH), Hopkins International Airport in Cleveland, Ohio (CLE) and Liberty International Airport in Newark, New Jersey (EWR), and (ii) as of any date of determination, any other airport at which Continental, together with its Subsidiaries and all other regional jets operating under Continental’s code, operates an average of more than [***] flights/day during the 90 days prior to such date of determination.

Continental Marks– is defined in Exhibit G.

Continental Premium Surcharge Amount– is defined in Paragraph B(5)(d)(III) of Schedule 3.

Contractor– is defined in the preamble.

Contractor Airport– means (i) any airport at which Contractor provides or arranges for the provision of ground handling services pursuant to the Contractor Ground Handling Agreement, and (ii) any other airport into or out of which Contractor operates any Scheduled Flight and which is not a Continental Airport.

Contractor Ground Handling Agreement– means that certain IATA Standard Ground Handling Agreement (April 1993 version) between Continental and Contractor, together with Annex A thereto (Ground Handling Services, April 1993 version) and Annex B thereto substantially in the form of Exhibit D to the Master Facility and Ground Handling Agreement (or as otherwise agreed or amended) providing for the provision by or on behalf of Continental to Contractor of ground handling services at the airports specified therein.

Contractor Fleet– means the Bombardier Q400 aircraft, or any portion of such aircraft consisting of one or more models, or any subgroup of such aircraft as determined from time to time by regulatory or court order or other governmental action (for example, all such aircraft manufactured within specific time frames).

Contractor Marks– is defined in Exhibit H.

Contractor Services– is defined in the Master Facility and Ground Handling Agreement.

Controllable Completion Factor Incentive Rate– is defined in Appendix 2 to Schedule 3.

Controllable Cancellation– means a cancellation of a Scheduled Flight that is not an Uncontrollable Cancellation.

Controllable Cancellation Factor– means, for any period of determination, the percentage of flights completed during such period, excluding Uncontrollable Cancellations.

Controllable On-Time Arrival Rate– means, for any period of determination, the percentage of flights arriving within [***] of scheduled arrival time during such period, excluding flights impacted by ATC or weather related delays.

Covered Aircraft– means all of the aircraft listed on Schedule 1 and presented for service by Contractor, as adjusted from time to time for withdrawals pursuant to Article VIII.

CPI– means (i) the Consumer Price Index for All Urban Consumers – U.S. City Average, All Items, Not Seasonally Adjusted Base Period: 1982-84 = 100, as published by the Bureau of Labor Statistics, United States Department of Labor, or (at any time when the Bureau of Labor Statistics is no longer publishing such Index) as published by any other agency or instrumentality of the United States of America, or (ii) at any time after the index described in clause (i) shall have been discontinued, any reasonably comparable replacement index or other computation published by the Bureau of Labor Statistics or any other agency or instrumentality of the United States of America.  If any such index shall be revised in any material respect (such as to change the base year used for computation purposes), then all relevant determinations under this Agreement shall be made in accordance with the relevant conversion factor or other formula published by the Bureau of Labor Statistics or any other agency or instrumentality of the United States of America, or (if no such conversion factor or other formula shall have been so published) in accordance with the relevant conversion factor or other formula published for that purpose by any nationally recognized publisher of such statistical information.

DOT– means the United States Department of Transportation.

FAA– means the United States Federal Aviation Administration.

Final Monthly Schedule – means the final schedule of Scheduled Flights for the next calendar month delivered by Continental to Contractor pursuant to Section 2.01(b).

Flight Cancellation Reconciliation– is defined in Paragraph B(6) of Schedule 3.

Flight Reconciliation– is defined in Paragraph B(3) of Schedule 3.

Forecasted Passengers– means, for any month, the forecasted Revenue Onboards derived from the Final Monthly Schedule for the previous month.

Fuel Purchasing Agreement– means that certain Fuel Purchasing Agreement to be entered into between Continental and Contractor, in the form attached hereto as Exhibit F (or as otherwise agreed or amended).

Identification– means the Continental Marks, the aircraft livery set forth on Exhibit H, the Continental flight code and other trade names, trademarks, service marks, graphics, logos, employee uniform designs, distinctive color schemes and other identification selected by Continental in its sole discretion for the Regional Airline Services to be provided by Contractor, whether or not such identification is copyrightable or otherwise protected or protectable under federal law.

Labor Strike– means a labor dispute, as such term is defined in 29 U.S.C. Section 113(c) involving Contractor and some or all of its employees, which dispute results in a union-authorized strike occurring after the National Mediation Board has released the Contractor and such employees to self-help and the 30-day “cooling-off” period relating thereto shall have expired.

Major Airline– means an air carrier, the consolidated annual revenues of which for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination (or the U.S. dollar equivalent thereof).

Master Facility and Ground Handling Agreement– means that certain Master Facility and Ground Handling Agreement to be entered into between Continental and Contractor, in the form attached hereto as Exhibit C (or as otherwise agreed or amended).

Parent– means Pinnacle Airlines Corp., a Delaware corporation, and its successors and permitted assigns.

Person– means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

Prohibited Person– means (i) an air carrier (other than Continental and its successors and any Subsidiary thereof), the consolidated annual revenues of which for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination (or the U.S. dollar equivalent thereof), in each case other than any air carrier at least [***] of whose available seat miles, together with the available seat miles of its affiliates, are flown under the livery or brand of another air carrier, and (ii) any executive officer, as of the date hereof or any date of determination, of an air carrier (other than Continental and its successors and any Subsidiary thereof), the consolidated annual revenues of which for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination and any entity in which such current executive officer is an officer or significant shareholder.

Reasonable Operating Constraints– means (i) the reasonable constraints on the operation of Scheduled Flights imposed by the aircraft type, maintenance requirements, crew scheduling requirements, crew training requirements, aircraft rotation requirements, and route authorities, slots and other applicable regulatory restrictions on flight schedules, provided, that, Contractor agrees that without Continental’s prior written approval (provided that if there are more than 20 Covered Aircraft then in service hereunder, then Continental agrees not to unreasonably withhold such approval), no Covered Aircraft shall be scheduled to be out of service for any scheduled maintenance check during any portion of the calendar year on or between June 1st and August 15th and not more than one Covered Aircraft shall be scheduled to be out of service for any scheduled maintenance check during the same time period during the year (it being further agreed that the parties agree to confer from time to time during the Term in good faith with one another with the goal of planning any scheduled maintenance checks to be done at times that are mutually convenient for the parties), and (ii) for so long as Carrier is restricted from operating such flights by the terms of its agreement with USAirways, Inc., Continental agrees that it will not schedule Scheduled Flights hereunder to or from any of [***] and from or to any airport that is not then considered to be a hub airport in the industry (it being acknowledged that EWR, CLE and IAH are airports that are considered to be hub airports and accordingly, no limitations exist under this clause (ii) respecting flights to or from EWR, CLE or IAH and from or to any airport specified above (and upon any request to do so by Continental in connection with a desire by Continental to schedule Scheduled Flights hereunder that would otherwise not be permitted by this clause (ii), Carrier and Parent each agrees to use its commercially reasonable efforts to cause any limitation described in this clause (ii) to be removed so as to permit such scheduling).

Reconciled Expenses– is defined in Paragraph B(6)(a) of Schedule 3.

Regional Airline Services– means the provisioning by Contractor to Continental of Scheduled Flights and related ferrying using the Covered Aircraft in accordance with this Agreement.

Revenue Onboard– means one revenue-generating passenger on one flight segment, regardless of whether such flight segment is all or part of such passenger’s entire one-way flight itinerary.

Revenue Threshold– means [***], as such amount may be increased based on the amount by which, for any date of determination, the most recently published CPI has increased to such date above the CPI for calendar year 2006.  For purposes hereof, the CPI for calendar year 2006 is the monthly average of the CPI for the twelve months ending on December 31, 2006.

Scheduled ASMs– means, for any period of calculation, the available seat miles for all Scheduled Flights during such period of calculation.

Scheduled Flight– means a flight by a Covered Aircraft as determined by Continental pursuant to Section 2.01(b) (including all Charter Flights).

Subsidiary– means, as to any Person, (a) any corporation more than [***] of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company, joint stock company or any other form of business or professional entity, in which such Person directly or indirectly through Subsidiaries has more than [***] equity interest at any time.

System Flight Disruption– means the failure by Contractor to complete at least [***] of the aggregate Scheduled ASMs in any three consecutive calendar months, or at least [***] of the aggregate Scheduled ASMs in any consecutive 45-day period, in each case excluding the effect of Uncontrollable Cancellations and flight cancellations caused solely by non-carrier specific airworthiness directives or other non-carrier specific regulatory order; provided, that if the average number of Block Hours flown per Covered Aircraft during such period is more than the average number of Block Hours flown per Covered Aircraft during the three consecutive calendar months immediately preceding the period first measured, then the calculation for purposes of this definition shall disregard that number of Scheduled ASMs for such period as is necessary to reduce the average number of Block Hours flown per Covered Aircraft during such period to the average number of Block Hours flown per Covered Aircraft during prior three consecutive calendar month period; provided further, that a System Flight Disruption shall be deemed to continue until the next occurrence of a single calendar month in which Contractor completes at least [***] of the aggregate Scheduled ASMs; and provided further, that completions and cancellations of Scheduled Flights on any day during which a Labor Strike is continuing shall not be taken into account in the foregoing calculations.

Term– is defined in Section 8.01.

Terminal Facilities– means “Terminal Facilities” as such term is defined in the Master Facility and Ground Handling Agreement.

Termination Date– means the date of early termination of this Agreement, as provided in a notice delivered from one party to the others pursuant to Section 8.02, or, if no such early termination shall have occurred, the date of the end of the Base Term.

TSA– means the United States Transportation Security Administration.

Uncontrollable Cancellation– means a cancellation of a Scheduled Flight that is solely weather-related, air traffic control-related or described in Paragraph B(4)(d) of Schedule 3, in each case as coded on Contractor’s operations reports in accordance with Continental’s standard coding policies and pursuant to Paragraph B(4)(e) of Schedule 3.

Wind-Down Period– means the period after the Termination Date or the end of the Base Term, as the case may be, and until the time when the last Covered Aircraft has been withdrawn from this Agreement.

Wind-Down Schedule – means the schedule, determined as provided in Article VIII of this Agreement, for Covered Aircraft to be withdrawn from this Agreement.

EXHIBIT B
[Reserved]

EXHIBIT C
Master Facility and Ground Handling Agreement

EXHIBIT D
Terms of Codeshare Arrangements

1.  Contractor’s use of CO code.  During the Term of the Agreement, Continental shall be permitted to place its two-letter designator code “CO” on all flights operated by Contractor and shall place its designator code, “CO”, on all flights operated by Contractor with Covered Aircraft.  Continental may suspend the display of its code on flights operated by Contractor if Contractor is in breach of any of its operational or safety-related obligations under the Agreement during the period that such breach continues.  All Contractor operated flights that display the CO code are referred to herein as “CO* Flights”.

2.  Contractor’s display of CO code.
(a)
All CO* Flights will be included in the schedule, availability and fare displays of all computerized reservations systems in which Continental and Contractor participate, the Official Airline Guide (to the extent agreed upon) and Continental’s and Contractor’s internal reservation systems, under the CO code, to the extent possible.  Continental and Contractor will take the appropriate measures necessary to ensure the display of the schedules of all CO* Flights in accordance with the preceding sentence.

(b)	Continental and Contractor will disclose and identify the CO* Flights to the public as actually being a flight of and operated by Contractor, in at least the following ways:
(i)	a symbol will be used in timetables and computer reservation systems indicating that CO* Flights are actually operated by Contractor;
(ii)	to the extent reasonable, messages on airport flight information displays will identify Contractor as the operator of flights shown as CO* Flights;
(iii)	Continental and Contractor advertising concerning CO* Flights and Continental and Contractor reservationists will disclose Contractor as the operator of each CO* Flight; and
(iv)	in any other manner prescribed by law.
3.  Terms and Conditions of Carriage.  In all cases the contract of carriage between a passenger and a carrier will be that of the carrier whose code is designated on the ticket.  Continental and Contractor shall each cooperate with the other in the exchange of information necessary to conform each carrier’s contract of carriage to reflect service offered by the other carrier.

4.  Notification of irregularities in operations. Contractor shall promptly notify Continental of all irregularities involving a CO* Flight which result in any material damage to persons or property as soon as such information is available and shall furnish to Continental as much detail as practicable.   For purposes of this section, notification shall be made as follows:

Continental Airlines System Operations Control Center (SOCC)
1600 Smith
Houston, Texas 77002
Attention: Operations Director
Phone no. [***]
Fax no. [***]
SITA FCFDDCO

5.  Code Sharing License.

(a)
Grant of License. Subject to the terms and conditions of the Agreement, Continental hereby grants to Contractor a nonexclusive, nontransferable, revocable license to use the CO* designator code on all of its flights operated as a CO* Flight.

(b)
Control of CO* Flights. Subject to the terms and conditions of the Agreement, Contractor shall have sole responsibility for and control over, and Continental shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of Contractor’s operation of CO* Flights.

6.  Display of other codes.  During the Term of the Agreement, Continental shall have the exclusive right to determine which other airlines (“Alliance Airlines”), if any, may place their two letter designator codes on flights operated by Contractor with Covered Aircraft and to enter into agreements with such Alliance Airlines with respect thereto.  Contractor will cooperate with Continental and any Alliance Airlines in the formation of a code share relationship between Contractor and the Alliance Airlines and enter into reasonably acceptable agreements and make the necessary governmental filings, as requested by Continental, with respect thereto.

7.  Customer First.  During the period that Continental places its designator code on flights operated by Contractor, Contractor will adopt and follow plans and policies comparable (to the extent applicable and permitted by law and subject to operational constraints) to Continental’s Customer First Commitments as presently existing and hereafter modified.  Contractor acknowledges that it has received a copy of Continental’s presently existing Customer First Commitments.  Continental will provide Contractor with any modifications thereto promptly after they are made.

EXHIBIT E
Non-Revenue Pass Travel

Continental will have the sole right to design, implement and oversee a pass travel program for the Regional Air Services, including jump seat policies.

EXHIBIT F
Fuel Purchasing Agreement

THIS FUEL PURCHASING AGREEMENT (this “Agreement”) is made as of this 2nd day of February, 2007, by and between CONTINENTAL AIRLINES, INC., a Delaware corporation (“Continental”), and Colgan Air, Inc., a Virginia corporation (“Contractor”).

WHEREAS, Continental, Contractor and Pinnacle Airlines Corp., Contractor’s parent (“Parent”), are entering into a Capacity Purchase Agreement contemporaneously with the execution of this Agreement (the “Capacity Purchase Agreement”);

WHEREAS, Contractor has requested that Continental purchase on Contractor’s behalf and supply it with all of the jet fuel needed to provide the Regional Airline Services, and Continental is willing to do so on the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Definitions.  All capitalized terms that are used and not otherwise defined herein shall have the meanings given to such terms in the Capacity Purchase Agreement.

2.  Products Covered.  The product covered by this Agreement shall be aviation fuel meeting ASTM Specification D 1655-99 (such fuel being referred to herein as “Fuel”).  The definition of future products and the scope of this Agreement may be revised from time to time upon mutual consent of the parties.

3.  Services to Be Provided.  Continental shall supply or cause to be supplied to Contractor all Fuel that Contractor shall require to provide the Regional Airline Services, and Contractor shall purchase and pay for such Fuel in accordance with the terms and conditions of Section 5 of this Agreement.  In connection with the provision of Fuel to Contractor pursuant to this Agreement, Continental shall manage all aspects of procuring, transporting and delivering Fuel to Contractor in respect of Regional Airline Services, including without limitation selecting the source of Fuel, negotiating and consummating agreements with fuel suppliers and into-plane service providers, providing consortium representation and furnishing day-to-day management pertaining to any fuel-related services.  Continental shall be the exclusive provider of Fuel and fuel-related services used to provide Regional Airline Services during the term of this Agreement.

4.  Planning.  Contractor will provide Continental each month with a rolling twelve-month forecast of fuel needs not later than the 5th day of such month, which forecast shall reflect the Final Monthly Schedule for such month, Continental’s proposed schedule for Scheduled Flights for the two months following such month as presented to Contractor pursuant to Section 2.01(b) of the Capacity Purchase Agreement and such other information published by Continental regarding scheduled Contractor flights over the next twelve-month period.

5.  Price and Payment.  In consideration of Continental providing Fuel and other services to Contractor pursuant to this Agreement, Contractor, in addition to other consideration as set forth in Paragraph A on Schedule 3 to the Capacity Purchase Agreement, shall pay Continental [***] per calendar month.  This amount shall be included in the Invoiced Amount pursuant to Section 3.06(a) of the Capacity Purchase Agreement.  For the avoidance of doubt, the parties agree that all of Continental’s costs, gains or losses resulting from engaging in any fuel-price hedging transactions with respect to Fuel provided to Contractor under this Agreement shall be for Continental’s account.  Upon Continental’s request, Contractor agrees to execute promptly a written statement (on an Internal Revenue Service certificate entitled “Waiver For Use By Ultimate Purchasers Of Aviation-Grade Kerosene Used In Nontaxable Uses” or such other certificate or document as may be reasonably requested by Continental) stipulating that Continental is the ultimate vendor of the fuel sold to Contractor by Continental hereunder.

6.  Fuel Consortia.  Continental may, in its sole discretion and at its sole expense, direct Contractor to do any of the following (in which event Contractor shall comply with Continental’s directions):  (i) join any fuel consortium selected by Continental at any airport at which Continental provides Fuel to Contractor, (ii) terminate any membership that it has or may have in any such consortium or (iii) not join any such consortium at any such airport and, in lieu thereof, pay a non-member fee to such consortium for the right to use fuel stored at such consortium’s storage facilities.

7.  Term.  This agreement is coterminous with the Capacity Purchase Agreement and may be terminated by either party upon the termination of the Capacity Purchase Agreement; provided, however, that if a party hereto elects to terminate this Agreement as a result of the Capacity Purchase Agreement being terminated, the terms of this Agreement shall continue with respect to any locations to which Scheduled Flights are flown during the Wind-Down Period.

8.  Authority.  Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

9.  Consent to Exclusive Jurisdiction.  Any action, suit or proceeding arising out of any claim that the parties cannot settle through good faith negotiations shall be litigated exclusively in the state courts of Harris County of the State of Texas.  Each of the parties hereto hereby irrevocably and unconditionally (a) submits to the jurisdiction of such state courts of Texas for any such action, suit or proceeding, (b) agrees not to commence any such action, suit or proceeding except in such state courts of Texas, (c) waives, and agrees not to plead or to make, any objection to the venue of any such action, suit or proceeding in such state courts of Texas, (d) waives, and agrees not to plead or to make, any claim that any such action, suit or proceeding brought in such state courts of Texas has been brought in an improper or otherwise inconvenient forum, (e) waives, and agrees not to plead or to make, any claim that such state courts of Texas lack personal jurisdiction over it, and (f) waives its right to remove any such action, suit or proceeding to the federal courts except when such courts are vested with sole and exclusive jurisdiction by statute.  The parties shall cooperate with each other in connection with any such action, suit or proceeding to obtain reliable assurances that confidential treatment will be accorded any information that any party shall reasonably deem to be confidential or proprietary.  Each of the parties hereto further covenants and agrees that, until the expiration of all applicable statutes of limitations relating to potential claims under this Agreement, each such party shall maintain a duly appointed agent for the service of summonses and other legal process in the State of Texas.

10.  Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.  Notwithstanding the foregoing, Continental may assign its rights and delegate its duties hereunder to any of its affiliates.

11.  Employees of Continental.  The employees, agents and independent contractors of Continental engaged in performing any of the services Continental is to perform pursuant to this Agreement are employees, agents and independent contractors of Continental for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of Contractor.  In its performance under this Agreement, Continental will act, for all purposes, as an independent contractor and not as an agent for Contractor.  Contractor will have no supervisory power or control over any employees, agents or independent contractors engaged by Continental in connection with its performance hereunder.

12.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (other than laws regarding conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

13.  Notices.  All notices shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Continental:
Continental Airlines, Inc.
1600 Smith Street, HQSCD
Houston, Texas  77002
Attention:  Senior Vice President – Corporate Development
Telecopy No.:  [***]

with a copy to:
Continental Airlines, Inc.
1600 Smith Street, HQSLG
Houston, Texas  77002
Attention:  General Counsel
Telecopy No.:  [***]

and to:

Continental Airlines, Inc.
1600 Smith Street, HQSFP
Houston, Texas 77002
Attention: Staff Vice President – Financial Planning
Telecopy No.: [***]

if to Contractor, to:
Pinnacle Airlines Corp.
1689 Nonconnah Blvd. Ste. 111
Memphis, Tennessee 38132
Attention:  Chief Financial Officer
Telecopy No.:  [***]

or to such other address as either party hereto may have furnished to the other party by a notice in writing in accordance with this Section 13.

14.  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.  Entire Agreement.  Except as otherwise set forth in this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

16.  Amendment and Modification.  This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto that specifically states that it is intended to amend or modify this Agreement.

17.  Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

18.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Agreement may be executed by facsimile signature.

19.  Waiver.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

20.  Equitable Remedies.  Each of Continental and Contractor acknowledges and agrees that under certain circumstances the breach by Continental or any of its affiliates or Contractor or any of its affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may, notwithstanding the provisions contained in Section 9, apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

21.  References; Construction.  The section and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement.  All references to days or months shall be deemed references to calendar days or months.  Unless the context otherwise requires, any reference to a “Section” shall be deemed to refer to a section of this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words “without limitation.”  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the date first above written.
CONTINENTAL AIRLINES, INC. COLGAN AIR, INC.

By:  /s/ Jeffery A. Smisek                                                                By: /s/ Philip H. Trenary
Name:  Jeffery A. Smisek                                                         Name:  Philip H. Trenary
Title: President                                                  Title:  Vice President

EXHIBIT G
Use of Continental Marks and Other Identification

1.
Grant.  Continental hereby grants to Contractor, and Contractor accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the Continental Marks and other Identification in connection with the rendering by Contractor of Regional Airline Services, subject to the conditions and restrictions set forth herein.

2.	Ownership of the Continental Marks and Other Identification.
a.
Continental shall at all times remain the owner of the Continental Marks and the other Identification and any registrations thereof and Contractor’s use of any Continental Marks or other Identification shall clearly identify Continental as the owner of such marks (to the extent practical) to protect Continental’s interest therein.  All use by Contractor of the Continental Marks and the other Identification shall inure to the benefit of Continental.  Nothing in this Agreement shall give Contractor any right, title, or interest in the Continental Marks or the other Identification other than right to use the Continental Marks and the other Identification in accordance with the terms of this Agreement.

b.
Contractor acknowledges Continental’s ownership of the Continental Marks and the other Identification and further acknowledges the validity of the Identification.  Contractor agrees that it will not do anything that in any way infringes or abridges Continental’s rights in the Identification or directly or indirectly challenges the validity of the Identification

3.	Use of the Continental Marks and the Other Identification.
a.	Contractor shall use the Continental Marks and other Identification only as authorized herein by Continental and in accordance with such standards of quality as Continental may establish.
b.	Contractor shall use the Identification on all Covered Aircraft and all facilities, equipment, uniforms and printed materials used in connection with the Regional Airline Services.
c.
Contractor shall not use the Identification for any purpose other than as set forth in this Exhibit G, and specifically shall have no right to use the Continental Marks or other Identification on or in any aircraft other than Covered Aircraft or in connection with any other operations of Contractor.

d.
Continental shall have exclusive control over the use and display of the Continental Marks and other Identification, and may change the Identification at any time and from time to time (including by adding or deleting marks from the list specified in this Exhibit G), in which case Contractor shall as soon as practicable make such changes as are requested by Continental to utilize the new Identification; provided that Continental shall either pay directly the reasonable costs of making such changes to the Identification or shall promptly reimburse Contractor for its reasonable expenses incurred in making such changes.

e.
Nothing shall abridge Continental’s right to use and/or to license the Identification, and Continental reserves the right to the continued use of all the Identification, to license such other uses of the Identification and to enter into such agreements with other carriers providing for arrangements similar to those with Contractor as Continental may desire.  No term or provision of this Agreement shall be construed to preclude the use of the Continental Marks or other Identification by other persons or for similar or other uses not covered by this Agreement.

4.
Continental-Controlled Litigation.  Continental at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the Continental Marks and other Identification against any infringement or dilution.  Contractor agrees to cooperate fully with Continental in the defense and protection of the Continental Marks and other Identification as reasonably requested by Continental.  Contractor shall report to Continental any infringement or imitation of, or challenge to, the Continental Marks and other Identification, immediately upon becoming aware of same.  Contractor shall not be entitled to bring, or compel Continental to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the Continental Marks and other Identification without the written agreement of Continental.  Continental shall not be liable for any loss, cost, damage or expense suffered or incurred by Contractor because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations or challenges or because of the failure of any such action or proceeding.  If Continental shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Contractor agrees to provide all reasonable assistance requested by Continental in preparing for and prosecuting the same.

5.
Revocation of License.  Continental shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the Identification provided Contractor herein shall revert to Continental and the Continental Marks and the other Identification shall not be used by Contractor in connection with any operations of Contractor.  The following provisions shall apply to the termination of the license provided herein:  (i) in the case of a termination of the license to use the globe element of the Continental Marks, Contractor shall cease all use of the globe element of the Continental Marks with respect to each Covered Aircraft within 90 days of such aircraft being withdrawn from the capacity purchase provisions of the Agreement, and shall cease all use of the globe element of the Continental Marks in all other respects within 90 days of last Covered Aircraft being withdrawn from this Agreement (unless this Agreement is terminated for Cause or pursuant to Section 9.02(a) or the first sentence of Section 9.02(b), in which case Contractor shall cease all use of the globe element of the Continental Marks within 45 days of the Termination Date); (ii) in the case of a termination of the license to use any other Continental Marks and Identification, Contractor shall cease all use of such other Continental Marks and Identification within 45 days of the termination of the license for such other Continental Marks and other Identification.  Within such specified period, Contractor shall cease all use of such other Continental Marks and Identification, and shall change its facilities, equipment, uniforms and supplies to avoid any customer confusion or the appearance that Contractor is continuing to have an operating relationship with Continental, and Contractor shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the Continental Marks or other Identification or take actions that otherwise may infringe the Continental Marks and the other Identification.

6.
Assignment.  The non-exclusive license granted by Continental to Contractor is personal to Contractor and may not be assigned, sub-licensed or transferred by Contractor in any manner without the written consent of a duly authorized representative of Continental.

7.	Continental Marks. The Continental Marks are as follows:
CONTINENTAL CONNECTION
CONTINENTAL CONNECTION’S LOGO (DESIGN) IN COLOR
CONTINENTAL CONNECTION’S LOGO (DESIGN) IN BLACK & WHITE

[insert logo]

8.
Aircraft Livery.  The aircraft livery shall be as follows, unless otherwise directed by Continental:  The colors blue, gray, white and gold are used on the aircraft.  The color white appears on the top approximate 2/3 of the body of the aircraft; the color gray appears below the color white on the remainder of the bottom portion of the body of the aircraft; the color gold is used as a stripe or band dividing the white and gray colors.  The tail of the aircraft is primarily blue with the globe logo design in a gold and white combination and the trade name is written in blue on the white portion of the body of the aircraft.  The color blue is the dominant aircraft interior color.

9.	Survival. The provisions of this Exhibit G shall survive the termination of this Agreement for a period of six years.

EXHIBIT H
Use of Contractor Marks

1.
Grant.  Contractor hereby grants to Continental, and Continental accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the Contractor Marks (as defined below) in connection with Continental’s entering into this Agreement, subject to the conditions and restrictions set forth herein.

2.	Ownership of the Contractor Marks.
a.
Contractor shall at all times remain the owner of the Contractor Marks and any registrations thereof and Continental’s use of any Contractor Marks shall clearly identify Contractor as the owner of such marks (to the extent practical) to protect Contractor’s interest therein.  All use by Continental of the Contractor Marks shall inure to the benefit of Contractor.  Nothing in this Agreement shall give Continental any right, title, or interest in the Contractor Marks other than right to use the Contractor Marks in accordance with the terms of this Agreement

b.
Continental acknowledges Contractor’s ownership of the Contractor Marks and further acknowledges the validity of the Contractor Marks.  Continental agrees that it will not do anything that in any way infringes or abridges Contractor’s rights in the Contractor Marks or directly or indirectly challenges the validity of the Contractor Marks.

3.	Use of the Contractor Marks.
a.	Continental shall use the Contractor Marks only as authorized herein by Contractor and in accordance with such standards of quality as Contractor may establish.
b.
Continental shall use the Contractor Marks as necessary or appropriate in Continental’s sole discretion inonnection with the Regional Airline Services, including without limitation the sale or disposition by Continental of the seat inventory of the Scheduled Flights.

c.
Continental shall not use the Contractor Marks for any purpose other than as set forth in this Exhibit H, and specifically shall have no right to use the Contractor Marks in connection with any other operations of Continental.

d.
Contractor may change the Contractor Marks at any time and from time to time (including by adding or deleting marks from the list specified in this Exhibit H), in which case Continental shall as soon as practicable make such changes as are requested by Contractor to utilize the new Contractor Marks; provided that Contractor shall either pay directly the reasonable costs of making such changes to the Contractor Marks or shall promptly reimburse Continental for its reasonable expenses incurred in making such changes.

e.
Nothing shall abridge Contractor’s right to use and/or to license the Contractor Marks, and Contractor reserves the right to the continued use of all the Contractor Marks, to license such other uses of the Contractor Marks and to enter into such agreements with other carriers providing for arrangements similar to those with Continental as Contractor may desire.  No term or provision of this Agreement shall be construed to preclude the use of the Contractor Marks by other persons or for other similar uses not covered by this Agreement.

4.
Contractor-Controlled Litigation.  Contractor at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the Contractor Marks against any infringement or dilution.  Continental agrees to cooperate fully with Contractor in the defense and protection of the Contractor Marks as reasonably requested by Contractor.  Continental shall report to Contractor any infringement or imitation of, or challenge to, the Contractor Marks, immediately upon becoming aware of same.  Continental shall not be entitled to bring, or compel Contractor to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the Contractor Marks without the written agreement of Contractor.  Contractor shall not be liable for any loss, cost, damage or expense suffered or incurred by Continental because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations or challenges or because of the failure of any such action or proceeding.  If Contractor shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Continental agrees to provide all reasonable assistance requested by Contractor in preparing for and prosecuting the same.

5.
Revocation of License.  Contractor shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the Contractor Marks provided Continental herein shall revert to Contractor and the Contractor Marks shall not be used by Continental in connection with any operations of Continental.  Continental shall cease all use of the Contractor Marks in all respects upon the last Covered Aircraft being withdrawn from this Agreement.  Continental shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the Contractor Marks or take actions that otherwise may infringe the Contractor Marks.

6.
Assignment.  The non-exclusive license granted by Contractor to Continental is personal to Continental and may not be assigned, sub-licensed or transferred by Continental in any manner without the written consent of a duly authorized representative of Contractor.

7.	Contractor Marks. The Contractor Marks are as follows:
[insert logo]

8.	Survival. The provisions of this Exhibit H shall survive the termination of this Agreement for a period of six years.

EXHIBIT I
Catering Standards
Station Services

•
Contractor will provide caterer oversight at Contractor Airports that are non-Chelsea Catering locations.  Continental will provide caterer oversight at Continental Airports that are non-Chelsea Catering locations.

•
At Contractor Airports without contract catering, Contractor will provide supplies and beverage uplift as necessary and will remove, store and re-board perishable supply and beverage items on RON/originating flights.  At Continental Airports without contract catering, Continental will provide supplies and beverage uplift as necessary and will remove, store and re-board perishable supply and beverage items on RON/originating flights.

•
Contractor will provide meal ordering services at Contractor Airports that are non-Chelsea Catering locations or where catering is downlined by Chelsea Catering.  Continental will provide meal ordering services at Continental Airports that are non-Chelsea Catering locations or where catering is downlined by Chelsea Catering.

•
Contractor will provide trained catering truck guide person for all Contractor Airports that are Chelsea Catering locations to assist with backing off the aircraft.  Continental will provide trained catering truck guide person for all Continental Airports that are Chelsea Catering locations to assist with backing off the aircraft.

•	Contractor will coordinate and communicate with Chelsea Catering regarding all flight activity, cancellations and irregular operations providing necessary information in a timely manner.

Onboard Services

•	Continental has right to determine meal/beverage service parameters and scheduling for Scheduled Flights.
•	Continental has right to conduct onboard service audits on Scheduled Flights to ensure service standards are being met.
•
Contractor flight attendants providing Regional Airline Services will be trained on meal and beverage service procedures, including liquor and duty-free sales and cash handling, and will collect all on-board revenue for liquor and duty-free sales.

•	Contractor will provide sufficient galley service ship’s equipment to operate, such as hot jugs, coffee makers and trash bins.

EXHIBIT J
Ticket Handling Terms

1.           Passenger Ticket Stock and Accounting Procedures.  Continental will provide Contractor with Continental passenger ticket stock in accordance with the following procedures:

A. Continental will supply Contractor with adequate supplies of all necessary passenger ticket forms, bag tags, boarding passes, validator plates and other documents and materials necessary to enable Contractor to operate in a manner consistent with Continental procedures, upon request to the office designated by Continental from time to time.  A receipt for all ticket forms delivered to Contractor shall be signed by an appropriate representative of Contractor, and Contractor shall comply with Continental’s procedures with respect to the control of, safeguarding of and accounting for ticket stock and validator plates.  All tickets and other documents and materials supplied by Continental for use in connection with the Agreement shall be and remain the property of Continental and shall be held in trust for Continental by Contractor and issued or otherwise utilized only as provided in the Agreement.

B.  Contractor shall be responsible for the safe and secure custody and care of all tickets and other documents and materials furnished by Continental.  The tickets and other documents of Continental shall be secured in a manner satisfactory to Continental and consistent with any applicable IATA standards and specifications.  Such tickets and documents and all records relating to them and to the sale of transportation on Continental shall at all times be made available for inspection by Continental or its designated representative.

C. All tickets shall be issued by Contractor in accordance with the currently effective tariffs and contract of carriage applicable to the transportation being purchased and applicable trade manuals, all in accordance with appropriate instructions, which may be issued from time to time by Continental.

D. All tickets shall be issued by Contractor in numerical sequence and all must be accounted for at each reporting period.  All auditors’ coupons for tickets issued by Contractor and all coupons of voided tickets shall be sent to the office or offices designated by Continental from time to time on the workday following issuance.

E. All checks accepted for the sale of tickets on Continental ticket stock shall be payable to Continental and acceptance of checks shall conform to Continental’s acceptance procedures.  Any losses resulting from returned checks where Contractor has failed to follow Continental’s acceptance procedures, will be charged to Contractor after Continental exhausts reasonable efforts to collect.

F. All tickets issued for a form of payment other than cash or check shall be supported by such documents as shall be specified by Continental.

G. Contractor shall assume full liability for and agrees to defend, indemnify and hold Continental harmless from and against any and all claims, demands, liability, expenses, losses, costs or damages whatsoever in any manner arising out of or attributed to Contractor’ possession, issuance, loss, misapplication, theft, or forgery of tickets, other travel documents, or supplies furnished by Continental to Contractor including but not limited to lost ticket forms, bag tags, boarding passes or other documents and errors in ticket issuance.  In the event Contractor loses or has stolen any ticket, fails to return tickets or other documents to Continental upon demand, fails to remit pursuant to the Agreement the monies to which Continental is entitled from the sale of any such ticket or document, or fails to account properly for any such tickets or document, Contractor shall be liable to Continental for the agreed value of any such ticket or document, which is agreed to be the actual damages or loss sustained by Continental from usage of any such ticket or document, as measured by the then current, non-discounted retail price of the transportation or other service obtained with the ticket or document or, if such value cannot be determined, US [***] per ticket.

H. Contractor may accept all credit cards honored by Continental and is appointed Continental’s agent for such purpose, provided:

(i)           Contractor observes the floor limits for each credit card set by the issuer of the credit card (the “Card Issuer”) as amended by the Card Issuer from time to time;

(ii)           Contractor accepts each credit card within the terms of the contracts between Continental and Card Issuer;

(iii)           Contractor complies with 14 CFR, Part 374;

(iv)           Contractor does not accept blacklisted cards;

(v)           Contractor shall reimburse Continental for any losses incurred by Continental as a result of Contractor’ failure to observe the terms of this section or of the contracts between Continental and the Card Issuer;

(vi)           Contractor complies with all of Continental’s established procedures relating to credit cards; and

(vii)           For tickets that are not for transportation on Scheduled Flights, Contractor shall reimburse Continental for all charge backs, returns and other direct charges attributable to or arising from Contractor’ acceptance of credit cards, unless either (a) Continental has realized an offsetting credit (including through the return and cancellation of a previously issued ticket) or (b) such charge back, return or other charge resulted from the gross negligence, recklessness, or willful misconduct of Continental.

I.  Contractor shall prepare and furnish to Continental all written reports, accounts, and documentation with regard to ticket handling that Continental may require daily or at such lesser frequency as Continental may prescribe, at its sole discretion, from time to time during the life of the Agreement.  Contractor will comply with all reasonable procedures specified by Continental with regard to ticket handling.

J.  Within two business days after the termination of the Agreement for any reason, Contractor will return to Continental all passenger ticket forms, bag tags, boarding passes and other documents provided to Contractor by Continental pursuant to the Agreement.

2.           Deposits.  Contractor shall deposit all funds, both cash and checks, realized from the sale of tickets on Continental ticket stock by it in Continental accounts maintained at depositories from time to time designated by Continental on or before the first banking day following receipt of such funds.

3.           Ticket Acceptance.  For the term of the Agreement, Continental hereby authorizes Contractor to accept flight coupons written for CO* Flights in accordance with any applicable restrictions.  Contractor shall not endorse or refund any such coupons without Continental’s written consent, except in accordance with Continental’s contract of carriage.

EXHIBIT K
Fuel Efficiency Program

Contractor shall use commercially reasonable efforts to develop and maintain a comprehensive fuel efficiency program, acceptable to Continental, in a timely manner and with the overall objective of operating and maintaining the Covered Aircraft in a manner that maximizes fuel efficiency, with due consideration to other performance objectives.  The program will include applicable data collection and trend analysis, and will set and track target metrics.  Continental shall audit Contractor’s program at its discretion, but at no less than annual intervals.  Such audits will be based on the IATA Fuel and Emissions Efficiency Checklist, supplemented by the IATA Guidance Material and Best Practices for Fuel and Environmental Management, any applicable manufacturer material, Continental’s own fuel efficiency program applicable to its own fleet, and any other material standard in the industry.

Contractor’s fuel efficiency program shall emphasize at least the following:

1.
A “cost index” (CI) based flight planning system, or as an alternative a flight planning system that adequately balances the cost of fuel versus the cost of time on a segment specific basis.  The ability to provide the system with current and accurate applicable costs is required.

2.
Flight planning technology that accurately predicts fuel burn and optimizes lateral and vertical profiles for takeoff and landing runway, climb and descent, crossing restrictions, special use airspace, preferred routings, enroute altitude agreements, etc.

3.
Appropriate, implemented, well documented, and thoroughly trained policies and procedures for dispatchers, pilots, load planners, station agents, mechanics and management that maximize opportunities for fuel efficiency.

4.	An active interface with appropriate Air Traffic Control (ATC) facilities, management, and other personnel to minimize operational restrictions, and improve ATC handling of Contractor flights.
5.
Well-defined and fully integrated flight planning fuel policies, including statistical tracking of fuel added by pilots and dispatchers, efficient reserves, guidelines for efficient alternate selection, a “no-alternate” policy,  and target “fuel on deck”.

6.
Thorough and effective pilot and dispatcher training on aerodynamics, cruise performance and overall fuel efficient flying in initial, transition, upgrade, and recurrent programs, with an emphasis on operating the aircraft at the most efficient speeds and altitudes as well as correct descent and approach planning.

7.	Maximized use of on-board Flight Management Systems (FMS) or performance management computers as an in-flight fuel efficiency tool. Applicable thorough and effective training is required.
8.	An effective fuel tankering program, including automated tankering suggestions and calculations, using validated methods and formulas.
9.
Thorough statistical tracking, analysis and measurement of fuel efficiency using actual data, data from flight plans, and FOQA data with a comprehensive plan to identify and correct deficiencies, including individual pilot and dispatcher issues.

10.	A designated manager charged with overall responsibility for fuel efficiency either as a stand alone position, or as a substantial element of an individual job description.
11.
The inclusion of fuel efficiency issues and targets in appropriate job descriptions and performance objectives.  Applicable work groups include, but are not limited to, pilots, dispatchers, SOCC managers, and gate and ramp personnel.

12.	A weight management program that prevents the carriage of unnecessary galley supplies, spare parts and equipment, customer service items, etc.
13.	A center of gravity management system that considers the most efficient center of gravity in load distribution.
14.	Adequate ground equipment and an APU management program that prevents unnecessary or costly operation of the APU.
15.	An engine-out taxi program both before takeoff and after landing.
16.	Fuel and operationally efficient takeoff and landing flap selection priorities.
17.	An engine maintenance program or maintenance contracts that track deterioration in Specific Fuel Consumption (SFC) and allow for cost effective early removal and repair/overhaul of high burn engines.
18.
An airframe maintenance program that measure airframe drag and corrects high drag airframes that exceed an agreed upon threshold.  An airframe maintenance program shall also include scheduled thorough aerodynamic conformity checks and corrective action.

EXHIBIT L
Form of Guarantee of Parent

THIS GUARANTEE AGREEMENT (this “Guarantee”), effective as of February 2, 2007 (the “Effective Date”) by PINNACLE AIRLINES CORP., a Delaware corporation (“Guarantor”), for the benefit of CONTINENTAL AIRLINES, INC., a Delaware corporation (“Continental”).

RECITALS

WHEREAS Continental, Guarantor and Colgan Air, Inc., a Virginia corporation (“Carrier”) are prepared to enter into that certain Capacity Purchase Agreement, dated as of February 2, 2007 (“CPA”);

WHEREAS, pursuant to the CPA, Carrier is obligated, among other things, to provide Regional Airline Services to Continental and, in certain circumstances, to make certain reconciliation or indemnity payments to Continental;

WHEREAS, Continental, Guarantor and Carrier are prepared to enter into the Ancillary Agreements pursuant which Carrier is obligated, among other things, to provide ground handling and other services to Continental and, in certain circumstances, to make certain payments to Continental;

WHEREAS, Carrier is the wholly-owned subsidiary of Guarantor; and

WHEREAS, it is a condition precedent to Continental’s execution and delivery of the CPA that Guarantor execute and deliver this Guarantee;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which Guarantor acknowledges, Guarantor covenants and agrees for the benefit of Continental as follows:

              ARTICLE I
DEFINITIONS

Section 1.01  Certain Definitions.  Any terms not defined herein shall have the definition given such term in the Capacity Purchase Agreement.  As used in this Agreement, the following terms have the following meanings:

“Beneficiaries” has the meaning given to that term in Section 3.07.

“Carrier” has the meaning given to that term in the Recitals.

“Continental” has the meaning given to that term in the Recitals.

“CPA” has the meaning given to that term in the Recitals.

“Default Interest” has the meaning given to that term in Section 3.06.

“Documents” has the meaning given to that term in Section 2.02(a).

“Effective Date” has the meaning given to that term in the preamble.

“Enforcement Expenses” has the meaning given to that term in Section 3.06.

“Guarantee” has the meaning given to that term in the preamble.

“Guarantor” has the meaning given to that term in the preamble.

Section 1.02  Other Definitions.  Other terms defined in this Guarantee have the meanings so given them.  Capitalized terms used but not defined herein shall the same meaning herein as in the CPA.

Section 1.03  Terminology.  Unless the context of this Guarantee clearly requires otherwise, (a) pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations, partnerships, limited liability companies and entities of every kind and character, (b) the singular shall include the plural wherever and as often as may be appropriate, (c) the word “includes” or “including” shall mean “including without limitation”, and (d) the words “hereof”, “herein”, “hereunder”, and similar terms in this Guarantee shall refer to this Guarantee as a whole and not any particular section or article in which such words appear.  The section, article, and other headings in this Guarantee are for reference purposes and shall not control or affect the construction of this Guarantee or the interpretation hereof in any respect.  Article, section, subsection, and exhibit references are to this Guarantee unless otherwise specified.  All exhibits attached to this Guarantee constitute a part of this Guarantee and are incorporated herein.  All references to a specific time of day in this Guarantee shall be based upon Central Standard Time or Central Daylight Time, whichever is applicable.

ARTICLE II
GUARANTEE

Section 2.01  Guarantee of Obligations.  Guarantor unconditionally, absolutely and irrevocably guarantees unto the Beneficiaries the timely payment and performance by Carrier of all of its obligations under the CPA and the Ancillary Agreements, including the obligation to provide Regional Airlines Services, to provide ground handling services, and to make all indemnification payments and reconciliation payments that Carrier is required to make pursuant to the CPA and the Ancillary Agreements.

Section 2.02  Guarantee Absolute.  This Guarantee is absolute, continuing and independent of, and in addition to, any and all rights and remedies Continental may have under the CPA or any Ancillary Agreement and any other guaranties or documents now or hereafter given in connection therewith by Guarantor or others. Without limiting any of the provisions of this Guarantee or the CPA, including without limitation, Sections 5.03 and 10.02 thereof, it is acknowledged that Guarantor is not currently a certificated airline and that therefore Guarantor may be required to cause its obligations hereunder to be performed rather than performing them directly. Except as otherwise expressly herein provided, the enforceability of Guarantor’s obligations hereunder in accordance with the terms hereof shall not in any way be discharged, impaired or otherwise affected by:

(a)  Any change in the time, manner or place of payment of amounts due under the CPA or any Ancillary Agreement, or any other change or modification in or of any terms, provisions, covenants or conditions of any or all of them;

(b)  The entering into, or the modification or amendment in or of, any lease or sublease of any aircraft or engine, any contract or arrangement for the maintenance or refurbishment of any aircraft or engine, any contract or arrangement for the provision of ground handling services, any lease, sublease or other agreement relating to the use of any terminal or non-terminal airport facility, or any loan agreement, note, deed of trust, assignment, contract or other document or agreement entered into by Carrier or Guarantor relating to the provision of Regional Airline Services (together with the CPA and the Ancillary Agreements, the “Documents”);

(c)  Any lack of validity or enforceability of any of the Documents;

(d)  Any release or amendment or waiver of or consent to the modification of any other guarantee of payment or performance of all or any obligations under the CPA or any Ancillary Agreement, or any sale or transfer by Carrier of any of its interest in the CPA or any Ancillary Agreement (without implying that Carrier has consented or will consent to any such sale or transfer);

(e)  Any sale or transfer by Guarantor of any of its interest in Carrier (without implying that Guarantor has consented or will consent to any such sale or transfer);

(f)  Any release or waiver of or delay in the enforcement of rights against Carrier, Guarantor or any other person or entity under any of the Documents or against any security thereunder;

(g)  The exercise by Continental of any of its rights or remedies under any one or more of the Documents; or

(h)  Any other circumstance which might otherwise constitute a defense available to, or discharge of, Guarantor.

Section 2.03  Guarantee of Payment.  This Guarantee is a guarantee of payment and performance and not merely a guarantee of collection, and Guarantor’s liabilities and obligations under this Guarantee are and shall at all times continue to be absolute, irrevocable and unconditional in all respects in accordance with the terms of this Guarantee, and shall at all times be valid and enforceable without set off, deduction or counterclaim irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guarantee or the obligations of Guarantor under this Guarantee.

Section 2.04  Financial Statements.  Not later than ninety (90) days following the end of each calendar year, Guarantor shall deliver to Continental a copy of Guarantor’s audited consolidated financial statements for such calendar year, certified by Guarantor as being true, correct and complete, together with a report thereon of Guarantor’s independent auditors; provided, that Guarantor shall not be required to deliver financial statements pursuant to this sentence if it is a reporting issuer pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and such financial statements are timely filed with the Securities and Exchange Commission pursuant thereto.

Section 2.05  Representations.  Guarantor represents, warrants and covenants that:

(a)  All financial statements heretofore delivered to Continental with respect to Guarantor are, and all financial statements hereafter delivered to Continental by Guarantor will be, true and correct in all material respects and fair presentations of Guarantor as of the respective dates thereof;

(b)  No material adverse change has occurred in the financial condition of Guarantor since December 31, 2005;

(c)  Guarantor is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.  Guarantor has the corporate power and authority to enter into and perform its obligations under this Guarantee.  Guarantor is duly qualified to do business as a foreign corporation under the laws of each jurisdiction that requires such qualification;

(d)  This Guarantee has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, fully enforceable against Guarantor in accordance with the terms hereof except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and subject to the principles of equity;

(e)  Neither the execution or delivery of this Agreement nor the performance by Guarantor of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Guarantor’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Guarantor is a party or by which any of them or any of their respective properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances;

(f)  No consent of any other person and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Guarantor, the enforceability against Guarantor, or the validity, of this Guarantee;

(g)  Guarantor has, independently and with advice of counsel of Guarantor’s choice and without reliance upon Continental, and based upon such documents and information as Guarantor has deemed appropriate, made its own analysis and decision to enter into this Guarantee;

(h)  The financial statements (including the related notes and supporting schedules) of Guarantor delivered (or, if filed with the Securities and Exchange Commission, made available) to Continental immediately prior to the date hereof fairly present in all material respects the consolidated financial position of Guarantor and its results of operations as of the dates and for the periods specified therein.  Since the date of the latest of such financial statements, there has been no material adverse change nor any development or event involving a prospective material adverse change with respect to Guarantor.  Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein;

(i)  Guarantor is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are customary in the businesses in which it is engaged, and Guarantor has not received notice of cancellation or non-renewal of such insurance.  All such insurance is outstanding and duly in force on the date hereof.  Guarantor has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on Guarantor;

(j)  No litigation, arbitration, investigation or administrative proceeding of or before any court, arbitrator or governmental authority, bureau or agency is currently pending or, to the knowledge of Guarantor, threatened: (i) with respect to this Guarantee or any of the transactions contemplated by this Guarantee; (ii) with respect to the CPA or any Ancillary Agreement or any of the transactions contemplated thereby; or (iii) against or affecting Guarantor, or any of its property or assets, which, if adversely determined, would have a material adverse effect on the ability of Guarantor to perform its obligations hereunder; and

(k)  Guarantor has filed or caused to be filed all tax returns required to be filed, and has paid all taxes due on said returns or on any assessments made against Guarantor, which if not filed or not paid would have a material adverse effect on the business, operations, assets or condition, financial or otherwise, of Guarantor (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided for in accordance with generally accepted accounting principles).
Without limiting the other remedies of the Beneficiaries as a result of a breach of any of the foregoing representations and warranties, Guarantor hereby agrees to indemnify the Beneficiaries, their Affiliates and their respective officers, directors, partners, members, employees and agents, and hold them harmless from and against any and all losses, claims, damages, liabilities, expenses (including without limitation reasonably legal fees and expenses), judgments, fines and settlements any of them may incur as a result of any material breach of any representation or warranty contained herein.

Section 2.06  Reinstatement.  This Guarantee shall continue to be effective, or be reinstated (as the case may be) if at any time payment by Carrier or Guarantor of all or any part of any sum payable pursuant to the CPA or any Ancillary Agreement, this Guarantee or the other Documents is rescinded or otherwise must be returned by Continental upon Carrier’s insolvency, bankruptcy or reorganization, all as though such payment had not been made. Until all of the obligations guaranteed hereunder shall have been paid or performed in full, Guarantor shall have no right of subrogation or any other right to enforce any remedy which any of the Beneficiaries now has or may hereafter have against Carrier.

Section 2.07  Self-Help Rights.  If Guarantor fails or refuses to perform any or all monetary or non-monetary obligations that are guarantied hereunder and, in the case of any non-monetary obligations, such failure or refusal continues for twenty (20) days following written notice thereof to Guarantor, then, in addition to any other rights and remedies which any Beneficiary may have hereunder or elsewhere, and not in limitation thereof, any Beneficiary shall have the right (but without any obligation so to do) to take action (including the payment of amounts due to any third party) to satisfy such obligation either before or after the exercise of any right or remedy of Continental against Carrier or Guarantor.  The amounts of any and all expenditures so made by Continental in satisfaction of such obligation (INCLUDING ANY SUCH EXPENDITURE ARISING FROM OR IN CONNECTION WITH CONTINENTAL’S NEGLIGENCE IN TAKING SUCH ACTION, BUT EXCEPTING ANY SUCH EXPENDITURES TO THE EXTENT PROVEN TO HAVE BEEN CAUSED BY OR ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTINENTAL) shall be immediately due and payable to Continental by Guarantor.

ARTICLE III
MISCELLANEOUS

Section 3.01  Exhausting Recourse.  Continental shall not be obligated to pursue or exhaust its recourse against Carrier or any other Person or guarantor, or any security it may have for satisfaction of the obligations guarantied hereunder, before being entitled to performance by Guarantor of each and every one of the obligations hereunder.  No delay on the part of Beneficiaries in exercising any right or remedy under this Guarantee or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy.  No notice to or demand on Carrier or failure to give any such notice to or make any such demand on Carrier shall be deemed to be a waiver of the obligations of Guarantor hereunder or of the right of Beneficiaries to take further action without notice or demand as provided in this Guarantee.  No course of dealing between Guarantor and Beneficiaries shall change, modify or discharge, in whole or in part, this Guarantee or any of the obligations of Guarantor hereunder.

Section 3.02  Guarantee Remains Effective.  This Guarantee shall remain in full force and effect, notwithstanding any invalidity, irregularity, or unenforceability of any one or more of the CPA and the Ancillary Agreements.  No release or discharge of Carrier in any receivership, bankruptcy, winding-up or other creditor proceedings shall affect, diminish or otherwise impair or otherwise be a defense to the enforcement of this Guarantee by the Beneficiaries.  The liability of Guarantor shall not be affected by Continental causing work necessary for the provision of Regional Airline Services to be done, or by Continental’s pursuing any other remedies provided for in the Documents.

Section 3.03  No Conditions.  This Guarantee has been delivered free of any conditions and, except as otherwise expressly set forth herein, no representations have been made to Guarantor affecting or limiting the liability of Guarantor hereunder except as expressly provided herein.

Section 3.04  No Bar or Defense; Waiver of Defenses.  No action or proceeding brought or instituted under this Guarantee and no recovery in pursuance thereof shall be a bar or defense to any further action or proceeding which may be brought under this Guarantee by reason of any further default or defaults hereunder or in the performance and observance of the terms, covenants, conditions, and provisions in the Documents.  Guarantor hereby waives all suretyship defenses and defenses in the nature thereof.  Guarantor hereby further waives presentment, protest, notice, demand, or action or delinquency in respect to any obligation hereby guarantied except as expressly provided herein.  Guarantor waives acceptance of this Guarantee. Without limiting the generality of the foregoing, Guarantor specifically waives any requirements imposed by or to which Guarantor may otherwise be entitled by virtue of the suretyship laws of the State of Texas, including requirements pursuant to Rule 31 of the Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code.

Section 3.05  Liability Independent.  The liability of Guarantor hereunder is independent of any other bonds or guaranties or other obligations at any time in effect with respect to the Documents and may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations.

Section 3.06  Expenses.  Guarantor shall pay all costs, fees and expenses (including reasonable attorneys’ fees) incurred by Continental in enforcing this Guarantee, provided that Continental prevails in such enforcement (the “Enforcement Expenses”).  Any and all amounts due and owing by Guarantor to Continental hereunder that are not paid in full to Continental within ten (10) days following the earlier of the due date or demand therefor shall bear interest from the date such amounts were due hereunder until paid in full at the highest contract rate of interest permitted by applicable law (the “Default Interest”).

Section 3.07  Binding Effect.  Neither this Guarantee nor any provisions hereof may be amended, modified, waived, discharged, or terminated orally, except by an instrument in writing duly signed by or on behalf of the party against whom enforcement of such amendment, modification, waiver, discharge or termination is sought.  This Guarantee shall inure to the benefit of Continental and its successors and assigns (collectively, the “Beneficiaries”), and shall be binding upon Guarantor and its successors and assigns; provided, however, that Guarantor shall in no event have the right to assign or transfer Guarantor’s obligations and liabilities under this Guarantee in whole or part and any such attempted assignment or transfer without the prior written consent of Continental shall be null and void and of no force or effect.  This Guarantee is intended to be for the benefit of, and shall be enforceable by, only the Beneficiaries and not by any third parties (including creditors of the Beneficiaries).

Section 3.08  Entire Agreement.  This Guarantee, together with the CPA and the Ancillary Agreements, to the extent references are made thereto in this Guarantee, contain the undersigned’s sole and entire understanding and agreement with respect to its entire subject matter, and all prior negotiations, discussions, commitments, representations, agreements and understandings heretofore had between Continental and Guarantor with respect thereto are merged herein.

Section 3.09  Governing Law.  This instrument shall be governed by and construed in accordance with the laws of the State of Texas.

Section 3.10  Reliance.  Guarantor acknowledges that Continental will rely upon this Guarantee in entering into the CPA and the Ancillary Agreements.

Section 3.11  Notices.  Unless otherwise expressly permitted by the terms of this Guarantee, all notices, consents, approvals and other communications required or permitted hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand personally to the addressee or sent overnight by a nationally recognized air courier, and

If directed to Guarantor, addressed to:

Pinnacle Airlines Corp.
1689 Nonconnah Blvd. Ste. 111
Memphis, Tennessee 38132
Attention:  Chief Financial Officer
Telecopy No.:  [***]

If directed to Continental, addressed to:

Continental Airlines, Inc.
1600 Smith Street, HQSCD
Houston, Texas 77002
Attention:  Senior Vice President – Corporate Development
Telecopy No.:  [***]

with a copy to:

Continental Airlines, Inc.
1600 Smith Street, HQSLG
Houston, Texas 77002
Attention:  General Counsel
Telecopy No.:  [***]

or to such other address as last designated by a party by notice in writing to the other party hereto.

Section 3.12  Waiver of Jury Trial.  Guarantor and Continental each hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based hereon, arising out of, under or in connection with this Guarantee.  This waiver is a material inducement for Guarantor to deliver and Continental to accept this Guarantee.

Section 3.13  Drafting of Guarantee.  Guarantor represents and warrants that (i) it was represented by counsel of its choice, who has reviewed this Guarantee and advised it of the contents and meaning; (ii) it is signing this Guarantee voluntarily and with full understanding of its contents and meaning; (iii) it waives any claim or defense that this Guarantee should be construed more strictly against the other party as the drafter thereof.

Section 3.14  Severability.  If any provision of this Guarantee or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Guarantee and the application of that provision to other Persons or circumstances is not affected in that provision shall be enforced to the greatest extent permitted by law.

Section 3.15  Further Assurances.  In connection with this Guarantee and the transactions contemplated by it, Guarantor shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Guarantee and those transactions.

Section 3.16  Multiple Counterparts.  This Guarantee may be executed in any number of counterparts and with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

EXECUTED as of the Effective Date.

GUARANTOR:
PINNACLE AIRLINES CORP.

By: /s/ Philip H. Trenary
Name:  Philip H. Trenary
Title: President & CEO

MASTER FACILITY
AND
GROUND HANDLING AGREEMENT

among

Continental Airlines, Inc.

Pinnacle Airlines Corp.

and

Colgan air, Inc.

Executed as of February 2, 2007

        [Execution Version]

MASTER FACILITY AND GROUND HANDLING AGREEMENT

This Master Facility and Ground Handling Agreement (this “Agreement”), dated as of February 2, 2007 is among Continental Airlines, Inc., a Delaware corporation (“Continental”), Pinnacle Airlines Corp., a Delaware corporation (“Parent”) and Colgan Air, Inc., a Virginia corporation and a wholly-owned subsidiary of Parent (“Carrier” and, collectively with Parent, “Contractor”).

WHEREAS, Continental, Parent and Carrier are parties to that certain Capacity Purchase Agreement, dated as of February 2, 2007 (as amended from time to time, the “Capacity Purchase Agreement”);

WHEREAS, Continental, Parent and Carrier desire to establish the terms by which both Continental and Contractor will use and share airport facilities in furtherance of the Capacity Purchase Agreement, to include, without limitation, the mutual or coordinated use of airport facilities at any airport in or out of which Continental operates any flight or Contractor operates any Scheduled Flight, and the terms by which each of them will provide certain ground handling services for the other at certain airports in furtherance of the Capacity Purchase Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations hereinafter contained, Continental and Contractor agree as follows:

           Section 1.  Defined Terms.  Capitalized terms used in this Agreement (including, unless otherwise defined therein, in the Exhibits, Schedules and Annexes to this Agreement) and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Capacity Purchase Agreement.  The following terms shall have the meanings set forth below:

           “Airport Authority” shall mean any municipal, county, state or federal governmental authority, or any private authority, owning or operating any Applicable Airport with authority to lease, convey or otherwise grant rights to use any airport facilities.

           “Applicable Airport” shall mean any Continental Airport or Contractor Airport.

           “Continental Airport” shall mean each airport at which Continental provides or arranges for the provision of ground handling services pursuant to the Continental Ground Handling Agreement.

           “Continental Ground Handling Agreement” shall mean that certain IATA Standard Ground Handling Agreement (April 1993 version) between Continental and Contractor, together with Annex A thereto (Ground Handling Services, April 1993 version), and Annex B thereto substantially in the form of Exhibit C hereto (or as otherwise agreed) providing for the provision by or on behalf of Continental to Contractor of ground handling services at the airports specified therein.

           “Contractor Airport” shall mean any airport at which Contractor provides or arranges for the provision of ground handling services pursuant to the Contractor Ground Handling Agreement, and any other airport into or out of which Contractor operates any Scheduled Flight and which is not a Continental Airport.

           “Contractor Ground Handling Agreement” shall mean that certain IATA Standard Ground Handling Agreement (April 1993 version) between Contractor and Continental, together with Annex A thereto (Ground Handling Services, April 1993 version), and Annex B thereto substantially in the form of Exhibit D hereto (or as otherwise agreed) providing for the provision by or on behalf of Contractor to Continental and, at Continental’s request from time to time, its codeshare partners, of ground handling services at the airports specified therein.

           “Contractor Services” shall mean Regional Airline Services as contemplated by the Capacity Purchase Agreement and the ground handling services contemplated by the Contractor Ground Handling Agreement.

           “Contractor Terminal Facility” shall mean any Terminal Facility to the extent owned, leased, subleased or otherwise retained or used by Contractor for the provision of Contractor Services.

    “Hub Airport” shall mean, as of any date of determination, (i) each of George Bush Intercontinental Airport in Houston, Texas, Hopkins International Airport in Cleveland, Ohio and Newark Liberty International Airport in Newark, New Jersey, and (ii) any other airport at which Continental and its Subsidiaries, together with all other operators operating under Continental's livery or a derivative thereof, operate an average of at least than [***] flights/day at such airport during the six months period prior to such date of determination.

    “Non-Terminal Facilities” shall mean all maintenance, training, office and other facilities and spaces at an Applicable Airport or adjacent thereto that are not Terminal Facilities.

           “Terminal Facilities” shall mean all terminal facilities and spaces leased, subleased or otherwise retained or used by a party at an Applicable Airport, including without limitation all all passenger lounges, passenger holding areas, aircraft parking positions (which may or may not be adjacent to a passenger holding area) and associated ramp spaces, gates (including loading bridges and associated ground equipment parking areas), ticketing counters, curbside check-in facilities, baggage makeup areas, inbound baggage areas, crew rooms, in-terminal office spaces, associated employee parking areas and other terminal facilities.

           “Transfer” shall mean any lease, sublease, assignment, disposition or other transfer.

           Section 2.                      Lease, Use and Modification of Airport Facilities.

           (a)           Continental and Contractor agree that the use by Contractor of all Terminal Facilities at all Applicable Airports for the provision of Contractor Services shall be at the direction of Continental.  In furtherance of this Section 2(a), from time to time, and notwithstanding the execution of any lease, sublease or other agreement pursuant to this Section 2, at the request and direction of Continental and subject to Section 2(b), and subject to the provisions of Sections 6(c) and 6(f) relating to Transfers in connection with certain terminations, Contractor shall:

           (i)           use its commercially reasonable efforts to enter into a lease, sublease or other appropriate agreement with any Airport Authority at any Applicable Airport for the lease, sublease or use of any Terminal Facilities used or to be used in connection with the provision of Contractor Services;

           (ii)           use its commercially reasonable efforts to amend, modify or terminate any agreement with any Airport Authority at any Applicable Airport for the lease, sublease or use of any Contractor Terminal Facilities;

           (iii)           use its commercially reasonable efforts to obtain the consent of any relevant Airport Authority at any Applicable Airport for the Transfer to Continental or its designee of any lease, sublease or other agreement in respect of any Contractor Terminal Facility, or for the right of Continental or its designee to use any Contractor Terminal Facility;

           (iv)           enter into a sublease substantially in the form of Exhibit A hereto (or as otherwise agreed) for the sublease to Continental or its designee of Contractor’s interest in any Contractor Terminal Facility;

           (v)           enter into an assignment substantially in the form of Exhibit B hereto (or as otherwise agreed) for the assignment to Continental or its designee of Contractor’s interest in any Contractor Terminal Facility;

           (vi)           enter into a sublease substantially in the form of Exhibit A hereto (or as otherwise agreed) for the sublease to Contractor of Continental’s interest in any Terminal Facility used or to be used in connection with the provision of Contractor Services;

           (vii)           enter into an assignment substantially in the form of Exhibit B hereto (or as otherwise agreed) for the assignment to Contractor of Continental’s interest in any Terminal Facility used or to be used in connection with the provision of Contractor Services; and

           (viii)                      take any other action reasonably requested by Continental in furtherance of this Section 2(a).

           (b)           The assignments and subleases to be entered into pursuant to Section 2(a) shall be subject to the rights of the Applicable Airports in such Terminal Facilities and to the receipt of all necessary consents from Airport Authorities and other third parties to such sublease or assignment.

           (c)           Each of Contractor and Continental shall pay for all landing fees for its flights at all Applicable Airports, and to the extent that the other party is obligated to make such payments under any applicable lease or other agreement, the first party hereby indemnifies and agrees to hold harmless the other party for all such amounts.

           (d)           Contractor shall perform in a timely manner all obligations under all leases, subleases and other agreements to which Contractor is or becomes a party for the use of Contractor Terminal Facilities, including without limitation making in a timely manner all payments of rent and other amounts due under such agreement, and shall use commercially reasonable efforts to keep such agreements in effect (or to promptly renew or extend such agreements on substantially similar terms as directed by Continental).

           (e)           Contractor shall obtain the written consent of Continental prior to entering into any lease or other agreement for the use or modification of, or otherwise relating to, any Contractor Terminal Facilities (or other airport facilities which would become Contractor Terminal Facilities), or amending or modifying in any manner any such agreement, or consenting to any of the same.

           (f)           Contractor shall give Continental at least 30 days’ prior written notice before ceasing to use any Contractor Terminal Facilities, provided that no such notice shall be required where such use is ceasing because Continental has informed Contractor that no Scheduled Flights will be scheduled in or out of such location.

           Section 3.                      Exclusivity.  Each Contractor Terminal Facility used for the provision of Regional Airline Services shall be used by Contractor exclusively for the provision of Contractor Services, and may not be used by Contractor in connection with any other flights, including any flights using aircraft other than Covered Aircraft, or for any other purpose; provided that the foregoing limitation shall not apply to:

           (i)           baggage claim and other similar facilities that are leased or otherwise made available to all air carriers at such airport on a common-use or joint-use basis; or

           (ii)           to any facilities that are properly required by an Airport Authority to be made available for use by others in accordance with any applicable agreement that is in place as of the date hereof or has been approved by Continental under Section 2(f).

           Section 4.                      Ground Handling.

           (a)           Each of Continental and Contractor shall enter into the Continental Ground Handling Agreement.  Notwithstanding the identity of the lessee, sublessor or sublessee under any lease or other agreement relating to any Terminal Facilities, Continental shall use commercially reasonable efforts to provide Contractor with access to all Terminal Facilities at each Continental Airport, and at any Contractor Airport where Continental is the lessee or sublessee, in each case as reasonably necessary for the provision of Regional Airline Services.  In connection with Continental granting to Contractor access to any Terminal Facilities leased by Continental pursuant to this Section 4(a), Contractor covenants and agrees, for the benefit of Continental and its lessor, that Contractor shall not, by its use and occupancy of such facilities, violate any of the provisions of such lease or other agreements relating thereto which have been made available to Contractor, and that it shall not knowingly permit any breach of any of the obligations of Continental under such agreements, and Contractor further agrees to release and indemnify Continental in respect of such facilities to the same extent as provided in Section 11 of the Form of Sublease Agreement attached hereto as Exhibit A (which provisions are hereby incorporated by reference), as if a sublease in respect of such facilities had been entered into by Continental and Contractor.

           (b)           Each of Continental and Contractor shall enter into the Contractor Ground Handling Agreement.  Notwithstanding the identity of the lessee, sublessor or sublessee under any lease or other agreement relating to any Terminal Facilities, Contractor shall use commercially reasonable efforts to provide Continental or its designee with access to all Terminal Facilities at each Contractor Airport, and at any Continental Airport where Contractor is the lessee or sublessee, in each case as reasonably necessary for Continental’s or such designee’s operations for which Contractor is providing ground handling services pursuant to the Contractor Ground Handling Agreement.  In connection with Contractor granting to Continental access to any Terminal Facilities leased by Contractor pursuant to this Section 4(b), Continental covenants and agrees, for the benefit of Contractor and its lessor, that Continental shall not, by its use and occupancy of such facilities, violate any of the provisions of such lease or other agreements relating thereto which have been made available to Contractor, and that it shall not knowingly permit any breach of any of the obligations of Contractor under such agreements, and Continental further agrees to release and indemnify Contractor in respect of such facilities to the same extent as provided in Section 11 of the Form of Sublease Agreement attached hereto as Exhibit A (which provisions are hereby incorporated by reference), as if a sublease in respect of such facilities had been entered into by Contractor and Continental.

           Section 5.                      Capital Costs and Modification Designs.

(a)
Contractor Funded.  Contractor shall fund all capital expenditures required to be made by Continental or Contractor under any lease or other appropriate agreement pertaining to Terminal Facilities to which either of them is a party:

           (i)           in connection with any Terminal Facility used for the provision of Contractor Services at any Contractor Airport; provided, that Contractor shall not be required to fund any expenditures that are subject to the provisions of Section 5(b)(i);

           (ii)           in connection with any non-passenger-related Terminal Facility (including crew rooms, break rooms and office space) used exclusively or dedicated exclusively to Contractor at any Continental Airport; and

           (iii)           in respect of ground handling equipment of the type described in Paragraph 1.1.3 of the Continental Ground Handling Agreement as being supplied by the Carrier (as defined therein);

provided, however, that Contractor shall not make any capital expenditures pursuant to the foregoing clauses (i) and (ii) unless Continental has specifically approved such capital expenditure, which approval shall not be unreasonably withheld if such capital expenditures are required by an applicable Airport Authority or if required under the terms of an applicable lease or other applicable agreement in effect as of the date hereof or to which Continental shall have consented pursuant to Section 2(e); and provided, further, that Contractor shall not be required to make any capital expenditures in respect of ground handling equipment of the type described in Paragraph 1.1.3 of the Contractor Ground Handling Agreement as being supplied by the Carrier (as defined therein).

           (b)           Continental Funded.  Continental shall fund all capital expenditures required to be made by Continental or Contractor under any lease or other appropriate agreement pertaining to Terminal Facilities to which either of them is a party:

           (i)           in respect of any Terminal Facility used for the provision of Contractor Services as required in connection with a change to the Continental Marks or the other Identification, except for such capital expenditures made as a part of Contractor’s customary refurbishment expenditures;

           (ii)           in respect of any Terminal Facility used for the provision of Contractor Services at any Continental Airport; provided, that Continental shall not be required to fund any expenditures that are subject to the provisions of Section 5(a)(ii); and

           (iii)           in respect of ground handling equipment of the type described in Paragraph 1.1.3 of the Contractor Ground Handling Agreement as being supplied by the Carrier (as defined therein);

provided, however, that Continental shall not be required to make any capital expenditures in respect of ground handling equipment of the type described in Paragraph 1.1.3 of the Continental Ground Handling Agreement as being supplied by the Carrier (as defined therein).

(c)           Airport Conversion.  If during the Term a Contractor Airport becomes a Continental Airport, then Continental shall purchase from Contractor at their book value at such time (as reflected on Contractor’s books) all fixtures and other unremovable capitalized items located at the Contractor Terminal Facilities at such Airport that have been paid for by Contractor pursuant to clause (i) of Section 5(a) and approved by Continental pursuant to the proviso to Section 5(a); provided that any payment under this Section 5(c) shall not be in duplication of any payment made under Section 6.  If a Continental Airport becomes a Contractor Airport, then Contractor shall have no obligation to Continental in respect of expenditures that have been made prior to such conversion pursuant to Section 5(b).

(d)           Reimbursements.  Any reimbursement (whether or not made in the form of a rental credit) by any Airport Authority of any capital expenditures made by Contractor or Continental and referenced in this Section 5 shall be remitted to the party (Contractor or Continental) that funded such capital expenditures, except that any such reimbursement in respect of fixtures or other capitalized items purchased by Continental pursuant to Section 5(c) shall be remitted to Continental, and provided that any such reimbursement to Contractor shall be applied, for all purposes relating to the Capacity Purchase Agreement, as a reduction of book value of the asset or assets in respect of which such capital expenditure was made.

           (e)           Modification Designs.  The designs (including the design and construction specifications and scope of work) for any modification of Contractor Terminal Facilities, including without limitation all modifications funded by capital expenditures pursuant to Section 5, shall be generated by Continental and shall be consistent with the Continental Marks and other Identification.  The contractors hired to make such modifications shall be selected by Continental.  All such modifications, including without limitation all modifications funded by capital expenditures pursuant to Section 5, shall be consistent with the requirements of the applicable leases or other relevant agreements in respect of such Terminal Facilities.

Section 6.                      Transfer of Terminal Facilities.

           (a)           Except as otherwise provided in Section 2(a), Section 5(c) or this Section 6, during the Term Contractor shall not Transfer all or any portion of its interest in any Contractor Terminal Facility.  Any purported Transfer of an interest in a Contractor Terminal Facility in violation of Section 2(a), Section 5(c) or this Section 6 shall be void and ineffectual ab initio.

           (b)           Upon the termination or other non-temporary cessation of all Scheduled Flights into or out of any Applicable Airport at which there are any Contractor Terminal Facilities (including in connection with the termination of the Capacity Purchase Agreement), Continental shall provide written notice as soon as practicable (but in no event later than 20 Business Days after such termination or other non-temporary cessation) to Contractor of Continental’s intention to retain for itself or its designee any Contractor Terminal Facilities at such Applicable Airport.

           (c)           If, pursuant to a notice delivered pursuant to Section 6(b), Continental or its designee is retaining any or all of the Contractor Terminal Facilities, then Continental shall purchase from Contractor, at their book value (as reflected on Contractor’s books) at the time such notice is delivered, all fixtures and other unremovable capitalized items paid for by Contractor (with Continental’s approval pursuant to Section 5) in connection with the use of such Contractor Terminal Facilities; provided that any payment under this Section 6(c) shall not be in duplication of any payment made under Section 5(c).  In addition, Contractor shall use commercially reasonable efforts to assign the rights and obligations of the lease or other applicable agreements with regard to such Contractor Terminal Facilities to Continental or its designee, in which event Continental shall assume such rights and obligations applicable to such Contractor Terminal Facilities, including without limitation the obligation to make all rental or similar payments from and after the date of such assignment, but not including any amounts owed in respect of any breach by Contractor of such lease or applicable agreements.  Prior to the consummation of such assignment, Contactor shall continue to fulfill its obligations under such lease or other applicable agreements; provided that Continental shall promptly reimburse Contractor for all rental or similar payments applicable to such Contractor Terminal Facilities from the date of such notice until the lease or applicable agreements are assigned, but not including any amounts owed in respect of any breach by Contractor of such lease or applicable agreements.

           (d)           If, pursuant to a notice delivered pursuant to Section 6(b), Continental is not retaining one or more of the Contractor Terminal Facilities (such Contractor Terminal Facilities not so retained, the “Continental Rejected Facilities”), then Contractor shall provide written notice as soon as practicable (but in no event later than 20 Business Days after receipt of a notice pursuant to Section 6(b)) to Continental of Contractor’s intention to retain or reject the Continental Rejected Facilities; provided that if such termination of Scheduled Flights is pursuant to a termination of the Capacity Purchase Agreement for Cause, then, without limiting any of Continental’s remedies under the Capacity Purchase Agreement, Contractor shall retain all of the Continental Rejected Facilities.

           (e)           If, pursuant to a notice delivered pursuant to, or the proviso of, Section 6(d), Contractor is retaining any of the Continental Rejected Facilities, then Continental’s obligations under this Agreement shall terminate with respect to those Continental Rejected Facilities as of the date of such notice.

           (f)           If pursuant to a notice delivered pursuant to Section 6(d), Contractor is not retaining one or more of the Continental Rejected Facilities (such Continental Rejected Facilities not so retained, the “Contractor Rejected Facilities”), then Continental shall purchase from Contractor, at their book value (as reflected on Contractor’s books) at the time such notice is delivered, all fixtures and other unremovable capitalized items paid for by Contractor (with Continental’s approval pursuant to Section 5) in connection with the use of the Contractor Rejected Facilities.  In addition, at Continental’s direction, Contractor shall use commercially reasonable efforts to either (i) terminate the lease or other agreement applicable with respect to any such Contractor Rejected Facility, (ii) assign the rights and obligations of such leases or other applicable agreements to Continental or its designee, in which event Continental shall assume such rights and obligations applicable to such Contractor Rejected Facilities, including without limitation the obligation to make all rental or similar payments from and after the date of such assignment, including any termination payments, but not including any amounts owed in respect of any breach by Contractor of such lease or applicable agreements; provided that any payment under this Section 6(f) shall not be in duplication of any payment made under Section 5(c), or (iii) continue to fulfill its obligations under such lease or other applicable agreements; provided that Continental shall promptly reimburse Contractor for all rental or similar payments applicable to such Contractor Rejected Facilities from the date of Contractor’s notice until the leases or applicable agreements terminate or are otherwise assigned, but not including any amounts owed in respect of any breach by Contractor of such lease or applicable agreements.

           (g)           Notwithstanding any other provision of this Section 6, if Contractor returns to or otherwise reuses any Contractor Rejected Facility or begins the use of any other Terminal Facilities at such airport reasonably similar to any Contractor Rejected Facility (other than at the written direction of Continental pursuant to Section 2 or otherwise pursuant to the Capacity Purchase Agreement) within six months of the termination or other non-temporary cessation of all Scheduled Flights to such airport, then Contractor shall reimburse Continental for all amounts paid to Contractor pursuant to this Section 6.

(h)           For purposes of this Agreement, the parties agree that the cessation of seasonal Scheduled Flights upon the end of the relevant season shall constitute a temporary cessation if such Scheduled Flights are expected to resume in the subsequent relevant season.

           7.           Term.  This Agreement shall terminate at the end of the Term; provided that, any right or obligation hereunder that is specifically extended beyond the termination of this Agreement shall be so extended.

           8.           Continental Inventory, Equipment and Non-Terminal Facilities.  After receipt of notice by Continental from time to time of inventory or equipment available for acquisition from Continental, Contractor agrees to use reasonable commercial efforts to satisfy all of its inventory or equipment acquisition requirements in connection with the provision of Contractor Services by acquiring items of such inventory and equipment from Continental. After receipt of notice by Continental from time to time of any Non-Terminal Facilities available for lease or sublease from Continental, Contractor agrees to use reasonable commercial efforts to satisfy all of its Non-Terminal Facility requirements in connection with the provision of Contractor Services by leasing or subleasing any such Non-Terminal Facilities from Continental.

           9.           Cooperation.  Notwithstanding any other provision of this Agreement, each of the parties hereto shall use commercially reasonable efforts to comply in a timely manner with all reasonable requests of the other parties made from time to time that are in furtherance of this Agreement.

           10.           Relationship of the Parties.  Nothing in this Agreement shall be interpreted or construed as establishing among the parties a partnership, joint venture or other similar arrangement.

           11.           Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party hereto without the prior written consent of the other parties.

           12.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Agreement may be executed by facsimile signature.

           13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of the law of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

    14.           Arbitration.  Any Claims arising out of or related to this Agreement shall be resolved by binding arbitration pursuant to the provisions of Section 10.07 of the Capacity Purchase Agreement.

           15.           Confidentiality.  Except as required by law or in any proceeding to enforce the provisions of this Agreement, Continental, Parent and Carrier hereby agree not to publicize or disclose to any third party the terms or conditions of this Agreement or any exhibit, schedule or appendix hereto without the prior written consent of the other parties hereto.  Except as required by law or in any proceeding to enforce the provisions of this Agreement, Continental, Parent and Carrier hereby agree not to disclose to any third party any confidential information or data, both oral and written, received from the other in connection with this Agreement and designated as such by the other, without the prior written consent of the party providing such confidential information or data.  If any party is served with a subpoena or other process requiring the production or disclosure of any of such agreements or information, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other parties of same and permit said other parties a reasonable period of time to intervene and contest disclosure or production.  Upon termination of this Agreement, each party must return to each other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient’s possession or control.

           16.           Equitable Remedies.  Each of Continental, Parent and Carrier acknowledges and agrees that under certain circumstances the breach by Continental, Parent or Carrier of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

           17.           Subject to Capacity Purchase Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement shall be subject in all respects to any provisions of the Capacity Purchase Agreement that require any true-up or reconciliation payment be made by Continental, Parent or Carrier.

        [Execution Version]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

CONTINENTAL AIRLINES, INC.

By:/s/ Jeffery A. Smisek
Name:  Jeffery A. Smisek
                                                                        Title:  President

PINNACLE AIRLINES CORP.

By: /s/ Philip H. Trenary
Name: Philip H. Trenary
Title: President & CEO

COLGAN AIR, INC.

By: /s/ Philip H. Trenary
Name: Philip H. Trenary
                                                                           Title: Vice President

EXHIBIT A
to the Master Facility and Ground Handling Agreement

FORM OF SUBLEASE AGREEMENT

This Sublease Agreement (this “Agreement”), dated as of the __ day of __________, by and between __________, a __________ corporation (“Sublessor”), whose address is __________, and __________, a __________ corporation (“Sublessee”), whose address is __________.

WITNESSETH:

WHEREAS, Sublessor and Sublessee are parties to that certain Master Facility and Ground Handling Agreement dated as of February 2, 2007 (the “Master Facility Agreement”);

WHEREAS, Sublessor has entered into various agreements (such agreements, as the same may have been or may from time to time be amended, the “Prime Agreements”) with other parties (“Prime Lessors”) pursuant to which the Prime Lessors have conferred upon Sublessor the right to use certain premises;

WHEREAS, Sublessor desires to allow Sublessee the right to use certain portions of the premises that Sublessor has the right to use pursuant to the Prime Agreements (such portions, together with such associated rights and privileges, such as reasonable and necessary ingress and egress thereto to the extent permitted by the applicable Prime Agreement, are described on  Schedule 1 attached hereto and are hereinafter referred to as the "Subleased Premises”); and,

WHEREAS, Sublessee desires to hire and take said Subleased Premises as provided herein, in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, Sublessor and Sublessee agree as follows:

1- Subleased Premises

a)	Sublessor hereby lets unto Sublessee and Sublessee hereby hires and takes from Sublessor the Subleased Premises in accordance with the terms and conditions hereof.

b)
Sublessee agrees and accepts the associated rights and privileges granted under the Prime Agreements, subject, however, to the following limitations and reservations, and subject to other terms and conditions set forth in this Agreement:

(1)	The Prime Agreements, insofar as they relate to the Subleased Premises, and such Prime Agreements are hereby incorporated by this reference as if fully set forth herein.

(2)
Sublessee covenants and agrees, for the benefit of Sublessor and the Prime Lessors, that it shall not, by its use and occupancy of the Subleased Premises, violate any of the provisions of the Prime Agreements relating thereto, and that it shall not knowingly permit any breach of any of the obligations of Sublessor under such Prime Agreements.  Sublessee covenants and agrees that this Agreement shall be in all respects subject and subordinate to the Prime Agreements relating thereto.  Nothing contained in this Agreement shall be deemed to confer upon Sublessee any rights that are not granted by or are in conflict with the applicable Prime Agreement.

(3)
Sublessor reserves the right to enter upon the Subleased Premises at any time during an emergency to take such action therein as may be required for the protection of persons or property and at other reasonable times for the purpose of inspection, maintenance, making repairs, replacements, alterations or improvements (to the Subleased Premises or to other areas), showing to prospective subtenants or other users, and for other purposes permitted elsewhere in this Agreement.

2 - CONDITION OF SUBLEASED PREMISES AND ALTERATIONS

           Except to the extent that Sublessor has been granted representations or warranties under the Prime Agreements regarding the condition of the Subleased Premises the benefit of which may, pursuant to the applicable Prime Agreement and applicable law, inure to Sublessee (in which case such representations and warranties shall be deemed made by Sublessor in favor of Sublessee), Sublessee accepts the Subleased Premises AS-IS, WITH ALL FAULTS, LATENT OR KNOWN.  Subject to the foregoing, Sublessor MAKES NO WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, PERTAINING TO THIS AGREEMENT OR THE PROPERTY DESCRIBED IN THIS AGREEMENT.  Subject to the foregoing, SUBLESSEE HEREBY WAIVES, AND SUBLESSOR EXPRESSLY DISCLAIMS ALL WARRANTIES, GUARANTEES AND REPRESENTATIONS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITING THE GENERALITY OF THE FOREGOING, ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR REGARDING THE CONDITION OF THE PROPERTY.  Subject to the forgoing, IN NO EVENT SHALL SUBLESSOR’S  LIABILITY OF ANY KIND UNDER THIS AGREEMENT INCLUDE ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES EVEN IF SUBLESSOR SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF POTENTIAL LOSS OR DAMAGE.

           Any alterations will be the sole responsibility and expense of the Sublessee and will require the prior written approval of Sublessor and, if required under the applicable Prime Agreement, the respective Prime Lessor.

3 - TERM

           The term of this Agreement shall commence as of the date of first occupancy of the Subleased Premises by Sublessee and (unless sooner terminated as hereinafter provided) shall continue in effect thereafter until terminated pursuant to the provisions of this Agreement or the Master Facility Agreement, but under no circumstances shall it continue beyond the term of the Prime Agreement (as the same may be extended) relating to such portion of the Subleased Premises.

4 - RENTAL

           For the use of the Subleased Premises, Sublessee agrees to pay to Sublessor the amounts set forth for each separate Subleased Premises location on Schedule 2 attached hereto.

5 - UTILITIES AND SERVICES

           Sublessor shall not be liable for any interruptions of utilities or services arising from repairs, alterations, or improvements on or about the Subleased Premises, except (and only) to the extent that the Prime Lessor of such portion of the Subleased Premises is liable to Sublessor for such event.  Sublessee shall pay Sublessor an equitably allocated pro rata share of any electrical, gas, water or other utility costs associated with the use by Sublessee of the Subleased Premises.

6 - GOVERNMENT REQUIREMENTS

           Sublessee shall procure from all governmental authorities having jurisdiction over the operations of Sublessee at the Subleased Premises, all licenses, certificates, permits or other authorization which may be necessary for the conduct of its operations.  Sublessee shall also at all times promptly observe, comply with, and execute the provisions of any and all present and future governmental laws, rules, regulations, requirements, orders and directives which may apply to the operations of Sublessee on the Subleased Premises or its occupancy thereof.

7 - RULES, REGULATION & ADMINISTRATION

           Sublessee covenants and agrees to observe and obey the applicable rules and regulations promulgated by the applicable Prime Lessor and all reasonable rules and regulations promulgated by Sublessor for the conduct of tenants and subtenants at the Subleased Premises; and to observe and obey all present rules and regulations issued by Sublessor and/or the respective Prime Lessor for safety, health, preservation of the Subleased Premises, security and all reasonable rules and regulations promulgated in writing in the future by Sublessor and/or the respective Prime Lessor.

8 - OTHER OBLIGATIONS OF SUBLESSEE

           Sublessee, in its use of all of the Subleased Premises and related facilities, and in the conduct of its operations, shall:

a)
Conduct its operations in an orderly and proper manner. Sublessee shall not create or generate or permit the creation or generation of vibrations that could reasonably be regarded as posing a material risk of damage to the Subleased Premises; unreasonably loud noises; the emission of steam, gases or unpleasant or noxious odors; nor in any other manner annoy, disturb or be offensive to other tenants or users of the premises or common areas.

b)
Comply with all applicable federal, state and local laws, ordinances, regulations and orders.  Without limiting the generality of the foregoing, to the extent that the activities of Sublessee shall be subject to the same, Sublessee shall comply with the following:

1.
Compliance with Regulations.  Sublessee shall comply with the regulations relative to nondiscrimination in federally assisted programs of the United States Department of Transportation (hereinafter “DOT”) Title 49, Code of Federal Regulations, Part 21, as they may be amended from time to time (“Regulations”), which are herein incorporated by reference and made a part of this Agreement.

2.
Nondiscrimination Generally.  Sublessee shall not discriminate on the grounds of race, color, sex, creed or national origin in the selection and retention of subcontractors, including procurements of materials and leases of equipment.

3.
Solicitations for Subcontractors, Including Procurements of Materials and Equipment.  If required by the Regulations, in all solicitations either by competitive bidding or negotiation made by Sublessee for work to be performed under a subcontract, including procurements of materials or leases of equipment, each potential subcontractor or supplier shall be notified by Sublessee of Sublessee’s obligations under the Regulations relative to nondiscrimination on the grounds of race, color, or national origin.

4.
Information and Reports.  Sublessee shall provide all information and reports required by the Regulations or directives issued pursuant thereto and shall permit access to its books, records, accounts other sources of information, and its facilities as may be determined by the airport sponsor or the Federal Aviation Administration (the “FAA”) to be pertinent to ascertain compliance with such Regulations, orders, and instructions.  Where any information required of Sublessee is in the exclusive possession of another who fails or refuses to furnish this information, Sublessee shall so certify to the airport sponsor or the FAA, as appropriate, and shall set forth what efforts it has made to obtain the information.

5.
Nondiscrimination Covenant.  Sublessee hereby covenants and agrees, as a covenant running with the land, that in the event facilities are constructed, maintained, or otherwise operated by Sublessee on the Subleased Premises for a purpose for which a DOT program or activity is extended or for another purpose involving the provision of similar services or benefits, Sublessee shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.  Sublessee hereby covenants and agrees, as a covenant running with the land:  (1) that no person on the grounds of race, color, sex, creed or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Subleased Premises, (2) that in the construction of any improvements on, over, or under such Subleased Premises and the furnishing of services thereon, no person on the grounds of race, color, sex, creed or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that Sublessee shall use the Subleased Premises in compliance with all other requirements imposed by or pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.  Sublessee assures that it will comply with pertinent statutes, Executive Orders and such rules as are promulgated to assure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or handicap be excluded from participating in any activity conducted with or benefiting from Federal assistance.

c)
Control the demeanor and appearance of its officers, and employees so as to maintain professional standards and upon objection from Sublessor or the respective Prime Lessor concerning the conduct, demeanor, or appearance of any person, Sublessee shall immediately take all steps necessary to remove the cause of the objection.

d)
Not allow garbage, debris, or other waste materials (whether solid, liquid or gaseous) to collect or accumulate on the Subleased Premises or in access and service areas of the Subleased Premises used by Sublessee, and Sublessee shall cause to be removed from the Subleased Premises any debris and other waste material generated by Sublessee.  Sublessee shall use all due care when effecting removal of all such waste and shall effect such removal pursuant to the applicable regulations existing at Subleased Premises for the removal of waste as promulgated by the respective Prime Lessor, Sublessor or others having jurisdiction.  Sublessee shall keep all lobbies, vestibules and steps within the Subleased Premises free from dirt and rubbish.

e)	Sublessee is responsible to maintain at all times the Subleased Premises and all equipment, fixtures, and materials used by Sublessee thereon, or in other areas, in a clean and sanitary manner.

It is intended that the standards and obligations imposed by this section shall be maintained or complied with by Sublessee in addition to its compliance with any applicable governmental laws, ordinances and regulations currently in effect or which may be enacted.

9 - MAINTENANCE AND REPAIR

a)
Sublessee shall take good care of the Subleased Premises while they are under Sublessee’s control and shall make or cause to be made at its own expense all installations, repairs, replacements, redecorating and other maintenance necessary to keep the Subleased Premises, and equipment, fixtures, furnishings and signs therein clean and in good condition and repair; all of which shall be in accordance with the standards of the facility and of a quality and class not inferior to the original material or workmanship.  All maintenance and repair work undertaken by Sublessee shall be done in a good and workmanlike manner, leaving the Subleased Premises free of liens for labor and materials.

b)
Sublessee shall maintain the Subleased Premises and conduct its operations in such manner that at no time during the letting hereunder will it do or knowingly permit to be done any act or thing upon the Subleased Premises which will invalidate or conflict with any fire and casualty insurance policies covering the Subleased Premises, or any part thereof, or the Subleased Premises, or any part thereof, or which may create a hazardous condition so as to increase the risk normally attendant upon the operations contemplated hereunder, and Sublessee shall promptly observe and comply with any and all present and future rules and regulations, requirements, orders and directions of Fire Underwriters Association or of any other board or organization which may exercise similar functions.  Any increase in fire or casualty insurance premiums attributable to Sublessee’s acts or omissions under this Agreement shall be promptly reimbursed by Sublessee, upon receipt of Sublessor’s invoice therefor.

10 - RELATIONSHIP

           It is expressly understood and agreed that Sublessee is and shall be an independent contractor and operator, responsible for its acts or omissions in connection with its use and occupancy of the Subleased Premises and any related areas used by Sublessee.

11 - RELEASE AND INDEMNITY

Release

           Sublessee agrees that Sublessor shall not be liable for any loss or damage to any property of any persons (including property of Sublessee, its officers, directors, employees, agents, customers, concessionaires, vendors, contractors or invitees), occasioned by theft, fire, acts of God, or any governmental body or authority, injunction, riot, war, other tenants of the Subleased Premises or the premises of which the Subleased Premises are a part, or any damage or inconvenience which may arise through repair, or alteration of the Subleased Premises, or failure to make repairs in a timely manner, or the unavailability of utilities, or for any other cause, except to the extent caused by the gross negligence or willful misconduct of Sublessor or the respective Prime Lessor, it being agreed that this release shall apply to claims resulting from the negligence of Sublessor or such Prime Lessor.  Sublessor agrees that any waivers of claims for property damage contained in the respective Prime Agreement made by the Prime Lessor thereunder shall inure to the benefit of Sublessee to the extent permitted by the applicable Prime Agreement and applicable law.

Indemnity

           Anything in this Agreement to the contrary notwithstanding, and without limiting Sublessee’s obligation to provide insurance pursuant to Article 12 hereunder, Sublessee covenants and agrees that it shall indemnify, defend and save harmless Sublessor, its affiliates (other than Sublessee), any affected Prime Lessor, and their respective directors, officers, employees, agents, successors and assigns (“Indemnitees”), from and against all liabilities, losses, damages, penalties, claims, costs, charges and expenses, causes of action and judgments of any nature whatsoever, including without limitation reasonable attorney's fees, costs and related expenses that may be imposed upon or incurred by the Indemnitees by reason or arising out of any of the following, except if caused by the negligence or willful misconduct of any such Indemnitee (it being acknowledged, however, that if the indemnification obligations of Sublessor under the respective Prime Agreement requires Sublessor to indemnify such Prime Lessor (or other parties therein identified) Sublessee shall be required to indemnify such Prime Lessor and other identified parties to the same extent; and that such indemnification duties may apply even where an Indemnitee under the applicable Prime Agreement is negligent or otherwise at fault):

a)
Any occupancy, management or use of the Subleased Premises, or areas surrounding the Subleased Premises or the service areas, parking areas, or pedestrian areas in or around the Subleased Premises, by Sublessee or any of its directors, officers, agents, contractors, servants, employees, licensees, invitees, successors and assigns;

d)	Any negligence on the part of Sublessee or any of its directors, officers, agents, contractors, servants, employees, licensees, invitees, successors and assigns;

c)
Any accident, injury to or death of any person, or damage to or destruction of any property of Sublessee or its officers, directors, employees, agents, customers, concessionaires, vendors, contractors or invitees occurring in or on the Subleased Premises; or

d)	Any failure on the part Sublessee to comply with any of the covenants, agreements, terms or conditions contained in this Agreement.

12 - INSURANCE

           Without limiting Sublessee’s obligation to indemnify Sublessor as provided for in this Agreement, Sublessee shall procure and maintain, at its own cost and expense, at all times during the term of this Agreement, insurance of the following types in amounts not less than those indicated with insurers satisfactory to Sublessor:

           Comprehensive public liability insurance with limits of not less than [***] per occurrence for death or bodily injury; workers compensation insurance with statutory limits; and employer's liability insurance of not less than [***] in limits.

           Such insurance shall contain the following endorsements:

(1)
Name Sublessor and the respective Prime Lessor, its parents and subsidiaries, their respective directors, officers, employees, agents, successors and assigns, as Additional Insureds as it pertains to this Agreement and the respective Subleased Premises.  Upon written notice from Sublessor, Sublessee shall promptly cause any other party required to be named by as an Additional Insured under the Prime Agreement to be so named.

(2)	Include a Severability of Interest (Cross Liability) provision whereby such insurance applies separately to each insured to the extent of Sublessee’s indemnity obligations hereunder.

(3)	Include a breach of warranty clause in favor of the Additional Insureds, whereby such insurance shall not be invalidated by any breach of warranty by Sublessee.

(4)	Include a blanket contractual liability clause to cover the liability and indemnity assumed by the Sublessee under this Agreement.

(5)	Provide that such insurance is primary without right of contribution from Sublessor’s insurance.

(6)	Provide that Sublessor is not obligated for payment of any premiums, deductibles, retention or other self-insurances thereunder.

(7)	Provide for 30 days advance notice to Sublessor and the respective Prime Lessor, by registered or certified mail, of any cancellation, reduction, lapse or other material change.

(8)	Include a Waiver of Subrogation clause in favor of the Additional Insureds.

The indemnities and insurance provisions contained or referred to herein shall survive the expiration or other termination of this Agreement.

13 - ASSIGNMENT

           This Agreement and the rights and obligations created hereunder may not be assigned or delegated by Sublessee without the prior written consent of Sublessor and, if required of Sublessor under the applicable Prime Agreement, the applicable Prime Lessor; but subject to the foregoing, this Agreement and the rights and obligations of the parties hereby created, shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.  Sublessor reserves the right to assign or transfer its interest hereunder without notice.

14 - WAIVER

           The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

15 - FORCE MAJEURE

           Neither party shall be deemed in violation of this Agreement if it is prevented from performing any of its non-monetary obligations hereunder by any labor or industrial dispute; civil disturbance; vandalism or act of a public enemy; shortage of labor, energy or material; court order, regulation, action or non-action of any governmental authority; weather condition; natural disaster; act of God; or other circumstances not reasonably within its control, and which, with the exercise of due diligence, it is unable to overcome; provided that, the provisions of this Article 15 shall not apply where the time period for Sublessor to perform its obligations under the Prime Agreement would not be extended upon the occurrence of any of the foregoing.  Each party shall give the other immediate notice of such interruption, shall make all reasonable efforts to eliminate it as soon as possible, and at its conclusion, shall resume performance in accordance with its obligations hereunder; provided that, neither party shall be required to settle or compromise any strike or other labor dispute to so eliminate such interruption.

16 - NOTICE

           All notices made pursuant to this Agreement shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Sublessor:

           [insert]

if to Sublessee:

           [insert]

or to such other address as either party hereto may have furnished to the other party by a notice in writing in accordance with this Article 16.

17 - TERMINATION

           Without limiting any rights of Sublessor, either at law or in equity, to exercise any remedies available to Sublessor as may be afforded by operation of law, this Agreement may be terminated as follows:

a)
Immediately upon termination or expiration of the respective Prime Agreement (notwithstanding that such agreement may remain in effect as to space other than the Subleased Premises), or upon expiration or termination of Sublessor’s right to grant Sublessee the right to occupy and use the applicable portion of the Subleased Premises.

b)
Immediately without notice to Sublessee if Sublessee files a voluntary petition in bankruptcy or if proceedings in bankruptcy shall be instituted against it and not dismissed within 30 days, or that a court shall take jurisdiction of Sublessee or its assets pursuant to proceedings brought under the provisions of any Federal Reorganization Act, or that a receiver of Sublessee’s assets shall be appointed and such taking or appointment shall not be stayed or vacated within a period of 30 days.

c)	Immediately upon written notice to Sublessee, if Sublessee fails to pay any installment of rent or additional rent within 10 days after receipt of written notice that the same was not paid when due.

d)
Immediately upon written notice to Sublessee, if Sublessee fails to perform, keep, and observe any of the terms, covenants or conditions herein contained on the part of Sublessee to be performed, kept, or observed and such failure continues for 30 days after the date of written notice thereof is sent to Sublessee; provided that, if Sublessor would have a lesser period of time to cure such default under the applicable Prime Agreement, then Sublessee shall only be permitted the time period that Sublessor would be permitted to cure such default, less 48 hours; it being further agreed that Sublessor may, but shall not be obligated to, take any action it reasonably deems necessary or advisable at Sublessee’ expense to cure such default if such default causes interference with Sublessor’s operations or if it is determined by Sublessor, acting reasonably, that such default is likely to result in Sublessor’s loss of the use of the Subleased Premises pursuant to the Prime Agreement.

e)
Immediately by either party upon the acquisition or condemnation of the Subleased Premises by eminent domain, in which event Sublessee shall have no claim for the unexpired term nor a claim for any part of the award made for the Subleased Premises.

           In the event that this Agreement is terminated in accordance with the foregoing provisions prior to the expiration of the term after a default by Sublessee hereunder, Sublessor may (but shall not be obligated to) relet the Subleased Premises for a term and upon any conditions it may deem proper.  In no event will Sublessee be entitled to receive any payment from Sublessor if the profits from such reletting exceed the rental reserved to be paid hereunder by Sublessee.  Any termination by Sublessor under this section shall not affect or impair the right of Sublessor to recover actual damages occasioned by any default by Sublessee that may be recoverable under applicable law.

18 - SURRENDER OF SUBLEASED PREMISES

           Upon expiration or other termination of this Agreement, Sublessee shall remove all its signs, trade fixtures and any other personal property, repair all damage caused by removal, and surrender the Subleased Premises in good order and condition, reasonable wear and tear excepted.  If Sublessee fails to surrender possession as aforestated, Sublessor may re-enter and repossess the Subleased Premises without further notice (any personal property therein being deemed abandoned by Sublessee) and Sublessee hereby waives service of any notice of intention to re-enter and/or right to redeem that may be granted by applicable laws.

           Sublessor agrees that on payment of the rents and any other payments due, and performance of the covenants and agreements on the part of Sublessee to be performed hereunder, Sublessee shall peaceably have and enjoy the Subleased Premises for the uses granted to Sublessee hereunder, subject to Sublessor’s continued rights under the applicable Prime Agreement and any limitations otherwise stated herein.

20 - CONDITIONS

           It is agreed that if required under the terms of the applicable Prime Agreement, the use of the Subleased Premises by Sublessee is subject to the consent and approval of the applicable Prime Lessor.  If written consent by any Prime Lessor is denied after reasonable efforts by the parties hereto to obtain such consent, then either party may, at its option (but without limiting any of Sublessor’s rights in respect of any breach of the terms hereof prior to such rescission) rescind its signature hereon and thereafter this Agreement shall become null and void (but only as to the portion of the Subleased Premises covered by such Prime Agreement), and the parties shall become discharged from all further unaccrued liabilities hereunder.  If the consent of any Prime Lessor is required, then for purposes of submittal of this Agreement for the consent of such Prime Lessor, it is agreed that Schedule 1 may be redacted so as to describe only the portion of the Subleased Premises as are leased by Sublessor from such Prime Lessor and so as to set forth only the respective Prime Agreements that pertain to the Subleased Premises.

21 - TAXES

           If Sublessor shall be assessed for taxes on any of the Sublessee’s leasehold improvements, equipment, furniture, fixtures, personal property or business operations, Sublessee shall pay to Sublessor the amount of such taxes within 10 days after delivery of a written statement thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SUBLESSOR                                                                           SUBLESSEE

BY: __________________________                              BY: ___________________________

_______________                                                                           _____________________
_______________                                                                           _____________________
_______________                                                                           _____________________

DATE: _______________________                             DATE: _________________________

Schedules to be added:

Schedule 1 – Description of Subleased Premises
Schedule 2 – Rental Amounts for Subleased Premises

EXHIBIT B
to the Master Facility and Ground Handling Agreement

FORM OF ASSIGNMENT

This Agreement (this “Agreement”) is made and entered into, and is to be effective on, this the ____ day of ____________ (the “Effective Date”), by ____________, a ____________ corporation (“Assignor”) and ____________, a ____________ corporation (“Assignee”), [and the ____________ (“Airport Lessor”)].

W I T N E S S E T H:

WHEREAS, Assignor leases space], designated on Exhibit(s) _____ attached hereto and made a part hereof (together the “Premises”), at ____________ at the ____________ Airport, ____________ (the “Airport”) under a certain [Airport Use and Lease Agreement dated ____________, (as amended, hereinafter referred to as the “Lease”)] between Assignor and the Airport Lessor;

WHEREAS, a copy of the Lease has been provided to Assignee and is incorporated herein by reference;

WHEREAS, Assignee operates at the Airport and from portions of the Premises;

WHEREAS, Assignor desires to assign to Assignee [all] [a portion] of Assignor’s remaining right, title and interest in the Lease [insofar (and only insofar) as the Lease pertains to certain leased premises and improvements described on the attached Annex 1], such space herein called the “Assigned Space” and the improvements located within the Assigned Space are herein called the “Assigned Space Improvements”.  The Assigned Space and Assigned Space Improvements are herein called the “Assigned Premises”;

WHEREAS, Assignee desires to accept such assignment from Assignor;

[WHEREAS, such assignment requires the prior written consent of the Airport Lessor];

[WHEREAS, pursuant to the Lease, such assignment does not require the consent of the Airport Lessor (but written notice of such assignment is required to be given to the Airport Lessor)].

NOW, THEREFORE, in consideration of the assignment herein made and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.           DEMISE AND USE

Effective on the Effective Date, Assignor hereby assigns to Assignee all of the interest of the lessee under the Lease [insofar (and only insofar) as the Lease pertains to the Assigned Premises].

2.           ACCEPTANCE OF ASSIGNMENT

 Assignee accepts the foregoing assignment of the Lease [insofar (and only insofar) as the Lease pertains to the Assigned Premises] and covenants with Assignor, from and after the Effective Date, to pay all rent and other charges provided for in the Lease, as amended and to perform and observe all of the other covenants, conditions and provisions in the Lease, as amended, to be performed or observed by or on the part of Assignor as tenant under the Lease [in respect of the Assigned Premises].

3.           WARRANTIES

Assignor hereby warrants and covenants that (i) except for the rights and interests of the Airport Lessor under the Lease, Assignor is now the sole owner of all rights and interests in and to the Assigned Premises, (ii) the Lease[, as it relates to the Assigned Premises,] is in full force and effect, (iii) Assignor has complied with all terms and provisions of the Lease [as it relates to the Assigned Premises] and same is not currently in default and Assignor knows of no condition which with the passage of time or giving of notice  might constitute a default under the Lease by any party, and (iv) the Assigned Premises and the Lease [, insofar as it relates to the Assigned Premises,] are free from all liens and encumbrances.  A copy of the Lease (and all amendments thereto) are attached as Annex 2.

Subject to the foregoing, Assignee accepts the Assigned Premises and equipment thereon “AS IS” and acknowledges that there is, with respect to the Assigned Premises and equipment thereon, NO WARRANTY, REPRESENTATION, OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, and that none shall be implied by law. Except as stated in this Agreement, Assignee acknowledges that Assignor has made no representations with respect to the Assigned Premises or equipment. Final determination of the suitability of the Assigned Premises or equipment for the use contemplated by Assignee is the sole responsibility of Assignee, and Assignor shall have no responsibility in connection with such suitability.

4.           ASSIGNEE TO COMPLY WITH LEASE TERMS

Assignee agrees to perform and observe all of the covenants, conditions and terms of the Lease relating to the period of time from and after the Effective Date [(insofar, but only insofar, as the same related to the Assigned Premises)], and to protect, defend, indemnify and hold harmless Assignor from and against all claims, damages, and expenses of any kind asserted by any person or entity, including the Lessor, arising out of the nonperformance, nonobservance or improper performance or observance of the covenants, conditions or terms of  the Lease [(insofar, but only insofar, as the same relates to the Assigned Premises)].  Assignor shall comply with all remaining terms of the Lease, to the extent any non-compliance could adversely affect Assignee rights in or to the Assigned Premises. Assignor agrees to protect, defend, indemnify and hold harmless Assignee from and against all claims, damages, and expenses of any kind asserted by any person or entity, including the Airport Lessor, arising out of the nonperformance, nonobservance or improper performance or observance prior to the Effective Date of the covenants, conditions or terms of the Lease [(insofar, but only insofar as the same relates to or effects the Assigned Premises)].  Nothing herein shall be construed as to obligate Assignee to be responsible in any way for any hazardous material located in, or the environmental condition of, the Assigned Premises as of the Effective Date to the extent not caused by or arising from Assignee’s operations.

5.           APPROVALS

[This Agreement shall not become effective unless and until the consent of the Airport Lessor is given by execution of consents for the assignments herein made, which consents shall be requested on the standard form for such consents by the lessor as attached hereto as Annex 3.  Assignor and Assignee hereby mutually agree to expeditiously take any and all actions, and to cooperate fully with each other, with respect to obtaining any approvals, authorizations, licenses or similar items that may be necessary or desirable in order to carry out the agreements set forth herein or contemplated hereby.  The parties hereto agree to request the consent of the Lessor on the consent form attached hereto as Annex 3.  The parties agree to make such reasonable changes to such form as may be required by Lessor.]

[Consent by Airport Lessor.  Airport Lessor, as evidenced by its execution below, does hereby consent to this Assignment, [releases Assignor from all of its responsibilities and obligations under the Lease that are attributable to the period of time after the Effective Date, and] agrees to look solely to Assignee for performance of all obligations thereafter under the Lease [as it relates to the Assigned Premises].]

[Acknowledgement.                                                      Assignor and Airport Lessor hereby represent to Assignee that the Lease is currently in full force and effect, and that they know of no events of default relating to the Lease or the Assigned Premises as of the date hereof.]

6.           APPLICABLE LAW

[The laws of the State where the Assigned Premises are located shall be used in interpreting this Agreement and in determining the rights of the parties under it.]

7.           SEVERABILITY

If any part of this Agreement is held to be invalid by final judgment of any court of competent jurisdiction, the part held invalid shall be modified to the extent necessary to make it valid or, if necessary, excised, and the remainder of the Agreement shall continue to remain effective.

8.           ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties with respect to its subject matter and may not be changed in any way, except by a written instrument executed by the parties and, if necessary, approved by the Airport Lessor.

9.           SUCCESSORS AND ASSIGNS

The provisions of this Agreement shall be binding on the parties, their successors and assigns.

IN WITNESS WHEREOF, the parties have properly executed this Agreement effective the date first above written.

ATTEST:                                                                                [ASSIGNOR]

____________________________                                               BY:_____________________________

TITLE:__________________________

DATE:__________________________

ATTEST:                                                                                  [ASSIGNEE]

____________________________                                               BY:_____________________________

TITLE:__________________________

                                                                                        DATE:

[Consent of Airport Lessor

By: _________________________
           Name:
           Title:

Date: _______________________]

Exhibits to be Attached:

Annex 1 – Description of Assigned Space
Annex 2 – Copy of Lease
Annex 3 – Request for Consent

ANNEX 1
to the Form of Assignment

DESCRIPTION OF ASSIGNED SPACE

ANNEX 2
to the Form of Assignment

COPY OF LEASE

ANNEX 3
to the Form of Assignment

REQUEST FOR CONSENT TO ASSIGNMENT

____________, a ____________ corporation (“Assignor”) and ____________, a ____________ corporation (“Assignee”) hereby apply to the [____________] (the “Airport Lessor”) for its consent to an Assignment attached as Exhibit “A” and dated ____________ (the “Effective Date”), for premises described therein (the “Assigned Premises”) as required by the [____________ Use and Lease Agreement] (the “Agreement”) with ____________ for certain premises at ____________ Airport.  As consideration for the granting of the aforesaid consent and without limitation of any right or remedy of the Airport Lessor as set out in the Agreement, Assignor and Assignee agree with the Airport Lessor as follows:

1.
Assignor represents to Assignee that to its knowledge as of the date hereof, the agreement dated ____________, by and between the Airport Lessor, as Lessor, and Assignor, as Lessee, is in full force and effect and there are no rental fees in arrears and no notices of termination or default are outstanding.

2.
The parties hereto recognize and agree that the cancellation, termination, or expiration of the Agreement shall serve to terminate Assignor’s and Assignee’s rights and obligations concerning the Assigned Premises.

3.	All notices to Assignee (as Lessee) with respect to the Assigned Premises pursuant to the Agreement shall hereinafter be sent to Assignee at the following address:
_______________
_______________
_______________

4.           In addition, it is expressly understood and agreed as follows:

(a)
That by the granting of this consent to Assignment, the Airport Lessor is not consenting in advance to any future subleases or assignments of the Assigned Premises or any other facilities by [either Assignor or] Assignee.

(b)
That no future amendment, modification or alteration to the Assignment shall be or become effective without prior notice to and approval by the Airport Lessor if required by the provisions of the Agreement.

(c)
That Airport Lessor, as evidenced by it execution of this consent below, [releases Assignor from all of its responsibilities and obligations under the Lease that are attributable to the period of time after the Effective Date, and] agrees to look solely to Assignee for performance of all obligations thereafter under the Lease [as it relates to the Assigned Premises].

(d)
[That Assignor and Airport Lessor hereby represent to Assignee that the Lease is currently in full force and effect, and that they know of no events of default relating to the Lease or the Assigned Premises as of the date hereof.]

The parties accept the foregoing acknowledgments and agreements and the Airport Lessor hereby consents to the Assignment attached as Exhibit “A”.  However, the terms of the Agreement and this Request for Consent shall prevail over any conflicting terms or provisions contained in Exhibit “A” hereto.

FOR THE AIRPORT LESSOR:                                                                                                 FOR [ASSIGNOR]:
APPROVED                                                                                                     APPROVED

________________________________                                                                                ________________________________
Name:                                                                                                           Name:

Title: Director, Department of Aviation                                                                                      Title:____________________________

Date:__________________________                                                                                    Date:___________________________

            FOR [ASSIGNEE]:
            APPROVED
ATTEST/SEAL:

________________________________                                                                           _________________________________
Name:                                                                                                       Name:

Title: Corporate Secretary                                                                                            Title:_____________________________

Date:____________________________                                                                           Date:_____________________________

EXHIBIT C
to the Master Facility and Ground Handling Agreement

FORM OF CONTINENTAL GROUND HANDLING AGREEMENT
(Continental as Handling Company, Contractor as Carrier)

AHM 810 – Annex B

STANDARD GROUND HANDLING AGREEMENT

SIMPLIFIED PROCEDURE

ANNEX B.SYS.0 – LOCATIONS AGREED SERVICES, FACILITIES AND CHARGES

to the Standard Ground Handling Agreement (SGHA) of April 1993

Between:	Colgan Air, Inc.
10677 Aviation Lane
Manassas, VA 20110
Attention: President
(hereinafter referred to as the “Carrier”)
And:	Continental Airlines, Inc.
1600 Smith Street
Mail Stop HQSLG
Houston, Texas 77002
(hereinafter referred to as the “Handling Company”)
effective from:	February 2, 2007
This Annex	B.SYS.0
for the location :	The Handling Company shall provide ground handling services as provided herein for Scheduled Flights at the airports set forth on Schedule 1 hereto.

In addition to the airports on Schedule 1, the Handling Company shall also provide ground handling services to the Carrier for Scheduled Flights pursuant to the terms hereof at each additional airport to which Scheduled Flights are scheduled to fly after the date hereof (each, a “New Airport”) unless the Handling Company gives at least 90 days’ prior written notice (or such shorter period of time as is reasonably practicable) before the commencement of Scheduled Flights to such New Airport that the Handling Company  elects not to provide ground handling services at such airport.  Schedule 1 shall be amended to reflect each such addition.  The Handling Company may also elect, upon at least 90 days’ prior written notice to the Carrier, to provide ground handling services as provided herein to the Carrier for Scheduled Flights at any airport to which Scheduled Flights fly at the time of such election.  Schedule 1 shall be amended to reflect each such addition.

Notwithstanding the foregoing, the Handling Company may elect to terminate the provision of services by the Handling Company pursuant hereto at any airport upon at least 90 days’ prior written notice to the Carrier and in any event only at such time as the Carrier, using its commercially reasonable efforts, is able to provide the ground handling services provided by the Handling Company hereunder with respect to Scheduled Flights at such airport.

In addition, the provisions of this agreement shall terminate with respect to any airport to which Scheduled Flights cease to be scheduled (other than a temporary cessation, it being understood that the cessation of seasonal Scheduled Flights upon the end of the relevant season shall constitute a temporary cessation if such Scheduled Flights are expected to resume in the subsequent relevant season). Schedule 1 shall be amended to reflect each such termination.

is valid from:	February 2, 2007
and replaces:	N/A

Capitalized terms used herein that are not defined herein or in the Standard Ground Handling Agreement of April 1993 as published by the International Air Transport Association (the “Main Agreement”) or in Annex A thereto, shall have the meanings given to such terms in the Capacity Purchase Agreement among Carrier, Handling Company and Pinnacle Airlines Corp., Carrier’s parent, as amended from time to time (the “Capacity Purchase Agreement”) or the Master Facility and Ground Handling Agreement among Carrier, Handling Company and Pinnacle Airlines Corp., as amended from time to time.
This Annex B is prepared in accordance with the simplified procedure whereby the Carrier and the Handling Company agree that the terms and conditions of the Main Agreement and Annex A to the Main Agreement shall apply as if such terms were repeated here in full, except as otherwise modified pursuant to this Annex B.  By signing this Annex B, the parties confirm that they are familiar with the aforementioned Main Agreement and Annex A.  The Main Agreement and Annex A, as modified pursuant to this Annex B shall be referred to herein as the “Agreement.”

PARAGRAPH 1 – HANDLING CHARGES

1.1	The Handling Company shall provide the services of Annex A enumerated below for the Carrier’s Scheduled Flights at the locations set forth above:
1.1.1.	For services of the Annex A in its:
SECTION 1 – REPRESENTATION AND ACCOMMODATION:
1.1.2., 1.1.3., 1.1.4.
1.2.1., 1.2.2, 1.2.3.

SECTION 2 – LOAD CONTROL AND COMMUNICATION:
2.1.3.
2.2.1., 2.2.2., 2.2.3.

SECTION 4 – PASSENGERS AND BAGGAGE:
4.1.1., 4.1.2., 4.1.3., 4.1.4., 4.1.5., 4.1.6, 4.1.7.(in accordance with the Baggage Resolution System Agreement, 4.2., 4.3., 4.4.1., 4.4.2. (a), 4.4.4. (a)(c), 4.4.5., 4.4.6., 4.4.7.

SECTION 5 – CARGO AND MAIL:
5.1. thru 5.5 (CO’s cargo products)

SECTION 6 – RAMP:
6.1., 6.2.1., 6.2.2. (a), 6.2.3. (on request at ad hoc rate), 6.3., 6.4.3., 6.4.4., 6.4.5., 6.4.6. (a)(b), 6.4.7., 6.4.8., 6.4.9., 6.4.12., 6.5.1. (on request at ad hoc rate), 6.6.1., 6.7.1.

SECTION 7 – AIRCRAFT SERVICING:
7.2.2., 7.3., 7.6.2. (ad hoc rates apply)

1.1.2.	NO FEES FOR SERVICES COVERED UNDER THE SECTIONS LISTED ABOVE:
The ground handling services to be provided hereunder shall be provided in consideration of the mutual obligations of the Handling Company and the Carrier set forth in the Capacity Purchase Agreement among the Carrier, the Handling Company and Parent, with no fee charged hereunder; provided that the additional charges specified in Paragraph 2 below shall apply when applicable; and provided further that the Carrier will be responsible for all airport landing fees and other airport taxes or charges, and shall make payment directly therefor (unless Contractor is instructed in writing by Continental that Continental will make such payment directly).

1.1.3	EQUIPMENT PROVIDED BY CARRIER:

Notwithstanding anything contained in Paragraph 1.1.1 to the contrary, at each airport at which Handling Company is providing ground handling services hereunder other than a Hub Airport, the Carrier shall be responsible for supplying all ground handling equipment that is usable only for regional jets or turboprops of the type used by Contractor for Scheduled Flights (as opposed to other types of jets flown by the Handling Company), which, as of the date hereof, is the equipment set forth on Schedule 2 hereto. At all Hub Airports at which Handling Company is providing ground handling services hereunder, the Handling Company shall be responsible for supplying such equipment. As between Handling Company and Carrier, Handling Company shall be responsible for supplying all other ground handling equipment necessary for the provision of ground handling services hereunder.

PARAGRAPH 2 – ADDITIONAL CHARGES
2.1	Services in Annex A which are not included in Paragraph 1 of this Annex and all other additional services when available will be charged for as follows:
2.1.1.
Overtime.  If, upon Carrier’s request, the Handling Company agrees to provide additional personnel in order to handle a flight outside of the scheduled arrival and departure times or for any other reason, the Handling Company will not charge Carrier more than the Handling Company’s actual cost of providing such additional personnel.

PARAGRAPH 3 – DISBURSEMENTS

3.1	At the Handling Company’s request, disbursements made on behalf of the Carrier shall be reimbursed to the Handling Company at cost.
PARAGRAPH 4 –SETTLEMENT OF ACCOUNT

4.1
All payments to be made pursuant to this Agreement shall be subject to the setoff provisions of the Capacity Purchase Agreement.  Notwithstanding Article 7.2 of the Main Agreement, and subject to such setoff provisions of the Capacity Purchase Agreement, settlement of account shall be effected through the IATA Clearing House via the Airlines Clearing House in accordance with the Rules and Regulations of the IATA Clearing House and the Airlines Clearing House.

PARAGRAPH 5 – TERMINATION OF AGREEMENT
5.1
This Agreement may be terminated by either party at any time following the termination of the Capacity Purchase Agreement; provided, that this Agreement may not be terminated pursuant to this sentence during the Wind-Down Period with respect to any location to which Scheduled Flights continue to fly during such Wind-Down Period.  If the Carrier fails to make payments as agreed upon in Paragraph 4.1., the Handling Company may terminate the Agreement upon twenty-four (24) hours notice by letter, teletype or facsimile.

PARAGRAPH 6 – TRANSFER OF SERVICES
6.1	In accordance with Article 3.1 of the Main Agreement, the Handling Company may subcontract the services of Annex A as necessary in order to support the Carrier’s operation.
PARAGRAPH 7 – OTHER MODIFICATIONS TO MAIN AGREEMENT

7.1	Sections 2.2, 3.2, 11.4, 11.5, 11.6, 11.7 and 11.10 and Article 9 of the Main Agreement shall not apply to this Agreement.
7.2
Handling Company and Carrier agree that all third-parties engaged by Carrier or Handling Company as of the date hereof, or engaged by Handling Company after the date hereof, to provide ground handling services to Carrier at any of the airports listed on Schedule 1 hereto are hereby approved for all purposes of Section 3.1 and Section 3.2, as appropriate, of the Main Agreement.

7.3
Carrier specifically acknowledges that Article 8 of the Main Agreement provides that Handling Company is not to be responsible for, and that Carrier is to indemnify Handling Company in respect of, legal liability for certain claims arising out of the provision of ground handling services even in circumstances where Handling Company is negligent, and Carrier agrees not to contend otherwise.

7.4	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas as provided in Section 10.13 of the Capacity Purchase Agreement.

7.5	Any Claims arising out of or related to this Agreement shall be resolved by binding arbitration pursuant to the provisions of Section 10.07 of the Capacity Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the 2nd day of February, 2007.

Handling Company:                                                                                     Carrier:
Continental Airlines, Inc.                                                                          Colgan Air, Inc.

By:  /s/ Jeffery A. Smisek                                                                            By:  /s/ Philip H. Trenary
Name: Jeffery A. Smisek                                                                      Name:  Philip H. Trenary
Title: President                                                                                              Title:  Vice President

Schedule 1                                Airports
Schedule 2                                Carrier Equipment

AHM 810 – Annex B

Schedule 1
CONTINENTAL AIRPORTS [To Be Updated]

Schedule 2
CARRIER EQUIPMENT

[to be added]

EXHIBIT D
to the Master Facility and Ground Handling Agreement

FORM OF CONTRACTOR GROUND HANDLING AGREEMENT
(Contractor as Handling Company, Continental as Carrier)

AHM 810 – Annex B
STANDARD GROUND HANDLING AGREEMENT

SIMPLIFIED PROCEDURE

ANNEX B.SYS.0 – LOCATIONS AGREED SERVICES, FACILITIES AND CHARGES

to the Standard Ground Handling Agreement (SGHA) of April 1993

Between:	Continental Airlines, Inc.
1600 Smith Street
Mail Stop HQSLG
Houston, Texas 77002
(hereinafter referred to as the “Carrier”)
And:	Colgan Air, Inc.
10677 Aviation Lane
Manassas, VA 20110
Attention: President
(hereinafter referred to as the “Handling Company”)

effective from:	February 2, 2007
This Annex	B.SYS.0
for the location:	The Handling Company shall provide ground handling services as provided herein at the airports set forth on Schedule 1 hereto.

The Carrier may elect, at its sole discretion and upon at least 90 days notice to the Handling Company, to require the Handling Company to provide ground handling services to the Carrier at any airport other than a Hub Airport (and Schedule 1 shall be amended to reflect each such addition); provided that, it is acknowledged for the avoidance of doubt that, even though Handling Company shall not be required hereunder to provide ground handling services in respect of Carrier’s flights at any Hub Airport, Handling Company shall still be responsible for providing all necessary ground handling services in respect of its Scheduled Flights in accordance with the Capacity Purchase Agreement (as defined below), unless Continental elects to provide such services in accordance with the terms of the Continental Ground Handling Agreement.

Notwithstanding the foregoing, the Carrier may elect, at its sole discretion and upon at least 90 days’ prior written notice to the Handling Company, to terminate the provision of services covered hereunder by the Handling Company at any airport.  In addition, the provisions of this agreement shall terminate with respect to any airport to which Scheduled Flights cease to be scheduled (other than a temporary cessation, it being understood that the cessation of seasonal Scheduled Flights upon the end of the relevant season shall constitute a temporary cessation if such Scheduled Flights are expected to resume in the subsequent relevant season).  Schedule 1 shall be amended to reflect each such termination.

is valid from:	February 2, 2007
and replaces:	N/A
Capitalized terms used herein that are not defined herein or in the Standard Ground Handling Agreement of April 1993 as published by the International Air Transport Association (the “Main Agreement”) or in Annex A thereto, shall have the meanings given to such terms in the Capacity Purchase Agreement among Carrier, Handling Company and Pinnacle Airlines Corp., Handling Company’s parent, as amended from time to time (the “Capacity Purchase Agreement”) or the Master Facility and Ground Handling Agreement among Carrier, Handling Company and Pinnacle Airlines Corp., as amended from time to time.

This Annex B is prepared in accordance with the simplified procedure whereby the Carrier and the Handling Company agree that the terms and conditions of the Main Agreement and Annex A to the Main Agreement shall apply as if such terms were repeated here in full, except as otherwise modified pursuant to this Annex B.  By signing this Annex B, the parties confirm that they are familiar with the aforementioned Main Agreement and Annex A.  The Main Agreement and Annex A, as modified pursuant to this Annex B shall be referred to herein as the “Agreement.”

PARAGRAPH 1 – HANDLING CHARGES

1.1	The Handling Company shall provide the services of Annex A enumerated below for the Carrier’s scheduled flights at the locations set forth above:
1.1.1.	For services of the Annex A in its:
SECTION 1 – REPRESENTATION AND ACCOMMODATION:
1.1.2., 1.1.3., 1.1.4.
1.2.1., 1.2.2, 1.2.3.

SECTION 2 – LOAD CONTROL AND COMMUNICATION:
2.1.3.
2.2.1., 2.2.2., 2.2.3.

SECTION 4 – PASSENGERS AND BAGGAGE:
4.1.1., 4.1.2., 4.1.3., 4.1.4., 4.1.5., 4.1.6, 4.1.7.(in accordance with the Baggage Resolution System Agreement, 4.2., 4.3., 4.4.1., 4.4.2. (a), 4.4.4. (a)(c), 4.4.5., 4.4.6., 4.4.7.

SECTION 5 – CARGO AND MAIL:
5.1. thru 5.5 (CO’s cargo products)

SECTION 6 – RAMP:
6.1., 6.2.1., 6.2.2. (a), 6.2.3. (on request at ad hoc rate), 6.3., 6.4.3., 6.4.4., 6.4.5., 6.4.6. (a)(b), 6.4.7., 6.4.8., 6.4.9., 6.4.12., 6.5.1. (on request at ad hoc rate), 6.6.1., 6.7.1.

SECTION 7 – AIRCRAFT SERVICING:
7.2.2., 7.3., 7.6.2. (ad hoc rates apply)

1.1.2.	FEES FOR SERVICES COVERED UNDER THE SECTIONS LISTED ABOVE:
The charges set forth below do not include airport landing fees, or any other airport taxes or charges.  The Carrier will be responsible for such charges at its own expense and shall make payment directly therefor.

Flight Fee:

The Carrier shall pay to the Handling Company a Base Per Flight Fee for the ground handling services listed above to be provided hereunder, which fee shall equal the Handling Company’s cost of providing such services, as reasonably determined by the Handling Company and subject to the audit rights of the Carrier as set forth in Section 3.05 of the Capacity Purchase Agreement.

1.1.3	EQUIPMENT PROVIDED BY CARRIER:

Notwithstanding anything contained in Paragraph 1.1.1 to the contrary, at each airport at which Handling Company provides ground handling services for Carrier hereunder, the Carrier shall be responsible for supplying all ground handling equipment that is usable only for jet aircraft, which, as of the date hereof, is the equipment set forth on Schedule 2 hereto, and which equipment shall not be used by Handling Company for any purpose other than providing ground handling services to Carrier. As between Handling Company and Carrier, Handling Company shall be responsible for supplying all other ground handling equipment necessary for the provision of ground handling services hereunder.

PARAGRAPH 2 – ADDITIONAL CHARGES

2.1	Services in Annex A which are not included in Paragraph 1 of this Annex and all other additional services when available will be charged for as follows:
2.1.1.
Overtime.  If, upon Carrier’s request, the Handling Company agrees to provide additional personnel in order to handle a flight outside of the scheduled arrival and departure times or for any other reason, the Handling Company will charge Carrier the Handling Company’s actual cost of providing such additional personnel.

2.1.2.
Supplies.  The Carrier will furnish the Handling Company those items specific to its operation, such as, but not limited to, cabin appearance supplies, (i.e. safety cards, pillows and blankets), baggage tags, forms, ticket envelopes, tariffs, timetables, etc.  Any materials or supplies provided to the Carrier by the Handling Company will be charged back to the Carrier at the Handling Company’s replacement cost.

2.1.3.
Third Party Services.  The Carrier shall, at the Handling Company’s discretion, be responsible for the cost and/or a pro-rata share of the cost, whichever is applicable, incurred by the Handling Company for outside vendor services, such as, but not limited to, water/lavatory services, cabin appearance, ramp handling services, bussing services, aircraft de-icing, aircraft washing and aircraft maintenance services, skycaps, security screening, armed guard and armored car services, baggage claim security, janitorial services, baggage delivery services, wheel chair services, electric cart services, denied boarding compensation, distressed passenger meals and overnight accommodation, etc.

2.1.4.
De-Icing.  For de-icing services provided by the Handling Company, the Handling Company shall charge the Carrier the procurement cost of fluids and all other actual costs of the Handling Company for providing such de-icing services including the Handling Company’s actual labor costs associated with such services.

2.1.5.
Training.  The Carrier agrees to reimburse the Handling Company for all associated out-of-pocket expenses required to train the Handling Company’s employees in the Carrier’s procedures and administrative requirements.

PARAGRAPH 3 – DISBURSEMENTS

3.1	Disbursements made on behalf of the Carrier shall be reimbursed to the Handling Company at cost.
PARAGRAPH 4 –SETTLEMENT OF ACCOUNT

4.1
Notwithstanding Article 7.2 of the Main Agreement and subject to the setoff provisions of the Capacity Purchase Agreement, settlement of account shall be effected through the IATA Clearing House via the Airlines Clearing House in accordance with the Rules and Regulations of the IATA Clearing House and the Airlines Clearing House.

PARAGRAPH 5 – TERMINATION OF AGREEMENT

5.1
This Agreement may be terminated by either party at any time following the termination of the Capacity Purchase Agreement; provided, that this Agreement may not be terminated pursuant to this sentence during the Wind-Down Period with respect to any location to which Scheduled Flights continue to fly during such Wind-Down Period.  If the Carrier fails to make payments as agreed upon in Paragraph 4.1., the Handling Company may terminate the agreement upon twenty-four (24) hours notice by letter, teletype or facsimile.

PARAGRAPH 6 – TRANSFER OF SERVICES

6.1	In accordance with Article 3.1 of the Main Agreement, the Handling Company may subcontract the services of Annex A as necessary in order to support the Carrier’s operation.
PARAGRAPH 7 – OTHER MODIFICATIONS TO MAIN AGREEMENT
7.1
Upon the request of the Carrier from time to time at its sole discretion, and for so long as requested by the Carrier during the Term of this Agreement, the Handling Company shall provide ground handling services pursuant to this Agreement, for the fees specified for such services herein, at any location covered by this Annex B to any of the Carrier’s codeshare partners.

7.2	Sections 2.2, 3.2, 11.4, 11.5, 11.6, 11.7 and 11.10 and Article 9 of the Main Agreement shall not apply to this Agreement.
7.3
Handling Company and Carrier agree that all third-parties engaged by Carrier or Handling Company as of the date hereof, or engaged by Carrier after the date hereof, to provide ground handling services to Carrier at any of the airports listed on Schedule 1 hereto are hereby approved for all purposes of Section 3.1 and Section 3.2, as appropriate, of the Main Agreement.

7.4
In connection with the determination of the Base Per Flight Fee pursuant to Section 1.1.2 above and the charges pursuant to Section 2 above, Handling Company shall make available for inspection by Carrier and its outside auditors, within a reasonable period of time after Carrier makes a written request therefor, all of Handling Company’s books and records (including all financial and accounting records) relating to this Agreement and the provision of services hereunder by Handling Company.  Each of Carrier and its outside auditors shall be entitled to make copies and notes of such information as it deems necessary and to discuss such records with Handling Company’s Chief Financial Officer or such other employees or agents of Handling Company knowledgeable about such records.  Upon the reasonable written request of Carrier or its outside auditors, Handling Company will cooperate with Carrier and its outside auditors to permit Carrier and its outside auditors access to Handling Company’s outside auditors for purposes of reviewing such records.

7.5
Carrier specifically acknowledges that Article 8 of the Main Agreement provides that Handling Company is not to be responsible for, and that Carrier is to indemnify Handling Company in respect of, legal liability for certain claims arising out of the provision of ground handling services even in circumstances where Handling Company is negligent, and Carrier agrees not to contend otherwise.

7.6	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas as provided in Section 10.13 of the Capacity Purchase Agreement.

7.7	Any Claims arising out of or related to this Agreement shall be resolved by binding arbitration pursuant to the provisions of Section 10.07 of the Capacity Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the 2nd day of February, 2007.

Carrier:                                                                                     Handling Company:
Continental Airlines, Inc.                                                                           Colgan Air, Inc.

By:  /s/ Jeffery A. Smisek                                                                              By:  /s/ Philip H. Trenary
Name:                 Jeffery A. Smisek                                                                Name:  Philip H. Trenary
Title:                 President                                                                Title:  Vice President

Schedule 1                                Airports
Schedule 2                                Carrier Equipment

AHM 810 – Annex B

Schedule 1
CONTRACTOR AIRPORTS (To Be Provided)

AHM 810 – Annex B

Schedule 2
CARRIER EQUIPMENT

[to be added]